                                                                       EXHIBIT 2

                              AMENDED AND RESTATED

                              FORMATION AGREEMENT

                                     AMONG

                      SANTA ANITA REALTY ENTERPRISES, INC.

                         SANTA ANITA OPERATING COMPANY

                                      AND

                           COLONY INVESTORS II, L.P.

                               ----------------

                          DATED AS OF OCTOBER 24, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE 1

                             FORMATION AND CLOSING

 Section 1.1.  Formation..................................................    1
 Section 1.2.  Purchase of Paired Shares..................................    1
 Section 1.3.  Closing Date...............................................    2
 Section 1.4.  Closing Date Deliveries....................................    2

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF REALTY

 Section 2.1.  Organization of Realty.....................................    2
 Section 2.2.  Capitalization.............................................    3
 Section 2.3.  Authority..................................................    3
 Section 2.4.  Litigation.................................................    4
 Section 2.5.  Financial Statements.......................................    4
 Section 2.6.  Absence of Changes.........................................    4
 Section 2.7.  No Undisclosed Liabilities.................................    4
 Section 2.8.  SEC Documents..............................................    5
 Section 2.9.  Certain Matters............................................    5
 Section 2.10. Environmental Matters......................................    5
 Section 2.11. Compliance with Laws and Orders............................    5
 Section 2.12. Real Property..............................................    5
 Section 2.13. Indebtedness...............................................    5
 Section 2.14. No Finder..................................................    5

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF OPERATING

 Section 3.1.  Organization of Operating..................................    5
 Section 3.2.  Operating Subsidiaries.....................................    6
 Section 3.3.  Capitalization.............................................    6
 Section 3.4.  Authority..................................................    6
 Section 3.5.  Litigation.................................................    7
 Section 3.6.  Financial Statements.......................................    7
 Section 3.7.  Absence of Changes.........................................    7
 Section 3.8.  No Undisclosed Liabilities.................................    8
 Section 3.9.  SEC Documents..............................................    8
 Section 3.10. Certain Matters............................................    8
 Section 3.11. Environmental Matters......................................    8
 Section 3.12. Compliance with Laws and Orders............................    8
 Section 3.13. Department of Labor Regulations............................    8
 Section 3.14. Real Property..............................................    8
 Section 3.15. Indebtedness...............................................    8
 Section 3.16. No Finder..................................................    8

                                                                          PAGE
                                                                          ----
                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

 Section 4.1.  Organization of Investor.................................    9
 Section 4.2.  Authority................................................    9
 Section 4.3.  Investment Representations...............................    9
 Section 4.4.  Litigation...............................................   10
 Section 4.5.  Proxy Statement..........................................   10
 Section 4.6.  1940 Act.................................................   10
 Section 4.7.  REIT Requirements........................................   10
 Section 4.8.  No Finder................................................   10

                                   ARTICLE 5

                       ACTIONS PRIOR TO THE CLOSING DATE

 Section 5.1.  Proxy Statement..........................................   10
 Section 5.2.  Action by Realty, Operating, Stockholders of Realty and
               Stockholders of Operating................................   11
 Section 5.3.  Board Representation.....................................   11
 Section 5.4.  Investigation............................................   12
 Section 5.5.  Lawsuits, Proceedings, Etc...............................   12
 Section 5.6.  Conduct of Business by Realty and Operating Pending the
               Closing..................................................   12
 Section 5.7.  Mutual Cooperation; Best Efforts.........................   13
 Section 5.8.  No Public Announcement...................................   13
 Section 5.9.  Other Proposals..........................................   13
 Section 5.10. Amendment of Rights Agreement............................   14
 Section 5.11. Appointment of Officers..................................   14
 Section 5.12. Use of Proceeds..........................................   14
 Section 5.13. Title and Environmental Reports..........................   14

                                   ARTICLE 6

                      ADDITIONAL COVENANTS AND AGREEMENTS

 Section 6.1.  Indemnification of Directors and Officers................   15
 Section 6.2.  Participation Rights.....................................   15
 Section 6.3.  Investor Nominees........................................   16
 Section 6.4.  Presentation of Future Investment Opportunities..........   17
 Section 6.5.  President and CEO of Realty..............................   18

                                   ARTICLE 7

          CONDITIONS PRECEDENT TO OBLIGATIONS OF REALTY AND OPERATING

 Section 7.1.  No Misrepresentation or Breach of Covenants and
               Warranties...............................................   18
 Section 7.2.  Opinion of Counsel for Investor..........................   18
 Section 7.3.  No Injunctions or Restraints.............................   18
 Section 7.4.  Necessary Governmental Approvals.........................   18
 Section 7.5.  Necessary Consents.......................................   18
 Section 7.6.  Transaction Agreements...................................   19
 Section 7.7.  Stockholder Action.......................................   19

                                                                          PAGE
                                                                          ----
                                   ARTICLE 8

                CONDITIONS PRECEDENT TO OBLIGATIONS OF INVESTOR


 Section 8.1.   No Misrepresentation or Breach of Covenants and
                Warranties..............................................   19
 Section 8.2.   No Material Adverse Effect..............................   19
 Section 8.3.   Opinion of Counsel for Realty and Operating.............   19
 Section 8.4.   No Injunctions or Restraints............................   19
 Section 8.5.   Necessary Governmental Approvals........................   19
 Section 8.6.   Necessary Consents......................................   20
 Section 8.7.   Transaction Agreements..................................   20
 Section 8.8.   Stockholder Action......................................   20
 Section 8.9.   Rights..................................................   20
 Section 8.10.  Department of Labor Regulations.........................   20
 Section 8.11.  Contribution of Excluded Assets.........................   20

                                   ARTICLE 9

                           INDEMNIFICATION; SURVIVAL

 Section 9.1.   Indemnification by Realty and Operating.................   20
 Section 9.2.   Indemnification by Investor.............................   20
 Section 9.3.   Notice of Claims........................................   21
 Section 9.4.   Third Party Claims......................................   21
 Section 9.5.   Survival of Representations and Warranties..............   22

                                   ARTICLE 10

                                  TERMINATION

 Section 10.1.  Termination.............................................   22

                                   ARTICLE 11

                                OTHER PROVISIONS

 Section 11.1.  Confidential Nature of Information......................   23
 Section 11.2.  Fees and Expenses.......................................   23
 Section 11.3.  Notices.................................................   24
 Section 11.4.  Definitions.............................................   25
 Section 11.5.  Information Rights......................................   27
 Section 11.6.  Partial Invalidity......................................   27
 Section 11.7.  Successors and Assigns..................................   27
 Section 11.8.  Execution in Counterparts...............................   27
 Section 11.9.  Titles and Headings.....................................   27
 Section 11.10. Schedules and Exhibits..................................   27
 Section 11.11. Entire Agreement; Amendments and Waivers; Assignment....   28
 Section 11.12. Governing Law...........................................   28
 Section 11.13. No Third-Party Beneficiaries............................   28
 Section 11.14. Submission to Jurisdiction..............................   28

 EXHIBITS TO FORMATION AGREEMENT
 Exhibit A  Form of Realty Limited Liability Company Agreement
 Exhibit B  Form of Operating Limited Liability Company Agreement
 Exhibit C  Form of Exchange Rights Agreement
 Exhibit D  Form of Registration Rights Agreement
 Exhibit E  Form of Contribution Agreement
 Exhibit F  Form of Services Agreement
 Exhibit G  Form of Charter Amendment of Realty
 Exhibit H  Form of Charter Amendment of Operating
 Exhibit I  Form of Rogers & Wells Opinion
 Exhibit J  Form of O'Melveny & Myers LLP Opinion
 Exhibit K  [Reserved]
 Exhibit L  Standstill Provisions
 Exhibit M  Special Registration Rights
 Exhibit N  Certificate of Designations of Series A Redeemable Preferred Stock
            of Realty
 Exhibit O  Certificate of Designations of Series A Redeemable Preferred Stock
            of Operating


                   AMENDED AND RESTATED FORMATION AGREEMENT

  AMENDED AND RESTATED FORMATION AGREEMENT, dated as of October 24, 1996 (this "Agreement"), among Santa Anita Realty Enterprises, Inc., a real estate investment trust organized as a corporation under the laws of the State of Delaware ("Realty"), Santa Anita Operating Company, a corporation organized under the laws of the State of Delaware ("Operating") (Realty and Operating each being herein referred to as a "Public Company," and together the "Public Companies"), and Colony Investors II, L.P., a limited partnership organized under the laws of the State of Delaware ("Investor"). Unless otherwise indicated, certain terms used herein are used as defined in Section 11.4 hereof.

                                   RECITALS

  1. Realty, Operating and Investor entered into a Formation Agreement, dated as of August 17, 1996, as amended and restated as of September 5, 1996, which the parties desire to amend and restate as set forth in this Agreement;

  2. Realty and Investor desire to, among other things, provide for the formation, capitalization and operation of a limited liability company (the "Realty JV") under the Delaware Limited Liability Company Act (as amended and restated from time to time, the "Delaware Act") on the terms and conditions set forth herein and Operating and Investor desire to, among other things, provide for the formation, capitalization and operation of a limited liability company (the "Operating JV" and, together with the Realty JV, the "JVs") under the Delaware Act on the terms and conditions set forth herein; and

  3. Realty, Operating and Investor desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation of such transactions.

                                   AGREEMENT

  The parties hereto agree as follows:

                                   ARTICLE 1

                             Formation and Closing

  Section 1.1. Formation. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3) (a) Realty and Investor shall execute and deliver the Amended and Restated Limited Liability Company Agreement for the Realty JV in substantially the form attached to this Agreement as Exhibit A (the "Realty JV Agreement"), (b) Operating, certain subsidiaries of Operating and Investor shall execute and deliver the Amended and Restated Limited Liability Company Agreement for the Operating JV in substantially the form attached to this Agreement as Exhibit B (the "Operating JV Agreement" and, together with the Realty JV Agreement, the "JV Agreements"), (c) Investor hereby agrees to acquire the Units of each of the JVs to be acquired by it pursuant to the JV Agreements and (d) Realty, Operating and Investor shall take or cause to be taken all other actions contemplated herein to be taken on the Closing Date.

  Section 1.2. Purchase of Paired Shares. Prior to execution and delivery of this Agreement, Realty and Operating will have sold to Investor, and Investor will have purchased from Realty and Operating, 112,700 Common Paired Shares and 867,343 Preferred Paired Shares (collectively, the "Purchased Shares") at a price of $12.975 per Purchased Share. Such Preferred Paired Shares shall have the rights and preferences set forth in the Certificate of Designations of Realty substantially in the form attached to this Agreement as Exhibit N and in the Certificate of Designations of Operating substantially in the form attached to this Agreement as Exhibit O (together, the "Certificates of Designations"). To consummate the purchase of the Purchased Shares, (i) Realty and Operating will have delivered to Investor certificates representing the Purchased Shares, (ii) Investor will have paid to Realty and Operating the aggregate purchase price for the Purchased Shares in cash by wire transfer to an account previously specified by Realty and Operating to Investor and (iii) Investor will have delivered to Realty and Operating a letter acknowledging that Investor is acquiring the Purchased Shares for investment, and not with a view to their resale and distribution, and that acquisition of the Purchased Shares will not adversely affect the paired share status of the Paired Shares or, to the best knowledge of Investor, otherwise cause Realty to fail to satisfy the REIT Requirements.

  Section 1.3. Closing Date. Upon the terms and subject to the conditions set forth in this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., local time, on the third business day after the meetings of the stockholders of Realty and the stockholders of Operating provided in Section 5.2, or such other date as may be agreed upon by Realty, Operating and Investor, at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, or at such other place or at such other time as shall be agreed upon by Realty, Operating and Investor (such date and time being herein called the "Closing Date").

  Section 1.4. Closing Date Deliveries. On the Closing Date, Realty, Operating, and Investor, as appropriate, shall execute and deliver or cause the Realty JV or the Operating JV to execute and deliver the following documents: (a) the JV Agreements, (b) a Contribution Agreement between Realty and the Realty JV in a form to be agreed upon between Realty and Investor and containing terms and conditions consistent with the terms of this Agreement (the "Realty Contribution Agreement"), pursuant to which, among other things, Realty will convey to the Realty JV on the Closing Date (or on a date or dates mutually agreed on by Realty and Investor after the Closing Date) all of the assets and properties of Realty (the "Realty Properties") and the Realty JV will assume all of the liabilities and obligations of Realty (other than the liabilities and obligations of Realty pursuant to this Agreement and the Transaction Agreements (as defined below), (c) a Contribution Agreement between Operating and the Operating JV in a form to be agreed upon between Operating and Investor and containing terms and conditions consistent with the terms of this Agreement (the "Operating Contribution Agreement"), pursuant to which, among other things, Operating will convey or cause to be conveyed to the Operating JV on the Closing Date (or on a date or dates mutually agreed on by Operating and Investor after the Closing Date) all of the assets and properties of Operating and its subsidiaries, including the stock of Los Angeles Turf Club, Incorporated ("LATC"), and cause its subsidiaries other than LATC to contribute all of their respective assets and properties (the "Operating Properties") and the Operating JV will assume all of the liabilities and obligations of Operating (other than the liabilities and obligations of Operating and its subsidiaries pursuant to this Agreement and the Transaction Agreements), (d) the Exchange Rights Agreement among the Realty JV, the Operating JV, Realty, Operating and Investor in substantially the form attached to this Agreement as Exhibit C (the "Exchange Agreement"),
(e) the Registration Rights Agreement among Realty, Operating and Investor in substantially the form attached to this Agreement as Exhibit D (the "Registration Rights Agreement"), (f) the Contribution Agreement among Realty, Operating and the JVs in substantially the form attached to this Agreement as Exhibit E, (g) the Services Agreement among Realty, Operating and Investor in substantially the form attached to this Agreement as Exhibit F (the "Services Agreement", (h) the Standstill Agreement among Realty, Operating and Investor in substantially the form attached to this Agreement as Exhibit L (the "Standstill Agreement") and, with the agreements referred to in subsections 1.4(a) through 1.4(g), the "Transaction Agreements") and (i) all of the documents, instruments and opinions required to be delivered pursuant to Articles VII and VIII or required to be delivered on the Closing Date pursuant to the Transaction Agreements.

                                   ARTICLE 2

                   Representations and Warranties of Realty

  As an inducement to Investor to enter into this Agreement and to consummate the transactions contemplated hereby, Realty represents and warrants to Investor and each of the JVs and agrees as follows:

  Section 2.1. Organization of Realty. Realty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Realty is duly qualified to transact business and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification (each of which is listed in the Realty Disclosure Schedule), other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Realty and its subsidiaries (taken as a whole). Realty has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Realty has delivered to Investor complete and correct copies of the Certificate of Incorporation (the "Realty Certificate") and by-laws (the "Realty By-laws") of Realty, in each case as amended and in effect on the date hereof. Realty has no subsidiaries other than Realty JV.

  Section 2.2. Capitalization. On the date hereof, the authorized capital of Realty consists of 6,000,000 shares of preferred stock, $.10 par value (the "Realty Preferred Shares"), and 19,000,000 shares of common stock, $.10 par value (the "Realty Common Shares" and together with the Realty Preferred Shares, the "Realty Shares"), of which no Realty Preferred Shares and 11,383,000 Realty Common Shares are validly issued and outstanding and are fully paid and nonassessable and of which none is reserved for any purpose, except those Realty Shares issuable upon exercise of the Realty Options and the Rights (each as hereinafter defined). Realty has granted options to purchase an aggregate of 522,021 Realty Common Shares (the "Realty Options") pursuant to option plans of Realty and Operating. Except for the Realty Options and the Rights, and except as contemplated by this Agreement, there are no options, warrants or other rights to acquire, or agreements or commitments pursuant to which Realty is obligated to issue, sell, purchase or redeem shares of capital stock of Realty. Realty has issued no restricted Realty Common Shares pursuant to Realty's 1995 Share Award Plan. The Purchased Shares have been duly authorized and validly issued and are fully paid and nonassessable and the issuance of the Purchased Shares is not subject to any preemptive right.

  Section 2.3. Authority. (a) Realty has full corporate power and authority to enter into this Agreement and each other Transaction Agreement to which Realty is or will be a party and, subject to the approval by the stockholders of Realty of the Realty Stockholder Matters as defined in Section 5.2, to consummate the transactions contemplated hereby and thereby.

  (b) The execution, delivery and performance by Realty of this Agreement and each other Transaction Agreement to which Realty is or will be a party and the consummation by Realty of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Realty, subject to the approval by the stockholders of Realty of the Realty Stockholder Matters. This Agreement is, and each other Transaction Agreement to which Realty is or will be a party when executed and delivered will be, the legal, valid and binding agreement of Realty, enforceable against Realty in accordance with its terms.

  (c) The execution or delivery by Realty of this Agreement, and any other Transaction Agreement to which Realty will be a party, and consummation of the transactions contemplated hereby and thereby or compliance with or fulfillment of the terms and provisions hereof or thereof by Realty, will not (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the assets of Realty, under the Realty Certificate, the Realty By-laws, the private letter rulings issued by the Internal Revenue Service to Realty dated October 16, 1979 and January 11, 1980 (the "Private Letter Rulings"), the Pairing Agreement dated December 20, 1979 (the "Pairing Agreement") between Realty and Operating, or any other instrument or agreement to which Realty is a party or any of its properties is subject or by which it is bound or any statute, other law or regulatory provision affecting it, (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Realty, or (iii) adversely affect the qualification of Realty as a "real estate investment trust," as defined in Section 856 of the Code ("REIT"), for each taxable year ending on or after the date of this Agreement or adversely affect the ability of Realty to retain its status as grandfathered from the application of
Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984, except for (A) the filing of appropriate documents with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) approval by the stockholders of Realty of the Realty Stockholder

Matters, (C) those matters set forth in the Realty Disclosure Schedule and (D) such conflicts, breaches, defaults, events, creations, impositions, approvals, consents, declarations, filings or authorizations which would not reasonably be expected to either (x) have a Material Adverse Effect on Realty or, in addition, after the Closing, on the Realty JV or (y) prevent or hinder the consummation of the transactions contemplated hereby.

  (d) At all times since February 5, 1980, Realty has been and will continue to be organized and operated in conformity with the REIT Requirements, and its proposed method of operation will enable it to continue to meet the REIT Requirements. The Pairing Agreement was duly and validly authorized and is a valid and binding agreement, enforceable against Realty in accordance with its terms. The Realty Common Shares are paired with the Operating Common Shares (as defined in Section 3.3) pursuant to the Pairing Agreement and such pairing is grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984.

  Section 2.4. Litigation. To the knowledge of Realty, except as disclosed in the Realty Disclosure Schedule or in the SEC Documents (as defined in Section 2.8), there are no actions, suits or proceedings or court orders or decrees pending or threatened to which Realty is a party or any of its properties is subject or by which it is bound before or by any court or governmental agency, which if determined adversely to the interests of Realty, would reasonably be expected to either (x) have a Material Adverse Effect on Realty or, in addition, after the Closing, on the Realty JV or (y) prevent or hinder the consummation of the transactions contemplated hereby.

  Section 2.5. Financial Statements. Prior to the execution of this Agreement, Realty has delivered to Investor true and complete copies of the following financial statements:

  (a) the audited balance sheets of Realty as of December 31, 1995, 1994 and 1993, and the related audited statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Kenneth Leventhal & Co (for the 1993 and 1994 fiscal years) and Ernst & Young LLP (for the 1995 fiscal year), and all letters from such accountants with respect to the results of such audits; and

  (b) the unaudited balance sheets of Realty as of March 31 and June 30, 1996 and 1995, and the related unaudited statements of operations and cash flows for the portion of the fiscal year then ended.

  Except as set forth in the notes thereto, all such financial statements were prepared in accordance with GAAP and fairly present the financial condition and results of operations of Realty as of the respective dates thereof and for the respective periods covered thereby except, in the case of the unaudited financial statements, for the absence of footnotes and normal year-end adjustments which an audit would reveal.

  Section 2.6. Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, since December 31, 1995, except as disclosed in the Realty Disclosure Schedule, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the business, condition (financial or otherwise), results of operations, assets, properties and prospects of Realty or, in addition, after the Closing, on the Realty JV and its subsidiaries (taken as a whole).

  Section 2.7. No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in Realty's audited financial statements for the year ended December 31, 1995 or in the notes thereto or as disclosed in the Realty Disclosure Schedule, there are no liabilities against, relating to or affecting Realty or any of its assets and properties, known, unknown, fixed or contingent, other than liabilities incurred in the ordinary course of business consistent with past practice and such other liabilities which in the aggregate would not reasonably be expected to be material to the business, condition (financial or otherwise), results of operations, assets, properties and prospects of Realty or, in addition, after the Closing, to the Realty JV.

  Section 2.8. SEC Documents. Realty has previously delivered or made available to Investor complete and correct copies of all reports and statements jointly filed by Realty and Operating with the SEC under the Exchange Act since January 1, 1993 (the "SEC Documents"). As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

  Section 2.9. Certain Matters. To the knowledge of Realty, except as disclosed in the Realty Disclosure Schedule, the SEC Documents, or in reports of consultants or title companies delivered to Investor prior to the date of this Agreement, there are no structural, mechanical, HVAC, zoning or title conditions relating to the Realty Properties which would reasonably be expected to have a Material Adverse Effect on Realty or, in addition, after the Closing, on the Realty JV.

  Section 2.10. Environmental Matters. Realty has obtained all licenses which are required in respect of its business, operations, assets and properties under applicable environmental laws, except those which the failure to obtain would not reasonably be expected to have a Material Adverse Effect on Realty or, in addition, after the Closing, on the Realty JV. Realty is in compliance in all material respects with the terms and conditions of all such licenses and, to the best of its knowledge, with any applicable environmental law.

  Section 2.11. Compliance with Laws and Orders. Except as disclosed in the Realty Disclosure Schedule, Realty is not, nor has Realty at any time within the last five years been, or received any notice that it is or has at any time within the last five years been, in violation of or in default under any law or order applicable to Realty or any of its assets and properties, which violation or default would reasonably be expected to have a Material Adverse Effect on Realty or, in addition, after the Closing, on the Realty JV.

  Section 2.12. Real Property. The Realty Disclosure Schedule contains a true and complete list of all real property, including office space, owned or leased by Realty, showing as to each property whether it is owned or leased and, if it is leased, the identity of the lessor and the date of the lease. As to real property which is owned, to the best of its knowledge, Realty owns full title to the real property, free and clear of any liens or other encumbrances, except the liens and encumbrances disclosed in the Realty Disclosure Schedule or which would not have a Material Adverse Effect on Realty or, in addition, after the Closing, on the Realty JV.

  Section 2.13. Indebtedness. The Realty Disclosure Schedule contains a true and complete list of all indebtedness of Realty for borrowed money and a description of the principal collateral for such indebtedness.

  Section 2.14. No Finder. Neither Realty nor any party acting on behalf of Realty has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Morgan Stanley & Co.
Incorporated, whose fees and expenses, to the extent payable, shall be paid by the Realty JV and the Operating JV after the Closing.

                                   ARTICLE 3

                  Representations and Warranties of Operating

  As an inducement to Investor to enter into this Agreement and to consummate the transactions contemplated hereby, Operating represents and warrants to Investor and each of the JVs and agrees as follows:

  Section 3.1. Organization of Operating. Operating is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Operating and its subsidiaries are each duly qualified to transact business and are each in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification (each of which is listed in the Operating Disclosure Schedule), other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Operating and its subsidiaries (taken as a whole). Operating has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Operating has delivered to Investor complete and correct copies of the Certificate of Incorporation (the "Operating Certificate") and by-laws (the "Operating By-laws") of Operating, in each case as amended and in effect on the date hereof.

  Section 3.2. Operating Subsidiaries. The Operating Disclosure Schedule accurately and completely sets forth as to (a) each subsidiary of Operating which is a corporation, its name, the jurisdiction of its incorporation, the number of shares of its capital stock of each class outstanding and the number of such outstanding shares owned by Operating and its other subsidiaries and
(b) as to each subsidiary of Operating which is not a corporation, its name, the jurisdiction of its organization or formation and a detailed description of its capital structure which indicates the direct or indirect interest of Operating in such subsidiary. Each subsidiary of Operating is a trust, corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own or lease and operate its properties, and to carry on its business as now conducted. All of the issued and outstanding shares of capital stock or other equity interests in each subsidiary of Operating are validly issued, fully paid and nonassessable and owned beneficially by Operating, free and clear of any liens or other encumbrances, and there are no options, warrants or other rights to acquire, or agreements or commitments pursuant to which any such subsidiary is obligated to issue, sell, purchase or redeem shares of capital stock or other equity interests in such subsidiary.

  Section 3.3. Capitalization. On the date hereof, the authorized capital of Operating consists of 6,000,000 shares of preferred stock, $.10 par value (the "Operating Preferred Shares"), and 19,000,000 shares of common stock, $.10 par value (the "Operating Common Shares" and together with the Operating Preferred Shares, the "Operating Shares"), of which no Operating Preferred Shares and 11,270,500 Operating Common Shares are validly issued and outstanding and are fully paid and nonassessable and of which none is reserved for any purpose, except those Operating Shares issuable upon exercise of the Operating Options (as hereinafter defined). Operating has granted options to purchase an aggregate of 453,700 Operating Common Shares (the "Operating Options") pursuant to option plans of Realty and Operating. Except for the Operating Options, and except as contemplated by this Agreement, there are no options, warrants or other rights to acquire, or agreements or commitments pursuant to which Operating is obligated to issue, sell, purchase or redeem shares of capital stock of Operating. Operating has issued 59,291 unvested restricted Operating Shares pursuant to Operating's 1995 Share Award Plan. The Purchased Shares have been duly authorized and validly issued and are fully paid and nonassessable and the issuance of the Purchased Shares is not subject to any preemptive right.

  Section 3.4. Authority. (a) Operating has full corporate power and authority to enter into this Agreement and each other Transaction Agreement to which Operating is or will be a party and, subject to the approval by the stockholders of Operating of the Operating Stockholder Matters as defined in
Section 5.2, to consummate the transactions contemplated hereby and thereby.

  (b) The execution, delivery and performance by Operating of this Agreement and each other Transaction Agreement to which Operating is or will be a party, and the consummation by Operating of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Operating, subject to the approval by the stockholders of Operating of the Operating Stockholder Matters. This Agreement is, and each other Transaction Agreement to which Operating is or will be a party when executed and delivered will be, the legal, valid and binding agreement of Operating, enforceable against Operating in accordance with its respective terms.

  (c) The execution or delivery by Operating of this Agreement and each other Transaction Agreement to which Operating is or will be a party, and consummation of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms and provisions hereof or thereof by Operating, will not (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the assets of Operating or any of its subsidiaries, under the Operating Certificate, the Operating By-laws, the organizational documents of any subsidiary of Operating, the Pairing

Agreement or any other instrument or agreement to which Operating or any of its subsidiaries is a party or any of their respective properties is subject or by which any of them is bound or any statute, other law or regulatory provision affecting any of them, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Operating or any of its subsidiaries, except for (A) the filing of appropriate documents with the SEC under the Exchange Act, (B) approval by the stockholders of Operating of the Operating Stockholder Matters, (C) those matters set forth in the Operating Disclosure Schedule and (D) such conflicts, breaches, defaults, events, creations, impositions, approvals, consents, declarations, filings or authorizations, which would not reasonably be expected to either (x) have a Material Adverse Effect on Operating and its subsidiaries (taken as a whole) or, in addition, after the Closing, on the Operating JV and its subsidiaries (taken as a whole) or (y) prevent or hinder the consummation of the transactions contemplated hereby.

  (d) The Pairing Agreement is duly and validly authorized and is a valid and binding agreement, enforceable against Operating in accordance with its terms. The Operating Common Shares are paired with the Realty Common Shares pursuant to the Pairing Agreement and such pairing is not prohibited pursuant to
Section 136(c)(3) of the Deficit Reduction Act of 1984.

  Section 3.5. Litigation. To the knowledge of Operating, except as disclosed in the Operating Disclosure Schedule or in the SEC Documents, there are no actions, suits or proceedings or court orders or decrees pending or threatened to which Operating is a party or any of its properties is subject or by which it is bound before or by any court or governmental agency, which if determined adversely to the interests of Operating, would reasonably be expected to either (x) have a Material Adverse Effect on Operating and its subsidiaries (taken as a whole) or, in addition, after the Closing, on the Operating JV and its subsidiaries (taken as a whole) or (y) prevent or hinder the consummation of the transactions contemplated hereby.

  Section 3.6. Financial Statements. Prior to the execution of this Agreement, Operating has delivered to Investor true and complete copies of the following financial statements:

  (a) the audited consolidated balance sheets of Operating and its subsidiaries as of December 31, 1995, 1994 and 1993, and the related audited consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Kenneth Leventhal & Co. (for the 1993 and 1994 fiscal years) and Ernst & Young LLP (for the 1995 fiscal year), and all letters from such accountants with respect to the results of such audits; and

  (b) the unaudited consolidated balance sheets of Operating and its subsidiaries as of March 31 and June 30, 1996 and 1995, and the related unaudited consolidated statements of operations and cash flows for the portion of the fiscal year then ended.

  Except as set forth in the notes thereto, all such financial statements were prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of Operating and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby, except, in the case of the unaudited financial statements, for the absence of footnotes and normal year-end adjustments which an audit would reveal.

  Section 3.7. Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, and except as disclosed in the Operating Disclosure Schedule, since December 31, 1995, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the business, condition (financial or otherwise), results of operations, assets, properties and prospects of Operating and its subsidiaries (taken as a whole) or, in addition, after the Closing, on the Operating JV and its subsidiaries (taken as a whole).

  Section 3.8. No Undisclosed Liabilities. Except as reflected or reserved against in the consolidated balance sheet included in Operating's audited financial statements for the year ended December 31, 1995 or in the notes thereto or as disclosed in the Operating Disclosure Schedule, there are no liabilities against, relating to or affecting Operating or any of its assets and properties, known, unknown, fixed or contingent, other than liabilities incurred in the ordinary course of business consistent with past practice and such other liabilities which in the aggregate would not reasonably be expected to be material to the business, condition (financial or otherwise), results of operations, assets, properties and prospects of Operating and its subsidiaries (taken as a whole) or, in addition, after the Closing, to the Operating JV and its subsidiaries (taken as a whole).

  Section 3.9. SEC Documents. Operating has previously delivered or made available to Investor complete and correct copies of the SEC Documents. As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

  Section 3.10. Certain Matters. To the knowledge of Operating, except as disclosed in the SEC Documents, the Operating Disclosure Schedule or in reports of consultants or title companies delivered to Investor prior to the date of this Agreement, there are no structural, mechanical, HVAC, zoning or title conditions relating to the Operating Properties which would reasonably be expected to have a Material Adverse Effect on Operating and its subsidiaries (taken as a whole) or, in addition, after the Closing, on the Operating JV and its subsidiaries (taken as a whole).

  Section 3.11. Environmental Matters. Operating has obtained all licenses which are required in respect of its business, operations, assets and properties under applicable environmental laws, except those which the failure to obtain would not reasonably be expected to have a Material Adverse Effect on Operating and its subsidiaries (taken as a whole) or, in addition, after the Closing, on the Operating JV and its subsidiaries (taken as a whole). Operating is in compliance in all material respects with the terms and conditions of all such licenses and, to the best of its knowledge, with any applicable environmental law.

  Section 3.12. Compliance with Laws and Orders. Except as disclosed in the Operating Disclosure Schedule, none of Operating and its subsidiaries is, nor has any of Operating and its subsidiaries at any time within the last five years been, or received any notice that it is or has at any time within the last five years been, in violation of or in default under, in any material respect, any law or order applicable to Operating and its subsidiaries or any of their assets and properties.

  Section 3.13. Department of Labor Regulations. Operating is an "operating company" within the meaning of the first sentence of Section 2510.3-101(c) of the DOL Regulations.

  Section 3.14. Real Property. The Operating Disclosure Schedule contains a true and complete list of all real property, including office space, owned or leased by Operating, showing as to each property whether it is owned or leased and, if it is leased, the identity of the lessor and the date of the lease. As to real property which is owned, to the best of its knowledge, Operating owns full title to the real property, free and clear of any liens or other encumbrances, except the liens and encumbrances disclosed in the Operating Disclosure Schedule or which would not have a Material Adverse Effect on Operating or, in addition, after the Closing, on the Operating JV.

  Section 3.15. Indebtedness. The Operating Disclosure Schedule contains a true and complete list of all indebtedness of Operating for borrowed money and a description of the principal collateral for such indebtedness.

  Section 3.16. No Finder. Neither Operating nor any party acting on behalf of Operating has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Morgan Stanley & Co. Incorporated, whose fees and expenses, to the extent payable, shall be paid by the Realty JV and the Operating JV after the Closing.

                                   ARTICLE 4

                  Representations and Warranties of Investor

  As an inducement to each of Realty and Operating to enter into this Agreement and to consummate the transactions contemplated hereby, Investor represents and warrants to each of Realty and Operating and each of the JVs and agrees as follows:

  Section 4.1. Organization of Investor. Investor is a limited partnership duly formed and validly existing under the law of the State of Delaware. Investor is duly qualified to transact business in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification (each of which is listed in the Investor Disclosure Schedule), other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Investor. Investor has all requisite partnership power and authority to own or lease and operate its properties and to carry on its business as now conducted.

  Section 4.2. Authority. (a) Investor has full power and authority to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.

  (b) The execution, delivery and performance by Investor of this Agreement and each other Transaction Agreement to which it is or will be a party, and the consummation by Investor of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of Investor. This Agreement is, and each other Transaction Agreement to which it is or will be a party, when executed and delivered will be, the legal, valid and binding agreement of Investor, enforceable against Investor in accordance with its respective terms.

  (c) The execution and delivery by Investor of this Agreement or any other Transaction Agreement to which it is or will be a party and consummation of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms and provisions hereof or thereof by Investor will not
(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under the agreement of limited partnership of Investor, any instrument or agreement to which Investor is a party or any of its properties is subject or by which any of them is bound or any statute, other law or regulatory provision affecting any of them, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Investor, except for (A) those matters set forth in the Investor Disclosure Schedule and (B) such conflicts, breaches, defaults, events, creations, impositions, approvals, consents, declarations, filings or authorizations which would not reasonably be expected to either (x) have a Material Adverse Effect on Investor or, in addition, after the Closing, on the Realty JV and its subsidiaries (taken as a whole) or the Operating JV and its subsidiaries (taken as a whole) or (y) prevent or hinder the consummation of the transactions contemplated hereby.

  Section 4.3. Investment Representations. Investor is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Securities Act") and was not organized for the purpose of acquiring Units in the JVs and the Purchased Shares. Investor has sufficient knowledge and experience in financial and business matters and in investing in entities similar to Realty, Operating, the Realty JV and the Operating JV so as to be able to evaluate the risks and merits of its investment in the Realty JV and the Operating JV and the Purchased Shares and it is financially able to bear the risks thereof. Investor has had an opportunity to discuss the business, management and financial affairs of Realty, Operating and the Realty JV and the Operating JV with the management of Realty and Operating. The Units of the Realty JV and the Operating JV and the Purchased Shares are being acquired by Investor for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Investor understands that (i) the Units of the Realty JV and the Operating JV and the Purchased Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, and (ii) such Units and, upon any issuance of Realty Shares and Operating Shares pursuant to the Exchange Agreement, such Realty Shares and Operating Shares and the Purchased Shares must be held indefinitely unless such Shares are registered upon receipt thereof, or unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

  Section 4.4. Litigation. To the knowledge of Investor, except as disclosed in the Investor Disclosure Schedule, there are no actions, suits or proceedings or court orders or decrees pending or threatened to which Investor is a party or any of its properties is subject or by which it is bound before or by any court or governmental agency, which if determined adversely to the interests of Investor, would reasonably be expected to either (x) have a Material Adverse Effect on Investor or, in addition, after the Closing, on the Realty JV and its subsidiaries (taken as a whole) or the Operating JV and its subsidiaries (taken as a whole), or (y) prevent or hinder the consummation of the transactions contemplated hereby.

  Section 4.5. Proxy Statement. None of the information supplied or to be supplied by Investor or any of its representatives for inclusion in the Proxy Statement (as defined in Section 5.1) will, at the time of the mailing of the Proxy Statement to the stockholders of Realty and Operating be incorrect in any material respect.

  Section 4.6. 1940 Act. Investor is not, and Investor is not controlled by and does not control any Person who is, required to be registered under the Investment Company Act of 1940, as amended.

  Section 4.7. REIT Requirements. To the best of its knowledge, the consummation by Investor of the purchase of the Purchased Shares will not cause Realty to fail to satisfy the REIT Requirements.

  Section 4.8. No Finder. Neither Investor nor any party acting on its behalf has paid or become obligated to pay any fee or any commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Merrill Lynch & Co., whose fees and expenses, to the extent payable, shall be paid by the Realty JV and the Operating JV after the Closing.

                                   ARTICLE 5

                       Actions Prior to the Closing Date

  Realty, Operating, and Investor covenant and agree to take the following respective actions between the date hereof and the Closing Date:

  Section 5.1. Proxy Statement. (a) Investor shall, and shall cause its affiliates and representatives to, furnish Realty and Operating all information concerning itself and reasonably required for use in the Proxy Statement.

  (b) Realty and Operating shall prepare and file with the SEC a joint proxy statement to solicit proxies in connection with the meetings of the stockholders of Realty and the stockholders of Operating referred to in
Section 5.2 (the form of such joint proxy statement, together with any amendments thereof or supplements thereto, mailed to the stockholders of Realty and the stockholders of Operating in connection with such meetings is herein referred to as the "Proxy Statement"). Realty and Operating will cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the respective rules and regulations thereunder and will cause the Proxy Statement, at the time of its mailing or delivery to the stockholders of Realty and the stockholders of Operating and at the time of the meetings referred to above, to not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Realty or Operating in reliance upon and in conformity with information concerning Investor and its affiliates or representatives furnished to Realty or Operating by Investor or its affiliates or representatives for inclusion in the Proxy Statement, as set forth in the Proxy Statement Letter.

  (c) Prior to the mailing of the Proxy Statement, Realty, Operating and Investor shall enter into a letter agreement specifying those portions of the Proxy Statement which were supplied by Investor (the "Proxy Statement Letter").

  (d) If, at any time prior to the Closing Date, any event should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Realty and Operating will cause such event to be so described, and such amendment shall be promptly filed with the SEC and, as required by law, disseminated to any stockholders of Realty or any stockholders of Operating. Investor will cooperate fully in connection with such amendment or supplement, including supplying any and all information with respect to Investor (or its affiliates and representatives) which is necessary to prepare any such amendment or supplement.

  Section 5.2. Action by Realty, Operating, Stockholders of Realty and Stockholders of Operating. (a) Realty shall, as soon as practicable after the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold a meeting of the stockholders of Realty for the purpose of electing directors to the Board of Directors of Realty (including the nominees designated by Investor pursuant to Section 5.3) and approving (i) Realty becoming an approximately 59.8% Unitholder of the Realty JV and the contribution to the Realty JV of the Realty Properties, (ii) the issuance of Realty Shares pursuant to the Exchange Agreement, (iii) the amendments to Articles Fourth and Eighth of the Realty Certificate substantially in the form attached to this Agreement as Exhibit G, (iv) the amendment by Realty of its 1995 Share Award Plan to increase the number of shares available for grants under such plan so that the number of shares available for grants under such plan, together with the number of shares available for grants under Operating's 1995 Share Award Plan is equal to 9.50% of the outstanding Paired Shares, assuming full conversion of all Units which Colony is obligated to purchase under the Realty JV Agreement, and (v) any other matter required to be approved by such stockholders pursuant to this Agreement and the transactions contemplated hereby (collectively, together with the election to the Board of Directors of Realty of the nominees designated by Investor pursuant to Section 5.3, the "Realty Stockholder Matters"). Operating shall, as soon as practicable after such clearance, duly call, give notice of, convene and hold a meeting of the stockholders of Operating for the purpose of electing directors to the Board of Directors of Operating (including the nominees designated by Investor pursuant to Section 5.3) and approving (i) Operating becoming an approximately 59.8% Unitholder of the Operating JV and the contribution to the Operating JV of the Operating Properties, (ii) the issuance of Operating Shares pursuant to the Exchange Agreement, (iii) the amendments to Articles Fourth and Eighth of the Operating Certificate in the form attached to this Agreement as Exhibit H, (iv) the amendment by Operating of its 1995 Share Award Plan to increase the number of shares available for grants under such plan so that the number of shares available for grants under such plan, together with the number of shares available for grants under Realty's 1995 Share Award Plan is equal to 9.50% of the outstanding Paired Shares, assuming full conversion of all Units which Colony is obligated to purchase under the Operating JV Agreement, and (v) any other matter required to be approved by such stockholders pursuant to this Agreement and the transactions contemplated hereby (collectively, together with the election to the Board of Directors of the nominees designated by Investor pursuant to
Section 5.3, the "Operating Stockholder Matters"). Subject to Section 5.9, the Board of Directors of each of Realty and Operating will recommend to its stockholders approval of the Realty Stockholder Matters or Operating Stockholder Matters, as applicable. With respect to the Realty Stockholder Matters and the Operating Stockholder Matters, Investor shall vote the Purchased Shares in proportion to the votes cast by other stockholders.

  (b) In addition to the Realty Stockholder Matters and the Operating Stockholder Matters, at the stockholders meetings referred to in Section 5.2(a), Realty and Operating shall propose for approval by their respective stockholders the issuance of 867,343 common shares which are Paired Shares upon exchange of the Preferred Paired Shares that are Purchased Shares.

  Section 5.3. Board Representation. Realty shall cause the Board of Directors of Realty initially to consist of 12 directors and Investor will be entitled to designate 3 individuals to be nominated in the Proxy Statement by the Board of Directors of Realty (the "Investor Realty Nominees"), such nominees to take office effective upon their election at the meeting of stockholders of Realty referred to in Section 5.2. Operating shall cause the Board of Directors of Operating initially to consist of 12 directors and Investor will be entitled to designate 3 individuals to be nominated in the Proxy Statement by the Board of Directors of Operating (the "Investor Operating Nominees"), such nominees to take office effective upon their election at the meeting of stockholders of Operating referred to in Section 5.2. One of the Investor Realty Nominees shall be nominated to each of the classes of directors whose terms expire at the annual stockholders meeting of Realty to be held in 1997, 1998 and 1999. One of the Investor Operating Nominees shall be nominated to each of the classes of directors whose terms expire at the annual stockholders meetings of Operating to be held in 1997, 1998 and 1999.

  Section 5.4. Investigation. Each of the parties hereto shall afford to the officers, employees and authorized representatives of each other party hereto (including, without limitation, independent public accountants, attorneys, environmental consultants and financial advisors thereof), reasonable access during normal business hours to its offices, properties, employees and business and financial records to the extent such party shall deem necessary or desirable, and shall furnish to each such other party or such other party's authorized representatives such additional information concerning the operations, properties and businesses as may be reasonably requested in writing, to enable such party or such party's authorized representatives to verify the accuracy of the representations and warranties contained in this Agreement, and to determine whether the conditions set forth in Articles VIII and IX have been satisfied. Each of the parties hereto agrees that such investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the business of any other party. No investigation made by any party or such party's authorized representatives hereunder shall affect the representations and warranties of the parties hereunder.

  Section 5.5. Lawsuits, Proceedings, Etc. Each party hereto shall notify each of the other parties hereto promptly upon becoming aware of any lawsuit, proceeding, claim or investigation that may be threatened, brought, asserted or commenced against it (a) involving in any way the transactions contemplated by this Agreement or (b) that would have been listed or specified as an exception to Section 2.4, 3.5 or 4.4, as the case may be, if such lawsuit, proceeding, claim or investigation had arisen prior to the date hereof.

  Section 5.6. Conduct of Business by Realty and Operating Pending the Closing. (a) During the period from the date of this Agreement through the Closing Date, except as expressly contemplated by this Agreement, (i) Realty shall carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course, and (ii) Operating shall carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course (except, in each case, with respect to Realty or Operating, with the prior written consent of Investor).

  (b) Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, during the period from the date of this Agreement through the Closing Date, neither Realty nor Operating shall, without the prior written consent of Investor (not to be unreasonably withheld):

    (i) take any action or omit to take any action that would cause Realty to be disqualified as a REIT or which would result in a loss of Realty's status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984;

    (ii) voluntarily sell, transfer or dispose of any real property or any other material portion of the Realty Properties or of the Operating Properties, other than sales of properties listed in the Realty Disclosure Schedule and the Operating Disclosure Schedule on terms substantially similar to the currently proposed terms of those sales described in the Realty and Operating Disclosure Schedules;

    (iii) incur any unsecured debt or lease obligations or purchase money financing obligations, other than, in each case, in the ordinary course of business (for example, trade payables);

    (iv) acquire any additional real estate or other assets (other than receipt of cash or investments of cash in cash-equivalents in connection with permitted sales of assets);

    (v) (x) enter into any contracts or agreements with respect to Realty's proposed entertainment center development in Arcadia, California and (y) enter into any other contracts or agreements or terminate any existing contracts or agreements other than in the ordinary course of business;

    (vi) issue or enter into any executory agreement to issue any debt securities;

    (vii) issue or enter into any executory agreement to issue any new equity securities other than (A) common shares issued in replacement of lost, stolen or transferred outstanding shares, or (B) common shares to be issued upon exercise of options or warrants outstanding prior to April 1, 1996 and referenced in public filings relating to periods prior to such date, or (C) common shares to be issued upon exchange of Preferred Paired Shares that are Purchased Shares; or

    (viii) declare and pay any dividends or make other distributions to holders of Realty Shares in excess of $.20 per Realty Share per quarter or such dividends as are otherwise necessary for Realty to satisfy the REIT Requirements, or repay indebtedness except pursuant to the terms of such indebtedness.

  Section 5.7. Mutual Cooperation; Best Efforts. The parties hereto shall cooperate with each other, and shall use their respective best efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require Investor, Realty, Operating, the Realty JV or the Operating JV to make any divestiture or consent to any divestiture in order to obtain any waiver, consent or approval. Subject to their fiduciary duties, the Board of each Public Company will recommend that such Public Company's stockholders approve the transactions contemplated by this Agreement. Investor agrees that prior to the earliest of
(i) receipt by Investor of an Alternative Transaction Notice, (ii) termination of this Agreement or (iii) the Closing, Investor will not exercise its option to cause the Public Companies to redeem the Preferred Paired Shares that are Purchased Shares.

  Section 5.8. No Public Announcement. None of the parties hereto shall, without the approval of the other parties hereto (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case each of such other parties hereto shall be advised in advance of any such disclosure and the parties hereto shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

  Section 5.9. Other Proposals. (a) From the date of this Agreement until the Closing Date, neither Realty nor Operating nor any of their respective subsidiaries (including the JVs after they are formed) will, and each of Realty and Operating will use their best efforts to cause their respective directors and any other persons acting, or purporting to act, on their behalf (including, but not limited to, their officers, employees, investment bankers, financial advisors, attorneys or accountants) not to, initiate any contact with, solicit, encourage or enter into or continue any discussions, negotiations, understandings or agreements with, anyone other than Investor (a "Third Party") with respect to, or furnish or disclose any non-public information regarding Realty, Operating or their subsidiaries, including the JVs, to any Third Party in connection with, any Competing Transaction Proposal. Notwithstanding the foregoing, to the extent the Boards of Realty and Operating could be required by their fiduciary duties as determined in good faith on the advice of the Public Companies' outside counsel, at any time prior to approval by the Realty and Operating stockholders of the Realty Stockholder Matters and the Operating Stockholder Matters, (i) Realty and Operating may, in response to an unsolicited request, furnish non-public information with respect to Realty and Operating or their subsidiaries to any Third Party pursuant to a customary confidentiality and standstill agreement and discuss that information (but not a Competing Transaction Proposal) with the Third Party and (ii) upon receipt by Realty or Operating of a Competing Transaction Proposal from a Third Party, if the Board of each of Realty and Operating has reasonably determined that the transaction contemplated by the Competing Transaction Proposal, if consummated, would constitute an Alternative Transaction, then Realty and Operating may participate in discussions and negotiations with the Third Party regarding the Competing Transaction Proposal.

  (b) At least five business days prior to entering into definitive agreements with respect to an Alternative Transaction, Realty and Operating will deliver an Alternative Transaction Notice to Investor advising it of the determination by the Boards of Directors that the transaction contemplated by the Competing Transaction

Proposal would constitute an Alternative Transaction, which notice will include a summary of the Alternative Transaction. During such five business day period, Investor may propose an improved transaction to the Public Companies.

  (c) If prior to the approval by the stockholders of Realty and Operating of the Realty Stockholder Matters and the Operating Stockholder Matters (i) Realty and Operating have delivered an Alternative Transaction Notice to Investor in accordance with Section 5.9(b), (ii) the terms of the Alternative Transaction are not modified in a manner adverse to Realty or Operating and
(iii) Realty and Operating have paid the Termination Fee to Investor and reimbursed Investor's Transaction Expenses up to $500,000, then Realty and Operating may terminate this Agreement and enter into an agreement with the Qualified Third Party with respect to the Alternative Transaction described in the Alternative Transaction Notice that Realty and Operating gave to Investor.

  (d) Neither Realty nor Operating will modify, or release any third party from, any confidentiality or standstill agreement to which either of them is a party.

  (e) The following terms have the following meanings when they are used in this Section 5.9:

    (i) "Alternative Transaction" means a transaction which is the subject of a Competing Transaction Proposal with a Qualified Third Party which the Boards of Directors of Realty and Operating in good faith on the advice of a nationally recognized financial advisor determine could provide greater value to the Public Companies' shareholders than the transactions contemplated by the Transaction Agreements.

    (ii) "Alternative Transaction Notice" means a notice of the determination of the Boards of Directors of Realty and Operating that the transaction contemplated by a Competing Transaction Proposal would be an Alternative Transaction, which notice contains the information described in Paragraph 5.9(b).

    (iii) "Competing Transaction Proposal" means a bona fide proposal from a Third Party relating to any recapitalization, business combination, joint venture or other transaction which would be inconsistent with the transactions which are the subject of the Transaction Agreements.

    (iv) "Qualified Third Party" means a Third Party which the Boards of Directors of Realty and Operating reasonably determine has the financial ability (including, to the extent external financing will be required, binding commitments for that financing) to complete an Alternative Transaction.

    (v) "Termination Fee" has the meaning set forth in Section 11.4(ll).

    (vi) "Transaction Expenses" has the meaning set forth in Section 11.2(a).

  Section 5.10. Amendment of Rights Agreement. Each of Realty and Operating agrees that promptly after the date hereof, and in any event within five days of the date hereof, it will amend, to the extent necessary, its Rights Agreement, dated as of June 15, 1989, among Realty, Operating and Union Bank, as Rights Agent (the "Rights Agreement"), to permit the commencement and closing of the transactions which are the subject of the Transaction Agreements without any such event or the passage of time resulting in the occurrence of the Distribution Date (as defined in the Rights Agreement).

  Section 5.11. Appointment of Officers. Each of Realty and Operating covenants that effective upon the Closing, Kelvin L. Davis will be the President and Chief Executive Officer of Realty and William C. Baker will be the President and Chief Executive Officer of Operating. Investor will make Kelvin L. Davis available to serve as the President and Chief Executive Officer of Realty.

  Section 5.12. Use of Proceeds. The Public Companies will mutually agree on the use of the proceeds from the issuance of the Purchased Shares. Pending application of such proceeds, they will be invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with Realty's status as a real estate investment trust.

  Section 5.13. Title and Environmental Reports. The Public Companies will deliver to Investor copies of preliminary title reports and Phase One environmental assessments with respect to the Towson, Maryland shopping center, Fashion Park property and the Santa Anita Racetrack which Realty either owns or in which it has an interest.

                                   ARTICLE 6

                      Additional Covenants and Agreements

  Section 6.1. Indemnification of Directors and Officers. From and after the Closing Date, each of Realty and Operating shall indemnify, defend and hold harmless the respective present officers, directors and employees of Realty and Operating and any of their respective subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Closing Date (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Each of Realty and Operating agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present directors, officers and employees of Realty and Operating or any of their respective subsidiaries (collectively, the "Indemnified Parties") as provided in the Realty Certificate or Realty By-laws and the Operating Certificate or Operating By-laws or pursuant to other agreements, as in effect as of the date hereof, shall survive the Closing and shall continue in full force and effect. Each of Realty and Operating shall maintain in effect for not less than seven years the current policies (or comparable policies) of directors' and officers' liability insurance maintained by Realty and Operating with respect to matters occurring prior to the Closing Date, so long as the cost of such insurance is not economically prohibitive. This Section 6.1 is intended to benefit the Indemnified Parties.

  Section 6.2. Participation Rights.

  (a) Right to Participate. From and after the date hereof until the date on which Investor's interest in the Public Companies and the JVs is reduced to below 10% of the combined equity interests of the Public Companies and the JVs on a fully diluted basis, Investor shall be entitled to a participation right to purchase or subscribe for Investor's Pro Rata Share of the total number of any additional Paired Shares to be issued or sold by either of the Public Companies or their subsidiaries (other than shares issued pursuant to benefit plans, upon the exercise of stock options and upon the exchange of Preferred Paired Shares that are Purchased Shares).

  (b) Notice. In the event that either of the Public Companies or their subsidiaries propose to issue or sell any Paired Shares in a transaction giving rise to the participation rights provided for in this Section 6.2, the Public Companies shall send a written notice (the "Participation Notice") to Investor setting forth the number of Paired Shares which either of the Public Companies or their subsidiaries propose to sell or issue, the price (before any commission or discount) at which such Paired Shares are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Notice is given, the method of determining such price and an estimate thereof), and all other relevant information as to such proposed transaction as may be necessary for Investor to determine whether or not to exercise the rights granted in this
Section 6.2. At any time within 21 days after its receipt of the Participation Notice, Investor may exercise its participation rights to purchase or subscribe for Paired Shares, as provided for in this Section 6.2, by so informing the Public Companies in writing (the "Exercise Notice"). Each Exercise Notice shall state the percentage of the proposed sale or issuance that Investor elects to purchase. Each Exercise Notice shall be irrevocable, subject to the conditions to the closing of the transaction giving rise to the participation right provided for in this Section 6.2.

  (c) Abandonment of Sale or Issuance. The issuer or seller of such Paired Shares shall have the right, in its sole discretion, at all times prior to consummation of any proposed sale or issuance giving rise to the participation right granted by this Section 6.2, to abandon, rescind, annul, withdraw or otherwise terminate such sale or issuance, whereupon all participation rights in respect of such proposed sale or issuance pursuant to this Section 6.2 shall become null and void, and such issuer or seller shall have no liability or obligation to Investor with respect thereto by virtue of such abandonment, rescission, annulment, withdrawal or termination.

  (d) Terms of Sale. The purchase or subscription by Investor pursuant to this
Section 6.2 shall be for cash, at the same price and on the same terms and conditions, as are applicable to the purchasers or subscribers of the additional Paired Shares whose purchases or subscriptions give rise to the participation rights, which price and other terms and conditions shall be substantially as stated in the relevant Participation Notice (which standard shall be satisfied if the price, in the case of a negotiated transaction, is not greater than 110% of the estimated price set forth in the relevant Participation Notice or, in the case of an underwritten or privately placed offering, is not greater than the greater of (i) 110% of the estimated price set forth in the relevant Participation Notice or (ii) 105% of the most recent closing price on or prior to the date of the pricing of the offering); provided, however, that (A) the date of Investor's purchase pursuant to this
Section 6.2 shall be the later of (1) 21 days after the date Investor delivers the Exercise Notice or (2) the date of the sale to the other purchasers of the additional Paired Shares and (B) in the event the consideration to be received by the issuer or seller of such Paired Shares, in connection with the issuance of Paired Shares giving rise to participation rights hereunder is other than cash or cash equivalents, the price per Paired Share at which the participation rights may be exercised shall be the price per Paired Share set forth in the Participation Notice or determined in the manner set forth in the Participation Notice (which shall in either event be the price as set forth in the agreement pursuant to which such Paired Shares are to be issued, provided that the consideration to be received therefor is valued based upon the fair market value thereof); and provided, further, that in the event the purchases or subscriptions giving rise to the participation rights are effected by an offering of securities registered under the 1933 Act and in which offering it is not legally permissible for the securities to be purchased by Investor to be included, such securities to be purchased by Investor will be purchased in a concurrent private placement. At the time of the closing of each purchase by Investor of Paired Shares pursuant to this Section 6.2, Investor will deliver to the Public Companies an officer's certificate stating that to its knowledge following such purchase Investor will not own, directly or constructively, more than 9.9% of the Paired Shares.

  (e) Timing of Sale. If, with respect to any Participation Notice, Investor fails to deliver an Exercise Notice within the requisite time period, the issuer or seller of such Paired Shares shall have 120 days after the expiration of the time in which the Exercise Notice is required to be delivered in which to sell or issue not more than the number of Paired Shares described in the Participation Notice at a price equal to not less than 90% of the price set forth in the Participation Notice. If, at the end of 120 days following the expiration of the time in which the Exercise Notice is required to be delivered, such issuer or seller has not completed the issuance or sale of such Paired Shares, as the case may be, in accordance with the terms described in the Participation Notice (or at a price which is at least 90% of the estimated price set forth in the Participation Notice), such issuer or seller shall again be obligated to comply with the provisions of this Section
6.2 with respect to, and provide the opportunity to participate in, any proposed sale or issuance of Paired Shares.

  Section 6.3. Investor Nominees. (a) So long as Investor's combined equity interest in the Public Companies and the JVs exceeds 10%, (i) at each annual or special meeting (or the taking of action by written consent) of the stockholders of the Public Companies for the four years after the Closing Date at which any directors of either of the Public Companies are to be elected, each Public Company will, at the request of Investor, cause the nomination for election to such Board of Directors of that number of directors which, when added to the number of directors who are then Investor Nominees and who will continue to serve as directors without regard to the outcome of the election at such meeting or by such consent, will equal a minimum of three directors; provided that in no event will more than 45% of the directors at any time be affiliated with Investor, (ii) at least one designee of Investor shall sit on each committee of directors for each of the Public Companies; provided, however, that Investor's designees, if any, on the compensation committees of the Public Companies will not vote on matters pertaining to the compensation of persons affiliated with Investor and that Investor shall designate individuals to serve on the audit committees of the Public Companies in a manner consistent with policies of the New York Stock Exchange so long as any security of the Public Companies is listed on such exchange, (iii) each Public Company shall maintain a finance committee of its Board of Directors with the authority to recommend and/or approve, subject to applicable law and the Public Companies' charter documents, capital raising transactions, the incurrence of indebtedness, dividend policy, and related matters, and (iv) a designee of Investor shall be appointed as chairman of each Public Company's finance committee.

  (b) Investor will not name any person as an Investor Nominee if (i) such person is not reasonably experienced in business, financial or real estate matters; (ii) such person has been convicted of, or has pled nolo contendere to, a felony; (iii) the election of such person would violate any law or prevent Realty, Operating, the Realty JV or the Operating JV from complying with any applicable licensing requirements; (iv) any event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act has occurred with respect to such person; or (v) the nominating committees of the Public Companies in the exercise of their reasonable discretion disapprove of such person.

  (c) Each of the Public Companies will support the nomination of, and each of the Public Companies' respective nominating committees (or any other committee exercising a similar function) shall recommend to the respective Boards, the election of each Investor Nominee to the respective Boards, and each of the Public Companies will exercise all authority under applicable law to cause each Investor Nominee to be elected to the respective Boards. Without limiting the generality of the foregoing, with respect to each meeting of stockholders of each of the Public Companies at which directors are to be elected, each of the Public Companies shall use its reasonable efforts to solicit from the stockholders of the respective Public Companies eligible to vote in the election of directors proxies in favor of any Investor Nominees.

  (d) In the event that any Investor Nominee shall cease to serve as a Director for any reason other than the fact that Investor no longer has a right to nominate a director, as provided in Section 6.3, the vacancy resulting thereby shall be filled by an Investor Nominee designated by Investor; provided, however, that any Investor Nominee so designated shall satisfy the qualification requirements set forth in Section 6.3(b).

  (e) The Public Companies will reduce the size of their respective Boards of Directors from twelve to no more than eleven by December 31, 1997.

  Section 6.4. Presentation of Future Investment Opportunities. Subject to the provisions of the following sentence, from and after the Closing Date until the earlier of (i) the date on which Investor's right to designate representatives to the Member Board of each of the JVs is reduced from the right to designate two representatives to the right to designate one or (ii) the later of (x) investment by the JVs of all of the funds contributed by Investor and (y) three years after the closing of the transactions contemplated by this Agreement; provided that if the JVs have rejected investment opportunities sufficient, together with investments made or committed, to invest all of the funds contributed by Investor, the provisions of (x) shall no longer apply (the "Restriction Termination Date"), Investor and its affiliates (each, an "Investor Restricted Person") shall not, directly or indirectly, own, purchase or otherwise acquire, directly or indirectly, any equity interest in real estate ownership intensive businesses in the United States whose principal activities relate to any of the following: (A) horse racing, (B) golf courses, (C) amusement parks, (D) family entertainment centers (i.e., entertainment centers whose revenues are principally derived from one or more of the following: batting cages, arcades, miniature golf courses and roller coasters) and (E) until the investment by the JVs of all of the funds contributed by Investor, gaming (collectively, "Target Acquisitions"), unless (a) Investor first presents such investment opportunity to the JVs, together with a reasonably detailed description of the investment opportunity to enable the Member Boards to adequately consider the investment opportunity, and (b) the Member Board of each of the JVs, acting by the affirmative vote of a majority of the non-Investor representatives within 15 business days after receipt of Investor's presentation of the investment opportunity, determines not to pursue such business opportunity. Notwithstanding the foregoing, any Investor Restricted Person may make such an investment without first presenting the opportunity to the Member Board of each of the JVs if the investment in the Target Acquisitions is incidental to an investment that is not primarily related to Target Acquisitions (i.e. where 30% or less of the aggregate value of the investment relates to the uses described in subclauses (A) through (E) of this Section 6.4) or where the investment is valued at less than $20 million. In addition, an Investor Restricted Person may have passive investments in a person engaged in the ownership, acquisition and development of Target Acquisitions, so long as such investment does not exceed more than 10% of the voting power of such person and the Investor Restricted Person is not an officer or director of such person.

  Section 6.5. President and CEO of Realty. During the term of the Services Agreement, Kelvin L. Davis, or, after the first annual meeting of Realty stockholders after the Closing Date, another person designated by Investor and approved by the Board of Directors of Realty, will serve as the President and CEO of Realty. Mr. Davis' compensation for his services as President and Chief Executive Officer of Realty will be determined by the Realty Board of Directors, acting in their reasonable discretion.

                                   ARTICLE 7

          Conditions Precedent to Obligations of Realty and Operating

  The obligations of each of Realty and Operating under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall, at the option of each of Realty and Operating, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

  Section 7.1. No Misrepresentation or Breach of Covenants and
Warranties. There shall have been no material breach by Investor in the performance of its covenants and agreements herein to be performed at or prior to the Closing Date; on the Closing Date each of the representations and warranties of Investor that is qualified as to materiality shall be true and correct as though made on the Closing Date, except for changes therein specifically permitted by this Agreement (including the Investor Disclosure Schedule) or resulting from any transaction expressly consented to in writing by Realty and Operating or entered into in connection with the consummation of the transactions contemplated hereby; on the Closing Date each of the representations and warranties of Investor that is not so qualified as to materiality shall be true and correct in all material respects as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Realty and Operating or entered into in connection with the consummation of the transactions contemplated hereby; and there shall have been delivered to Realty and Operating a certificate or certificates to the foregoing effect, dated the Closing Date, signed on behalf of Investor.

  Section 7.2. Opinion of Counsel for Investor. Realty and Operating shall have received from Rogers & Wells, counsel for Investor, an opinion, dated the Closing Date, in the form attached to this Agreement as Exhibit H.

  Section 7.3. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

  Section 7.4. Necessary Governmental Approvals. The parties hereto shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Closing Date by applicable law or regulation or are necessary to prevent a Material Adverse Effect on Realty and its subsidiaries (taken as a whole), or Operating and its subsidiaries (taken as a whole) or, in addition, after the Closing, on the Realty JV and its subsidiaries (taken as a whole) or the Operating JV and its subsidiaries (taken as a whole).

  Section 7.5. Necessary Consents. The parties hereto shall have received consents, in form and substance reasonably satisfactory to Realty and Operating, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which Investor is a party or by which any of them is affected and which require such consent prior to the Closing and are necessary to prevent a Material Adverse Effect on Investor or, in addition, after the Closing, on the Realty JV and its subsidiaries (taken as a whole) or the Operating JV and its subsidiaries (taken as a whole).

  Section 7.6. Transaction Agreements. Each of the parties (other than Realty, Operating or their subsidiaries) to each of the Transaction Agreements shall have entered into such Transaction Agreements substantially in the forms attached hereto as exhibits or, if not so attached, as agreed to by the parties.

  Section 7.7. Stockholder Action. The Realty Stockholder Matters shall have been approved by the Requisite Vote of the holders of Realty Shares. The Operating Stockholder Matters shall have been approved by the Requisite Vote of the holders of Operating Shares.

                                   ARTICLE 8

                Conditions Precedent to Obligations of Investor

  The obligations of Investor under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall, at the option of Investor, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

  Section 8.1. No Misrepresentation or Breach of Covenants and
Warranties. There shall have been no material breach by Realty or Operating in the performance of their respective covenants and agreements herein to be performed at or prior to the Closing Date; on the Closing Date each of the representations and warranties of Realty and Operating that is qualified as to materiality shall be true and correct as though made on the Closing Date, except for changes therein specifically permitted by this Agreement (including the Realty and Operating Disclosure Schedules) or resulting from any transaction expressly consented to in writing by Investor, permitted by
Section 5.6 (including, without limitation, transactions in the ordinary course of business) or entered into in connection with the consummation of the transactions contemplated hereby; on the Closing Date each of the representations and warranties of Realty and Operating that is not so qualified as to materiality shall be true and correct in all material respects as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Investor, permitted by Section 5.6 (including, without limitation, transactions in the ordinary course of business) or entered into in connection with the consummation of the transactions contemplated hereby; and there shall have been delivered to Investor a certificate or certificates to the foregoing effect, dated the Closing Date, signed on behalf of Realty and Operating; provided that the conditions set forth in this Section 8.1 may be appropriately modified after giving effect to the operation of the covenants and agreements contained in Section 5.6.

  Section 8.2. No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect on Realty or Operating and its subsidiaries (taken as a whole); and there shall have been delivered to Investor a certificate with respect to Realty and a certificate with respect to Operating, each to such effect, dated the Closing Date, signed on behalf of Realty and Operating; provided that the condition set forth in this Section 8.2 may be appropriately modified after giving effect to the operation of the covenants and agreements contained in Section 5.6.

  Section 8.3. Opinion of Counsel for Realty and Operating. Investor shall have received from O'Melveny & Myers LLP, counsel for Realty and Operating, an opinion, dated the Closing Date, in the form attached to this Agreement as Exhibit J.

  Section 8.4. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

  Section 8.5. Necessary Governmental Approvals. The parties hereto shall have received all governmental and regulatory approvals and actions reasonably necessary to consummate the transactions contemplated hereby, which are either required to be obtained prior to the Closing Date by applicable law or regulation or are necessary to prevent a Material Adverse Effect on Realty, or Operating and its subsidiaries (taken as a whole), or, in addition, after the Closing, on the Realty JV and its subsidiaries (taken as a whole), or the Operating JV and its subsidiaries (taken as a whole).

  Section 8.6. Necessary Consents. The parties hereto shall have received consents, in form and substance reasonably satisfactory to Investor, to the transactions contemplated hereby from the other parties to all material contracts, leases, agreements and permits to which Realty or Operating is a party or by which any of them is affected and which require such consent prior to the Closing and are necessary to prevent a Material Adverse Effect on Realty, or Operating and its subsidiaries (taken as a whole) or, in addition, after the Closing, on the Realty JV and its subsidiaries (taken as a whole) or the Operating JV and its subsidiaries (taken as a whole).

  Section 8.7. Transaction Agreements. Each of the parties (other than Investor) to each of the Transaction Agreements shall have entered into such Transaction Agreements substantially in the forms attached hereto as exhibits or, if not so attached, as agreed to by the parties.

  Section 8.8. Stockholder Action. The Realty Stockholder Matters shall have been approved by the Requisite Vote of the holders of Realty Shares. The Operating Stockholder Matters shall have been approved by the Requisite Vote of the holders of Operating Shares.

  Section 8.9. Rights. The Rights under the Rights Agreement shall not have become exercisable.

  Section 8.10. Department of Labor Regulations. Investor, acting in good faith, shall be satisfied that, immediately after the Closing, Operating and the Operating JV will qualify as "operating companies" within the meaning of the first sentence of Section 2510.3-101(c) of the DOL Regulations, and the Realty JV will qualify as a "real estate operating company" within the meaning of Section 2510.3-101(e) of the DOL Regulations.

  Section 8.11. Contribution of Excluded Assets. If Investor and Realty shall not have agreed on a mutually satisfactory arrangement for the contribution by Realty of the economic attributes of the Excluded Assets, then Realty shall have agreed to contribute the Excluded Assets to the Realty JV.

                                   ARTICLE 9

                           Indemnification; Survival

  Section 9.1. Indemnification by Realty and Operating. Effective as of the Closing Date, Realty and Operating shall indemnify and hold harmless Investor, the Realty JV, the Operating JV and their respective subsidiaries, affiliates, officers, parties, employees, agents and successors from and against any and all (x) liabilities, losses or damages ("Loss") and (y) reasonable out-of-pocket expenses ("Expense") incurred by Investor, the Realty JV, the Operating JV or their respective subsidiaries, affiliates and successors in connection with or arising from (a) any breach or failure to perform by Realty or Operating of any of its agreements, covenants or obligations in this Agreement or any Transaction Agreement, and (b) any breach of any warranty or the inaccuracy of any representation of Realty or Operating contained in this Agreement, any Transaction Agreement or in any certificate delivered by or on behalf of Realty or Operating pursuant hereto or thereto; provided, however, that Realty and/or Operating, as applicable, shall be required to indemnify and hold harmless under this Section 9.1 only to the extent that the aggregate amount of Loss and Expense referred to above in this Section 9.1 exceeds $250,000.

  Section 9.2. Indemnification by Investor. Effective as of the Closing Date, Investor shall indemnify and hold harmless Realty, Operating, the Realty JV and the Operating JV and their respective subsidiaries, affiliates and successors from and against any and all Loss and Expense incurred by Realty, Operating, the Realty JV or the Operating JV or their respective subsidiaries, affiliates, directors, officers, employees, agents and successors in connection with or arising from (a) any breach or failure to perform by Investor of any of its agreements, covenants or obligations in this Agreement or any Transaction Agreement and (b) any breach of any warranty or the inaccuracy of any representation of Investor contained in this Agreement, any Transaction Agreement or in any certificate delivered by or on behalf of Investor pursuant hereto or thereto; provided, however, that Investor shall be required to indemnify and hold harmless under this Section 9.2 only to the extent that the sum of the aggregate amount of Loss and Expense referred to above in this Section 9.2 exceeds $250,000.

  Section 9.3. Notice of Claims. If a party believes that any of the persons entitled to indemnification under this Article IX has suffered or incurred any Loss or incurred any Expense, whether or not the applicable dollar limitation specified by Sections 9.1 or 9.2 has been exceeded, such party shall notify the indemnifying party promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any Transaction Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred; provided, however, that the omission by such indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this Article IX except to the extent that such indemnifying party is materially damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the persons entitled to indemnification under this Article IX intends to claim any liability or expense as Loss or Expense under this Article IX, any such person shall promptly notify the indemnifying party of such actin or suit as specified in this Section 9.3 and Section 9.4. Any party entitled to indemnification hereunder shall use reasonable efforts to minimize any Loss or Expense for which indemnification is sought hereunder.

  Section 9.4. Third Party Claims. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the indemnified persons shall give such notice thereof to the indemnifying party not later than twenty business days prior to the time any response to the asserted claim is required, if possible, and in any event within fifteen days following the date such indemnified person has actual knowledge thereof; provided, however, that the omission by such indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligation under this Article IX except to the extent that such indemnifying party is materially damaged as a result of such failure to give notice. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the indemnifying party may, at its sole cost and expense, assume the defense thereof; provided, however, that counsel for the indemnifying party, who shall conduct the defense of such claim or legal proceeding, shall be reasonably satisfactory to the indemnified party; and provided further that if the defendants in any such actions include both the indemnified persons and the indemnifying party and the indemnified persons shall have reasonably concluded that there may be legal defenses or rights available to them which have not been waived and are in actual or potential conflict with those available to the indemnifying party, the indemnified persons shall have the right to select one law firm reasonably acceptable to the indemnifying party to act as separate counsel, on behalf of such indemnified persons, at the expense of the indemnifying party. Unless the indemnified persons are represented by separate counsel pursuant to the second proviso of the immediately preceding sentence, if an indemnifying party assumes the defense of any such claim or legal proceeding, such indemnifying party shall not consent to entry of any judgment, or enter into any settlement, that (a) is not subject to indemnification in accordance with the provisions in this Article IX, (b) provides for injunctive or other non-monetary relief affecting the indemnified persons or (c) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified persons of a release from all liability with respect to such claim or legal proceeding, without the prior written consent of the indemnified persons (which consent, in the case of clauses (b) and (c), shall not be unreasonably withheld); and provided further that unless the indemnified persons are represented by separate counsel pursuant to the second proviso of the immediately preceding sentence, the indemnified persons may, at their own expense, participate in any such proceeding with the counsel of their choice without any right or control thereof. So long as the indemnifying party is in good faith defending such claim or proceeding, the indemnified persons shall not compromise or settle such claim or proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnifying party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the indemnified persons may defend against such claim or litigation in such manner as they may deem appropriate, including, without limitation, settling such claim or litigation (after giving prior written notice of the same to the indemnifying party and obtaining the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) on such terms as the indemnified persons may deem appropriate, and the indemnifying party will promptly indemnify the indemnified persons in accordance with the provisions of this Section 9.4.

  Section 9.5. Survival of Representations and Warranties. Subject to Article X, all representations and warranties contained in this Agreement shall survive until the first anniversary of the filing by Realty and Operating with the SEC of their Annual Reports on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 10-K") (except for the representation of Realty pursuant to Section 2.3(d), which shall survive until the second anniversary of the filing by Realty with the SEC of its 1997 10-K), at which time such representations and warranties will terminate and be of no force and effect. Any claim under this Article IX for Loss or Expense in respect of any representations and warranties must be asserted in writing prior to the first anniversary of the filing by Realty and Operating with the SEC of their 1997 10-K except for such a claim in respect of the representation of Realty pursuant to Section 2.3(d), which must be asserted in writing prior to the second anniversary of the filing by Realty with the SEC of its 1997 10-K. Notwithstanding the foregoing, if a claim of a breach of a representation or warranty under this Article IX is asserted in writing prior to the applicable time period set forth above in this Section 9.5, then such representation or warranty, as it relates to such claim, shall survive until the Loss or Expense in respect thereof, if any, is finally determined and paid by the indemnifying party.

                                  ARTICLE 10

                                  Termination

  Section 10.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

  (a) by the mutual consent of Realty, Operating and Investor;

  (b) by Realty or Operating upon any material breach by Investor of any of its representations, warranties or covenants contained in this Agreement; provided that Investor shall have been given a reasonable opportunity to cure such breach;

  (c) by Investor upon any material breach by Realty or Operating of any of its representations, warranties or covenants contained in this Agreement; provided that Realty or Operating, as the case may be, shall have been given a reasonable opportunity to cure such breach;

  (d) by Investor, Realty or Operating in the event that meetings of the stockholders of the Public Companies are duly called and held for the purpose of voting on the Realty Stockholder Matters and the Operating Stockholder Matters, but the Realty stockholders do not approve the Realty Stockholder Matters by the Requisite Vote or the Operating stockholders do not approve the Operating Stockholder Matters by the Requisite Vote;

  (e) by Realty or Operating or Investor if the Closing shall not have been consummated on or before the Final Termination Date;

  (f) by Investor if five business days have elapsed after the delivery by Realty or Operating of an Alternative Transaction Notice to Investor, unless Realty and Operating shall have notified Investor in writing prior to such time that it has irrevocably determined not to participate in any further discussions or negotiations with any Qualified Third Party with respect to the Alternative Transaction that was the subject of such notice;

  (g) by Investor if the Board of Directors of Realty or Operating shall have withdrawn, modified or failed to make or refrained from making its recommendation of the Realty Stockholder Matters or the Operating

Stockholder Matters or if the Board of Directors of Realty or Operating at any time refuses to reaffirm, at Investor's request, such recommendation or its determination to make such recommendation to the stockholders of the Public Companies, except in each case as a result of a material breach of this Agreement by Investor;

  (h) by Realty or Operating if the conditions of Section 5.9(c) have been satisfied; or

  (i) by Investor, within 15 days after receipt of the title and environmental reports to be delivered pursuant to Section 5.13, if Investor reasonably determines that any of such reports reveals a deficiency which has a material and adverse effect on the use or value of the subject property.

  In the event that this Agreement shall be terminated pursuant to this
Section 10.1, Investor will be entitled to the benefits of the Special Registration Rights set forth in Exhibit M hereto, but all other further obligations of the parties under this Agreement (other than the provisions of Article IX (but only to the extent that such other provisions relate to a breach which forms the basis for such termination) and Sections 11.1, 11.2 and 11.1), shall terminate without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its nonperformance or breach of any provision of this Agreement if performance of or compliance with such provision was within its reasonable control.

                                  ARTICLE 11

                               Other Provisions

  Section 11.1. Confidential Nature of Information. Each party agrees that it will treat in strict confidence all documents, materials and other information which it obtains regarding the other parties during the course of the negotiations leading to the consummation of the transactions provided for herein and the preparation of this Agreement unless such documents, materials and information (i) are already in the possession of, or become available to, a party from a source other than the other party or a representative of the other party, so long as such information was or is lawfully obtained and is not known by the receiving party to be subject to a confidentiality agreement with another person, or (ii) become generally available to the public other than directly or indirectly as a result of a disclosure by the receiving party or any of its representatives. If for any reason whatsoever the transactions contemplated by this Agreement shall not be consummated, each party shall return to the other party all copies or non-public documents and materials which have been furnished or acquired in connection therewith and shall not use or disseminate such documents, materials or other information for any purpose whatsoever. If any party to this Agreement is requested or required by applicable law (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential material such party will provide the other parties with immediate notice of such request or requirement so that the other parties may consider seeking a protective order. If in the absence of a protective order or the receipt of a waiver hereunder, any party hereto is nonetheless, in the written opinion of independent counsel of recognized national reputation, compelled to disclose any confidential material to any tribunal or any other person or else stand liable for contempt or suffer other material censure or penalty, that party may disclose the required information to the requesting tribunal or other party without liability hereunder. The agreements contained in this
Section 11.1 shall supersede the Confidentiality Letter Agreement, dated July 17, 1996 among the Public Companies and Colony Capital, Inc.; provided that Paragraphs 7, 8 and 9 thereof shall survive until the earlier of (i) the Closing Date and (ii) the expiration of such Paragraphs as set forth therein.

  Section 11.2. Fees and Expenses. (a) Except as otherwise provided in this
Section 11.2, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors and out-of-pocket expenses) incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, "Transaction Expenses").

  (b) In the event that the Closing occurs, then Realty and Operating will cause the JVs to reimburse Investor for its reasonable Transaction Expenses, upon receipt by the JVs of reasonable documentation therefor. In the event this Agreement is terminated for any reason other than a termination pursuant to Section 10.1(b), then Realty and Operating will reimburse Investor for its reasonable Transaction Expenses up to $500,000, upon receipt by the JVs of reasonable documentation therefor.

  (c) If the Closing Date does not occur on or before the Final Termination Date for any reason (including a termination by Realty and Operating pursuant to Section 5.9(c)) other than because this Agreement is terminated pursuant to Sections 10.1(a), 10.1(b), 10.1(i), or at a time when no Competing Transaction Proposal is or has, prior to such time, been proposed, pursuant to Section 10.1(d), then Realty and Operating shall pay to Investor the Termination Fee.

  (d) All Termination Fee payments shall be paid to Investor no later than one business day after the date of termination of this Agreement by wire transfer of immediately available funds to such account as Investor shall designate in a written notice delivered to Realty and Operating.

  Section 11.3. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by overnight mail, facsimile with telephone confirmation of receipt or four days after being mailed (by registered mail, return receipt requested) to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):

  If to Realty to:

    Santa Anita Realty Enterprises, Inc.
    301 West Huntington Drive, Suite 405
    Arcadia, California 91066-6014
    Facsimile No. (818) 574-5997
    Attention:  Brian L. Fleming

  with a copy to:

    O'Melveny & Myers LLP
    400 South Hope Street
    Los Angeles, California 90071
    Facsimile No. (213) 669-6407
    Attention: Frederick B. McLane, Esq.

  If to Operating to:

    Santa Anita Operating Company
    285 West Huntington Drive,
    Arcadia, California 91066
    Facsimile No. (818) 574-6687
    Attention: Kathryn J. McMahon, Esq.

  with a copy to:

    O'Melveny & Myers LLP
    400 South Hope Street
    Los Angeles, California 90071
    Facsimile No. (213) 669-6407
    Attention: Frederick B. McLane, Esq.

  If to Investor to:

    Colony Investors II, L.P.
    1999 Avenue of the Stars, Suite 1200
    Los Angeles, California 90067
    Facsimile No. (310) 282-8813
    Attention: Kelvin L. Davis

  with a copy to:

    Colony Investors II, L.P.
    201 Main Street, Suite 2420
    Fort Worth, Texas 76102
    Facsimile No. (817) 871-4088
    Attention: Rick Ekleberry, Esq.

    Rogers & Wells
    200 Park Avenue
    New York, New York 10166
    Facsimile No. (212) 878-8375
    Attn: Robert E. King, Jr., Esq.

  Section 11.4. Definitions. For purposes of this Agreement:

  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

  (b) "Agreement" means this Formation Agreement, as the same shall be amended from time to time.

  (c) "Alternative Transaction" has the meaning set forth in Section
5.9(e)(i).

  (d) "Alternative Transaction Notice" has the meaning set forth in Section 5.9(e)(ii).

  (e) an "associate" of any Person means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of a class of equity securities, (ii) any trust or other estate in which such Person has substantial beneficial interest or as to which such Person serves as trustee or in the similar capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries.

  (f) "Code" means the Internal Revenue Code of 1986, as amended.

  (g) "Common Paired Shares" means Realty Common Shares and Operating Common Shares which are Paired Shares.

  (h) "Competing Transaction Proposal" has the meaning set forth in Section 5.9(e)(iii).

  (i) "Delaware Act" has the meaning set forth in Recital No. 2.

  (j) [Reserved]

  (k) "Final Termination Date" means the later of (i) March 31, 1997 or (ii) if the Transaction has not occurred by March 31, 1997 solely because required regulatory approvals and licenses have not been received, nine months after the date of this Agreement. However, if the Transaction is terminated as a result of a definitive agreement being entered into regarding an Alternative Transaction, the "Final Termination Date" shall mean the date such definitive agreement is entered into.

  (l) "Investor" has the meaning set forth in the Preamble.

  (m) "Investor Disclosure Schedule" means the disclosure letter dated the date hereof delivered by Investor to Realty and Operating and relating to this Agreement.

  (n) "Investor Nominee" means a Person designated by Investor and proposed for nomination to the Boards of Directors of the Public Companies.

  (o) "JVs" has the meaning set forth in Recital No. 2.

  (p) the "knowledge of Investor" means the actual knowledge of the persons listed in the Investor Disclosure Schedule.

  (q) the "knowledge of Operating" means the actual knowledge of the persons listed in the Operating Disclosure Schedule.

  (r) the "knowledge of Realty" means the actual knowledge of the persons listed in the Realty Disclosure Schedule.

  (s) "Material Adverse Effect" means any change or effect (or any development that, insofar as can reasonably be foreseen, would result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the applicable person or persons.

  (t) "Operating" has the meaning set forth in the Preamble.

  (u) "Operating Disclosure Schedule" means the disclosure letter dated the date hereof delivered by Operating to Investor and relating to this Agreement.

  (v) "Operating JV" has the meaning set forth in Recital No. 2.

  (w) "Operating Shares" has the meaning set forth in Section 3.3.

  (x) "Paired Shares" means the pairing of the Realty Shares and the Operating Shares pursuant to the Pairing Agreement or the Certificates of Designations.

  (y) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

  (z) "Preferred Paired Shares" means Realty Preferred Shares and Operating Preferred Shares which are Paired Shares.

  (aa) "Private Letter Rulings" has the meaning set forth in Section 2.3(c).

  (bb) "Pro Rata Share" means the quotient of the number of Paired Shares owned by Investor immediately before the issuance of additional Paired Shares, divided by the total number of Paired Shares outstanding.

  (cc) "Public Companies" has the meaning set forth in the Preamble.

  (dd) "Qualified Third Party" has the meaning set forth in Section
5.9(e)(iv).

  (ee) "Realty" has the meaning set forth in the Preamble.

  (ff) "Realty Disclosure Schedule" means the disclosure letter dated the date hereof delivered by Realty to Investor and relating to this Agreement.

  (gg) "Realty JV" has the meaning set forth in Recital No. 2.

  (hh) "Realty Shares" has the meaning set forth in Section 2.2.

  (ii) "REIT Requirements" shall mean the requirements for Realty to (i) qualify as a REIT under the Code, (ii) avoid any federal income or excise tax liability, (iii) retain its status as grandfathered from the application of
Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984, and (iv) retain the benefits of the Private Letter Rulings.

  (jj) "Requisite Vote" means, with respect to each of Realty and Operating, the affirmative vote of a majority of the combined outstanding common stock and preferred stock of such Company.

  (kk) "subsidiary" shall mean, with respect to any person, any other person of which more than 50% of the outstanding voting power is owned, directly or indirectly, by such first person or by one or more subsidiaries of such first person.

  (ll) "Termination Fee" means four million dollars ($4,000,000).

  (mm) "Transaction Expenses" has the meaning set forth in Section 11.2(a).

  Section 11.5. Information Rights. (a) From the date hereof, the Public Companies will afford Investor, its counsel, financial advisors and accountants, during normal business hours, reasonable access to the books, records and other data relating to the business or condition of the Public Companies in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Investor in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations and the compliance with representations, warranties and covenants under this Agreement, (iii) compliance with the requirements of any governmental or regulatory authority, (iv) the determination or enforcement of the rights and obligations of any indemnified party or (v) in connection with any actual or threatened action or proceeding.

  (b) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery and privilege.

  Section 11.6. Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

  Section 11.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns.

  Section 11.8. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when Realty, Operating and Investor shall have each executed one counterpart.

  Section 11.9. Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

  Section 11.10. Schedules and Exhibits. The schedules (including, without limitation, the Realty Disclosure Schedule, the Operating Disclosure Schedule and the Investor Disclosure Schedule) and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

  Section 11.11. Entire Agreement; Amendments and Waivers; Assignment. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Except as expressly provided herein, the rights and obligations of the parties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.

  Section 11.12. Governing Law. Except to the extent that Delaware law is made applicable to the Transaction Agreements by agreement of the parties or is mandatorily applicable to the rights and obligations of the stockholders of Realty and the stockholders of Operating and to the rights and obligations of the members of Realty JV and Operating JV, this Agreement, and the application or interpretation thereof, shall be exclusively governed by its terms and by the internal laws of the State of California, without regard to principles of conflicts of laws thereof.

  Section 11.13. No Third-Party Beneficiaries. Except for Article IX, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto and successors and assigns permitted by Section 11.7 any right, remedy or claim under or by reason of this Agreement.

  Section 11.14. Submission to Jurisdiction. Each of the parties hereto irrevocably submits and consents to the nonexclusive jurisdiction of the United States District Court for the Central District of California or the Superior Court of the County of Los Angeles in connection with any action or proceeding arising out of or relating to this Agreement or any Transaction Document and the transactions contemplated hereby and thereby, and irrevocably waives any immunity from jurisdiction thereof and any claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled in any such action or proceeding.

  In Witness Whereof, this Agreement has been duly executed and delivered by the parties hereto or by their duly authorized officers, all as of the date first above written.

                                          Santa Anita Realty Enterprises, Inc.


                                          By:__________________________________
                                            Name:
                                            Title:

                                          Santa Anita Operating Company


                                          By:__________________________________
                                            Name:
                                            Title:

                                          Colony Investors II, L.P.

                                            By: Colony Capital, L.P.,
                                                its general partner

                                            By: ColonyGP II, Inc.,
                                                its general partner


                                            By:________________________________
                                               Name:
                                               Title:

                                   EXHIBIT A

THE UNITS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. REFERENCE IS MADE TO ARTICLE VIII OF THIS AGREEMENT FOR PROVISIONS RELATING TO VARIOUS RESTRICTIONS ON THE SALE OR OTHER TRANSFER OF THESE INTERESTS.

                             AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                            SANTA ANITA REALTY LLC

  1. On      , 1996, Santa Anita Realty Enterprises, Inc., a Delaware
corporation ("Realty"), caused to be formed Santa Anita Realty LLC.

  2. Realty and Colony Investors II, L.P. ("Investor"), a Delaware limited partnership, desire to enter into this Amended and Restated Limited Liability
Company Agreement of Santa Anita Realty LLC dated      , 1996, pursuant to
which Investor will become a member of Santa Anita Realty LLC.

                                   ARTICLE 1

                                  Definitions

  1.1 For the purposes of this Agreement:

  "ACCOUNTANTS" means the national firm or firms of independent certified public accountants selected by the Member Board to audit the books and records of the Company and to prepare related statements and reports.

  "ACT" means the Delaware Limited Liability Company Act, 6 Del. C. (S) 18-101 et seq., as in effect from time to time, or any successor.

  "ADDITIONAL INVESTOR CONTRIBUTION" has the meaning set forth in Paragraph 3.1(a).

  "ADDITIONAL INVESTOR UNITS" has the meaning set forth in Paragraph 3.1(a).

  "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

  (a) credit to such Capital Account any amounts which such holder is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

  (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

  "ADMINISTRATIVE EXPENSES" shall mean: (a) all administrative and operating costs and expenses of the Company; (b) those administrative costs and expenses of Realty, including, but not limited to, salaries and other remunerations paid to directors, officers and employees of Realty and accounting and legal expenses undertaken by Realty on behalf or for the benefit of the Company; and
(c) to the extent not included in clause (b) above, REIT Expenses.

  "AFFILIATE" shall mean, with respect to any Member (or as to any other Person the Affiliates of whom are relevant for purposes of any of the provisions of this Agreement): (a) any member of the Immediate Family of such Member or Person; (b) any trustee or beneficiary of a Member which is a trust;
(c) any trust for the benefit of any Person referred to in the preceding clauses (a) and (b); or (d) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, any Member or Person referred to in the preceding clauses (a) through (c).

  "AGREEMENT" means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended or restated from time to time.

  "AUDITED FINANCIAL STATEMENTS" shall mean financial statements (balance sheet, statement of income, statement of partners equity and statement of cash flows) prepared in accordance with GAAP and accompanied by an independent auditor's report containing an opinion thereon.

  "BANKRUPTCY" shall mean, with respect to any Person: (a) the commencement by such Person of any petition, case or proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; (b) an adjudication that such Person is insolvent or bankrupt; (c) the entry of an order for relief under the federal Bankruptcy Code with respect to such Person; (d) the filing of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; or (e) the filing of an answer by such Person admitting the allegations of any such petition.

  "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the State of California or New York are authorized or obligated by law or executive order to close.

  "CAPITAL ACCOUNT" shall mean, as to any Member, a book account maintained in accordance with the following provisions:

    (a) to each Member's Capital Account there shall be credited the amount of cash contributed by the Member, the initial Gross Asset Value of any other asset contributed by such Member to the capital of the Company (net of liabilities secured by contributed property that the Company assumes or takes subject to), such Member's or holder's distributive share of Net Income and any other items of income or gain allocated to such Member, the amount of any Company liabilities assumed by the Member or secured by distributed assets that such Member takes subject to and any other items in the nature of income or gain that are allocated to such Member pursuant to Paragraph 5.1 hereof; and

    (b) to each Member's Capital Account there shall be debited the amount of cash distributed to the Member, the Gross Asset Value of any Company asset distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Net Losses and any other items in the nature of expenses or losses that are allocated to such Member pursuant to Paragraph 5.1 hereof.

  In the event that a Unit or portion thereof is transferred within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Regulations, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Unit or portion thereof so transferred. In the event that the Gross Asset Values of Company assets are adjusted, as contemplated in paragraph (b) or (c) of the definition of "Gross Asset Value," the Capital Accounts of the Members shall be adjusted to reflect the aggregate net adjustments as if the Company sold all of its properties for their fair market values and recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment. This definition of Capital Accounts is intended to comply with the maintenance of capital account provisions of Sections 514(c)(9) and 704(b) of the Code and the Regulations thereunder and shall be interpreted and applied in a manner consistent therewith.

  "CAPITAL CONTRIBUTION" shall mean, with respect to any Member, the amount of cash and the initial Gross Asset Value of any Contributed Property (net of liabilities to which such property is subject).

  "CLASS A MEMBER" means a Member who holds Class A Units.

  "CLASS A REPRESENTATIVE" means a member of the Member Board selected by the holders of the Class A Units.

  "CLASS A UNIT" means a Unit having the special rights and preferences
provided in this Agreement. Initially, there are   Class A Units, each of
which is held by Realty.

  "CLASS B MEMBER" means a Member who holds Class B Units.

  "CLASS B REPRESENTATIVE" means a member of the Member Board selected by the holders of the Class B Units.

  "CLASS B UNIT" means a Unit having the special rights and preferences provided in this Agreement. Initially, there are [# of shares on Closing Date] Class B Units, each of which is held by Investor.

  "CLASS C UNIT" means a Unit having no voting rights. Initially there are no Class C Units outstanding.

  "CO-SALE NOTICE" shall have the meaning set forth in Paragraph 11.2.

  "CODE" means the Internal Revenue Code of 1986, as amended, and any successor law.

  "COMPANY" means Santa Anita Realty LLC, the Delaware limited liability company heretofore formed and continued pursuant to this Agreement.

  "COMPANY MINIMUM GAIN" shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations and the amount of Company Minimum Gain (and any net increase or decrease thereof) for a fiscal year or other period shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.

  "COMPANY RECORD DATE" means the record date established by the Member Board for distribution of Net Cash Flow pursuant to Paragraph 5.2, which record date shall be the same as the record date established by Realty for distribution to its stockholders of some or all of its portion of such distribution.

  "CONTRIBUTED PROPERTY" shall mean any property or other asset listed on Exhibit A (as such exhibit may be amended from time to time), in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company with respect to the Units held by each Member.

  "CONTROL" shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, to select the managing member of a limited liability company, to select a majority of the representatives of a member board of a limited liability company, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust.

  "DEPRECIATION" shall mean, with respect to any asset of the Company for any fiscal year or other period, the depreciation or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning book value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis and if such adjusted tax basis is zero, the Depreciation shall be based on the method of depreciation, amortization or the cost recovery deduction utilized in preparing the financial statements of the Company; provided, however, that if the Company adopts the remedial method described in Section 1.704-3(d) of the Regulations with respect to any items of Company property, then Depreciation for such property shall be computed in the manner set forth in such Section.

  "DISSOLUTION EVENTS" has the meaning set forth in Paragraph 12.1.

  "EBITDA" shall mean earnings before income taxes, depreciation and amortization.

  "ENTITY" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, real estate investment trust or association.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and as interpreted by the applicable regulations thereunder (or any corresponding provisions of succeeding laws and regulations).

  "EXCHANGE RIGHTS AGREEMENT" shall mean that certain Exchange Rights Agreement by and among Realty, Operating, the Company, Operating JV and Investor and dated as of the date hereof and any amendments or modifications thereof.

  "FISCAL YEAR" means, until the Board determines otherwise, the one-year period (or shorter period beginning on the date the Company is formed) ending on a December 31.

  "FORMATION AGREEMENT" shall mean that certain Formation Agreement by and among Realty, Operating and Investor and dated as of August 17, 1996, and any amendments, restatements or modifications thereof.

  "GAAP" means generally accepted United States accounting principles as in effect from time to time.

  "GROSS ASSET VALUE" shall mean, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except as follows:

  (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of its contribution as reasonably determined by the Member Board;

  (b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Member Board, immediately prior to the following events;

    (i) a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for Units;

    (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for the redemption of Units;

    (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

    (iv) any other event as to which the Member Board reasonably determines that an adjustment is necessary or appropriate in accordance with the Regulations to reflect the relative economic interests of the Members;

  (c) the Gross Asset Values of Company assets distributed to any Member shall be the gross fair market values of such assets as reasonably determined by the Member Board as of the date of distribution; and

  (d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations.

  At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company's assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Company property shall require an adjustment to the Capital Accounts.

  "IMMEDIATE FAMILY" shall mean, with respect to any Person, such Person's spouse (then current or former), parents, parents-in-law, descendants, brothers and sisters (whether by whole or half-blood), first cousins, brothers-in-law and sisters-in-law (whether by whole or half-blood), ancestors and lineal descendants.

  "INVESTOR" means Colony Investors II, L.P., a Delaware limited partnership.

  "IRS" means the Internal Revenue Service.

  "MEMBER" means Realty and Investor, and any other person who becomes a member of the Company as provided in Paragraph 10.1.

  "MEMBER BOARD" means the Board of Member Representatives described in
Article VI.

  "MEMBER NONRECOURSE DEBT" shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

  "MEMBER NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt shall be determined in accordance with the rules of Section 1.704-2(i) of the Regulations.

  "MINIMUM GAIN ATTRIBUTABLE TO MEMBER NONRECOURSE DEBT" shall mean partner nonrecourse debt minimum gain" as determined in accordance with Section 1.704-2(i)(2) of the Regulations.

  "NET INCOME" or "NET LOSS" shall mean, for each Fiscal Year or other applicable period, an amount equal to the Company's net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Company; (b) by treating as a deductible expense any expenditure of the Company described in
Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Company (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Company and by treating deductions for any losses incurred in connection with the sale or exchange of Company property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Company asset which requires that the Capital Accounts of the Company be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (m) of the Regulations, the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Paragraph 5.1 hereof; and (f) excluding any items specially allocated pursuant to Paragraph 5.1(b) hereof.

  "NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations and shall be determined in accordance with
Section 1.704-2(c) of the Regulations.

  "NONRECOURSE LIABILITIES" shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

  "OFFICER" means the President, any Vice President, the Secretary, and the Treasurer of the Company, and any other officer of the Company elected as provided in Article VII.

  "OPERATING" means Santa Anita Operating Company, a Delaware corporation.

  "OPERATING JV" means Santa Anita Operating LLC, a Delaware limited liability company.

  "PAIRED SHARES" shall mean one Realty Share and one share of common stock of Operating that are subject to a Pairing Agreement between Realty and Operating dated December 20, 1979 and one share of Series A Redeemable Preferred Stock of Realty and one share of Series A Redeemable Preferred Stock of Operating that are paired pursuant to the Certificates of Designations of such securities.

  "PARTICIPATION NOTICE" has the meaning set forth in Paragraph 11.1.

  "PERCENTAGE INTEREST" shall have the meaning set forth in Paragraph 3.2.

  "PROPERTY" means any property acquired by or contributed to the Company or any property owned by an entity in which the Company has an ownership interest.

  "PRO RATA SHARE" means the quotient of the number of Units owned by such Member, divided by the total number of Units outstanding.

  "PURCHASE RIGHTS" shall have the meaning set forth in Paragraph 3.3 hereof.

  "REALTY" means Santa Anita Realty Enterprises, Inc., a Delaware corporation.

  "REALTY SHARES" shall mean the shares of common stock, par value $0.10 per share, of Realty.

  "REGISTRATION RIGHTS AGREEMENT" shall mean that certain Registration Rights Agreement by and among Realty, Operating, the Company, Operating JV and Investor, and dated as of the date hereof, and any amendments or modifications thereof.

  "REGULATIONS" shall mean the income tax regulations promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

  "REGULATORY ALLOCATIONS" shall have the meaning set forth in Paragraph 5.1(b)(viii) hereof.

  "REIT" shall mean a real estate investment trust as defined in Section 856 of the Code.

  "REIT EXPENSES" shall mean all expenses which the Company hereby assumes and agrees to pay as incurred for the benefit of the Company, including (a) costs and expenses relating to the formation and continuation of the Company and continuity of existence of Realty, including taxes (other than Realty's federal and state income and franchise taxes, if any), fees and assessments associated therewith, any and all costs, expenses or fees payable to or on behalf of any director of Realty, (b) to the extent funded by Realty for payment by the Company, costs and expenses relating to any offer or registration of securities by Realty the net proceeds of which are to be contributed or loaned to the Company and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (c) costs and expenses associated with the preparation and filing of any periodic reports by Realty under federal, state or local laws or regulations, including filings with the SEC, (d) costs and expenses associated with compliance by Realty with laws, rules and regulations promulgated by any regulatory body, including the SEC and (e) all other costs of Realty incurred in the course of its business on behalf of the Company, including, without limitation, any financial obligations of Realty under the Formation Agreement or any of the agreements attached thereto as exhibits.

  "REIT REQUIREMENTS" shall mean the requirements for Realty to: (a) qualify as a REIT under the Code and Regulations; (b) avoid any federal income or excise tax liability; (c) retain its status as grandfathered from the application of Section 269B(a)(3) pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984 and (d) retain the benefits of those certain private letter rulings issued by the IRS to Realty dated as of October 16, 1979 as supplemented January 11, 1980.

  "REPRESENTATIVE" means a Class A Representative or a Class B Representative or a Representative elected by majority vote of all Units pursuant to Paragraph 6.2. A Representative shall not be deemed to be a "manager" within the meaning of the Act.

  "RESTRICTED ENTITY" shall mean any "employee benefit plan" as defined in and subject to ERISA, any "plan" as defined in and subject to Section 4975 of the Code, or any entity any portion or all of the assets of which are deemed pursuant to United States Department of Labor Regulation Section 2510.3-101 or otherwise pursuant to ERISA or the Code to be, for any purpose of ERISA or
Section 4975 of the Code, assets of any such "employee benefit plan" or "plan" which invests in such entity.

  "RIGHTS" shall mean the rights of Members set forth in the Exchange Rights Agreement or the Registration Rights Agreement. No provision of this Agreement shall be interpreted as granting any Member any Rights or any rights or interest in or to the Exchange Rights Agreement or the Registration Rights Agreement.

  "SEC" shall mean the United States Securities and Exchange Commission.

  "SECTION 704(C) TAX ITEMS" shall have the meaning set forth in Paragraph 5.1(c)(ii).

  "TAG-ALONG NOTICE" shall have the meaning set forth in Paragraph 11.2.

  "TAXABLE INCOME" or "TAX LOSS" means for a Fiscal Year, a Fiscal Quarter or another period, an amount equal to the income or loss of the Company for that Fiscal Year, Fiscal Quarter or other period, determined in the manner in which income or loss is determined for Federal income tax purposes, including
Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required under Section 703(a)(1) of the Code to be stated separately will be included in Taxable Income or Tax Loss).

  "TAX ITEMS" shall have the meaning set forth in Paragraph 5.1(c)(i) hereof.

  "TAX MATTERS MEMBER" has the meaning set forth in Paragraph 5.6 hereof.

  "TAX PAYMENT LOAN" shall have the meaning set forth in Paragraph 5.7(a) hereof.

  "TOTAL REVENUES" means consolidated revenues of the Company and its subsidiaries for a period calculated in the same manner in which they are calculated in determining Net Income for that period.

  "UNIT" means a Class A Unit, a Class B Unit, a Class C Unit, or a unit of any other class which the Company may at any time be authorized by this Agreement to issue, which represents a limited liability company interest in the Company.

  "WITHHOLDING TAX ACT" shall have the meaning set forth in Paragraph 5.7(a) hereof.

  Other terms which are defined in this Agreement will have the meanings given to them where they are defined. Accounting terms which are defined under GAAP will, unless they are specifically defined in another manner in this Agreement, have the meanings given to them under GAAP from time to time.

                                   ARTICLE 2

                                 Organization

  2.1 Name of the Company. The name of the Company is "Santa Anita Realty
LLC".

  2.2 Formation.

  (a) The Members hereby agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

  (b) Upon the execution and delivery of this Agreement or a counterpart of this Agreement, Investor shall be deemed admitted as a Member of the Company and Realty shall continue to be a member of the Company.

  (c) The name and mailing address of each Member, the agreed value of the amount contributed to the capital of the Company, the number of Units and the Percentage Interest of each Member shall be as listed on Exhibit A attached hereto. The Secretary shall be required to update Exhibit A from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Exhibit A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to the Exhibit A as in effect from time to time.

  (d) , as an authorized person within the meaning of the Act, has executed, delivered and filed a Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

  (e) The Representatives shall cause the Company to be qualified, formed or registered in any jurisdiction in which the Company transacts business. The Secretary, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

  2.3 Registered Office and Agent. The registered office of the Company in the State of Delaware, and its registered agent for service of process in that State, will be as set forth in the Certificate of Formation of the Company, as it is initially filed with the Secretary of State of Delaware, and as it may be amended from time to time.

  2.4 Offices. The Company may have offices and places of business at such locations, whether within or outside of the State of Delaware, as the Member Board may from time to time determine or the business of the Company may require.

  2.5 Purposes. The purpose of the Company will be to engage in any lawful act or activity for which limited liability companies may be organized under the Act. Without limiting what is stated in the preceding sentence, the initial principal purposes of the Company will include to acquire, hold, own, develop, re-develop, construct, improve, maintain, operate, manage, sell, lease, rent, transfer, encumber, mortgage, convey, exchange and otherwise dispose of or deal with the Properties and any other real or personal property of all kinds, to invest in equity investments, mortgages and other real estate interests and to invest in the securities of other real estate companies, including for the purpose of exercising control over such entities.

  2.6 Term. The term of the Company will continue until it is dissolved as provided in Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company in the manner required by the Act.

  2.7 Execution of Initial Agreements. The Company, and the President on behalf of the Company, may enter into and perform the Exchange Rights Agreement, the Registration Rights Agreement, the Contribution Agreement dated concurrently herewith between Realty and the Company and the Services Agreement dated concurrently herewith among, Realty, Operating, the Company, Operating JV and Investor without any further act, vote or approval or any Member or Representative, notwithstanding any other provision of this Agreement, the Act or other applicable law, rule or regulation. The Company is hereby authorized to enter into the agreements described in the preceding sentence, but such authorization shall not be deemed a restriction on the power of the Company to enter into other agreements.

                                   ARTICLE 3

                         Capital Contributions; Units

  3.1 Capital Contributions: Units.

  (a) The initial Members shall make or cause to be made the Capital Contributions described in Exhibit A hereto on the date of this Agreement and shall receive initially the number of Class A Units or Class B Units provided therein. In addition, within 20 Business Days after a call issued from time to time from the date of this Agreement until October 1, 1998, by delivery of notice from the Company to Investor, Investor shall make additional cash Capital Contributions to the Company up to an aggregate amount of $115,631,770 (the "Additional Investor Contribution"), provided that no single additional capital call on Investor, when combined with any related additional capital call on Investor made pursuant to Section 3.1 of the amended and restated limited liability company agreement of Operating JV, shall be for less than $10 million. At such time as the Company has called 95% of the Additional Investor Contribution, Investor shall have the right to contribute the balance of the Additional Investor Contribution. Any amount of the Additional Investor Contribution which has not been called by the Company for contribution prior to October 1, 1998 will be contributed by Investor to the Company on October 1, 1998. Investor will receive an aggregate of 8,241,275 Class B Units (the "Additional Investor Units") in exchange for the Additional Investor Contribution. Additional Investor Units shall be issued to Investor as Additional Investor Contributions are made at a price of $14.0308 per Additional Investor Unit; provided that, the price per Additional Investor Unit for any unissued Additional Investor Units will be reduced by an amount, expressed on a per Unit basis, equal to (x) all distributions, prior to the date such Additional Investor Units are issued, of the proceeds from sales of capital assets and (y) any regular quarterly distributions, prior to the date such Additional Investor Units are issued, in excess of $.20 per Unit, less the per unit amount of any regular quarterly distribution paid on units of Operating JV. It is intended that, pursuant to each Additional Investor Contribution, any adjustments made to the Gross Asset Values of Company assets shall be made in a manner such that each Member's Capital Account will reflect its Percentage Interest immediately after such contribution. The Members shall have the initial Percentage Interests in the Company as set forth in Exhibit B, which Percentage Interests shall be adjusted to the extent necessary to reflect properly exchanges, redemptions or conversions of Units, Capital Contributions, the Additional Investor Contribution, the issuance of additional Units or any other event having an effect on a Member's Percentage Interest, in each case to the extent permitted by and in accordance with this Agreement. Except for the Additional Investor Contribution, the Members shall have no obligation to make any additional Capital Contributions or loans to the Company, even if the failure to do so could result in the Bankruptcy or insolvency of the Company or any other adverse consequence to the Company.

  In the event that Investor fails to contribute to the Company all or any portion of an Additional Capital Contribution within five days after the date scheduled for such contribution (a "Contribution Default"), Realty may at its option, exercisable within five days after the end of such five-day period,
(a) advance to the Company, on a fully recourse basis to the Company, for the account of Investor the amount of such deficiency or (b) make a contribution to the Company equal to, and in lieu of, Investor's delinquent Additional Capital Contribution. If the option referred to in clause (a) is exercised, the amount advanced by Realty on behalf of Investor shall hereinafter be referred to as a "Deficiency Advance." The Deficiency Advance shall be deemed a fully recourse loan by Realty to Investor and, on and after the date that is six months from the date of the Deficiency Advance, shall be payable upon Realty's demand. The Deficiency Advance shall be deemed an Additional Capital Contribution of Investor. Interest at a rate per annum equal to the lesser of
(i) the prime commercial lending rate or base lending rate published from time to time in the national edition of The Wall Street Journal plus five (5) percent per annum and (ii) the maximum rate allowed by law shall be payable on any Deficiency Advance by Investor to Realty monthly in arrears, commencing on the first day of the calendar month immediately following the date of the Deficiency Advance. Notwithstanding any other provision of this Agreement, Realty shall have a security interest in and shall receive from the Company all Company distributions which would otherwise by payable to Investor, until all accrued and unpaid interest on and the principal balance of all Deficiency Advances made by Realty for the benefit of Investor shall have been paid.

  If a Contribution Default occurs and Realty does not make a Deficiency Advance, the following actions will occur:

    (1) The Company may enforce, by court action, Investor's obligation to make the Additional Capital Contribution which caused the Contribution Default, including the payment of interest on the unpaid amount at a rate per annum equal to the lesser of (i) the prime commercial lending rate or base lending rate published from time to time in the national edition of The Wall Street Journal plus five (5) percent per annum and (ii) the maximum rate allowed by law from the date such Additional Capital Contribution was payable. Investor shall pay all costs of the suit including, without limitation, reasonable attorneys' fees, and all expenses incurred in recovering the amounts (including interest) due. This provision shall not limit the Company's right to recover other losses, damages or expenses resulting from Investor's failure to make such Additional Capital Contributions.

    (2) Until such time as the Additional Capital Contribution which caused the Contribution Default (plus interest thereon as provided in clause (1) above) is paid in full to the Company (i) the provisions of Article VI shall be applied as if no Class B Units are outstanding, (ii) the Company shall retain all distributions under Paragraph 5.2 otherwise payable to Investor and such amounts will be applied first to the payment of interest on the Additional Capital Contribution which caused the Contribution Default and then to the Additional Capital Contribution which caused the Contribution Default, (iii) Investor shall not be entitled to exercise any of the rights set forth in Article XI, and (iv) Investor shall not be entitled to exercise any of the Rights.

    (3) Realty may, as it option, purchase all the Units held by Investor at a price per Unit equal to 80% of the closing price of the Paired Shares on the New York Stock Exchange on the NYSE trading day immediately preceding the date of such purchase.

  (b) The limited liability company interest of a Member (or an assignee of a Member) in capital, allocations of Net Income, Net Losses and distributions shall be evidenced by the issuance to such Member (or assignee) of one or more
Units. The Company will be authorized to issue up to     Units, of which not
more than     Units may be Class A Units, not more than     Units may be Class
B Units, and not more than     Units may be Class C Units. The aggregate total
of all Units outstanding and the ownership of Units by each Member, as of the date of this Agreement, are as set forth on Exhibit A hereto.

  (c) From time to time, subject to Section 6.5 (c), the Company may issue additional Units of the class previously issued to existing Members and their transferees and Class C Units to newly-admitted Members in exchange for additional Capital Contributions. When Realty contributes to the Company the net proceeds to

Realty from any offering or sale of Paired Shares (including, without limitation, any issuance of Paired Shares pursuant to the exercise of options, warrants, convertible securities, or similar rights to acquire Paired Shares), the Company shall issue to Realty Class A Units equal in number to the number of Paired Shares issued in such Offering. In the event that Realty receives Class A Units pursuant to this Paragraph, Investor shall have the right, but not the obligation, to make additional Capital Contributions in exchange for its Pro Rata Share of Class B Units pursuant to Paragraph 11.1.

  (d) Subject to Section 6.5 (c), the Company is hereby authorized to issue to Realty Units in one or more classes or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the then-existing Units, as shall be determined by the Company, including (i) the allocation of items of Company income, gain, loss, deduction and credit to each such class or series of Units and (ii) the rights of each such class or series of Units to share in Company distributions (including liquidating distributions); provided, however, that no such additional Units shall be issued to Realty unless (x) additional Units are issued in connection with an issuance of shares of Realty, which shares have designations, preferences and other rights, all such that the economic interests of such shares are substantially similar to the designations, preferences and other rights of the additional Units issued to Realty in accordance with this Paragraph 3.1(d) and (y) Realty contributes to the Company an amount equal to the net proceeds received by Realty in connection with the issuance of such shares. Notwithstanding the foregoing, the Company shall not issue any Class B Units to any Person other than Investor.

  (e) In the event of any change in the outstanding number of Paired Shares by reason of any share dividend, split, reverse split, recapitalization, merger, consolidation or combination, the number of Units held by each Member (or assignee) shall be proportionately adjusted such that, to the extent possible, one Unit remains the equivalent of one Share without dilution. It is the intent of the Members that, to the extent possible, the number of Units held by Realty shall at all times equal the number of issued and outstanding Paired Shares.

  (f) No fractional Units shall remain outstanding. Any fractional Units that, but for this Paragraph 3.1(f), would otherwise be outstanding shall be redeemed by the Company for cash equal to the fair market value of such fractional Unit.

  3.2 Percentage Interests. The Percentage Interest of a Member shall be equal, as of any date, to the percentage obtained by dividing (a) the number of Units held by such Member (including Units held by assignees of such Member who have not been admitted as Members) on such date by (b) the total number of issued and outstanding Units on such date.

  3.3 Purchase Rights. If Realty grants, issues or sells any options, convertible securities or rights to purchase shares, warrants, or other property pro rata to the record holders of Realty Shares (collectively, "Purchase Rights"), then the Members shall, to the extent practicable and consistent with the other provisions of this Agreement, be entitled to acquire from the Company interests in the Company that are substantially similar in amount, tone and tenor to the Purchase Rights to which such Members would be entitled if such Members had converted their Units into Paired Shares immediately prior to the grant, issue or sale of the Purchase Rights.

  3.4 Redemption. If Realty shall redeem any of its outstanding Realty Shares, the Company shall concurrently therewith redeem an equal number of Units held by Realty for the same price as paid by Realty for the redemption of such Realty Shares. Similar redemptions of interests of Realty in the Company shall occur if any other outstanding securities of Realty which have counterpart securities of the Company, as contemplated by Paragraph 3.1(d), are redeemed or otherwise retired. Notwithstanding the foregoing, Realty shall not redeem any Realty Shares or counterpart securities without the prior written consent of the Company.

  3.5 No Third-Party Beneficiaries. No creditor or other third party shall have the right to enforce any right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

  3.6 No Interest on or Return of Capital Contribution. No Member shall be entitled to interest on its Capital Contribution or Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution.

                                   ARTICLE 4

                               Meetings; Voting

  4.1 Meetings.

  (a) An annual meeting of Members of each class will be held on the first Monday of May in each year, or if that is a legal holiday in the place where the Company has its principal office, on the next following business day in that place. If, pursuant to Paragraph 4.2, the Members of two or more classes vote as a single class with regard to any matters brought before their annual meetings, the annual meetings in that year of the holders of those classes of Units will be combined into a single meeting (but with separate voting with regard to any matters as to which they vote as separate classes).

  (b) Special meetings of Members of a class may be called at any time for any purpose by a majority of the Members of that class, or by the Members holding a majority of the Units of that class, or by the President or the Secretary of the Company.

  (c) Notice of each meeting of the Members of any class, stating the date, time and place of the meeting and the matters to be voted upon at it, must be given not less than ten nor more than sixty days before the date of the meeting to each Member entitled to vote at the meeting.

  4.2 Voting.

  (a) Except as otherwise provided in this Agreement, the Members of all classes will vote together as though the Units were of a single class. At any meeting of Members, each Member having the right to vote may vote at that meeting in person or by proxy. Each Member entitled to vote at a meeting will be entitled to one vote for each Unit of the class regarding which the Member is entitled to vote at the meeting registered in the Member's name on the books of the Company. The Members agree that because Investor is obligated to make the Additional Investor Contribution, Investor will be entitled to vote the total number of Additional Investor Units from and after the date of this Agreement.

  (b) The presence in person or by proxy of holders of a majority of the Units of each class entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting.

  (c) The selection of Class A Representatives and Class B Representatives will be determined by plurality vote of the class entitled to vote. Except as otherwise provided in this Agreement, any other matter will be determined by the vote of a majority of the Units which are voted with regard to it.

  (d) Whenever the vote of Members at a meeting is required or permitted in connection with any action by the Company, the meeting and vote may be dispensed with if the action is consented to in writing by Members having at least the minimum number of votes required to authorize the action at a meeting at which the holders of all Units entitled to vote are present and voted.

  (e) Class C Units shall have no voting rights.

  4.3 Unit Register. The Company will maintain a Unit register in which it will record the names, addresses and taxpayer identification numbers of the owners of Units and the number of Units of each class owned by each of them. Upon notification that Units have been transferred (or, if Units are represented by certificates, upon receipt of certificates representing Units with appropriate documents of assignment attached) and receipt by the Company of evidence satisfactory to the Company that the transfer was permitted by
Article VIII, the Company will record the transfer in the Unit register. The Company may for all purposes treat the person shown in the Unit register as the owner of the Units shown in the Unit register, even if the Company has notice that the Units have been transferred to another person. Any reference in this Agreement to information about Units or holders or owners of Units shown on the books of the Company will refer to information shown in the Unit register.

  4.4 No Authority to Bind. Except as otherwise expressly provided herein, no Member has the authority to bind the Company.

                                   ARTICLE 5

        Allocations, Distributions and Other Tax and Accounting Matters

  5.1 Allocations. The Net Income, Net Loss and other Company items shall be allocated pursuant to the provisions of this Paragraph 5.1.

  (a) Allocation of Net Income and Net Loss.

    (i) Net Income. Except as otherwise provided herein, Net Income for each Fiscal Year or other applicable period shall be allocated to the Members in accordance with their respective Percentage Interests.

    (ii) Net Loss. Except as otherwise provided herein, Net Loss of the Company for each Fiscal Year or other applicable period shall be allocated to the holders of Units in accordance with their respective Percentage Interests.

  (b) Special Allocations. Notwithstanding any provisions of Paragraph 5.1(a) hereof, the following special allocations shall be made in the following order:

    (i) Minimum Gain Chargeback. Notwithstanding any other Provision of this
  Article V, if there is a net decrease in Company Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company property as further outlined in Section 1.704-2(f) of the Regulations), each holder of Units shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that holder's share of the net decrease in Company Minimum Gain as determined under Section 1.704-2(g) of the Regulations. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This clause (i) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith.

    (ii) Minimum Gain Chargeback Attributable to Member Nonrecourse
  Debt. Notwithstanding any other provision of this Article V, if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Company property (as further outlined in Section 1.704-2(i)(4) of the Regulations), each holder of Units shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the holder's share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt as determined under Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the

  Regulations. This clause (ii) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith.

    (iii) Qualified Income Offset. In the event a holder of Units unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, and such holder has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such holder in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Paragraph 5.1(b)(iii) shall be made only if and to the extent that such holder would have Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Paragraph 5.1(b)(iii) were not in the Agreement. This clause (iii) is intended to constitute a "qualified income offset" under Section 1.704-1(b)(2)(ii) (d) of the Regulations and shall be interpreted consistently therewith.

    (iv) Gross Income Allocation. In the event any holder of Units has a deficit Capital Account at the end of a Fiscal Year which is in excess of the sum of (x) the amount such holder is obligated to restore pursuant to any provision of this Agreement, and (y) the amount such holder is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Paragraph 5.1(b)(iv) shall be made only if and to the extent that such holder would have a Capital Account Deficit in excess of such sum after all other allocations provided for in this Article V have been made as if Paragraph 5.1(b)(iii) hereof and this Paragraph 5.1(b)(iv) were not in the Agreement.

    (v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the holders of Units in accordance with their respective Percentage Interests. For purposes of
  Section 1.752-3(a)(3) of the Regulations, "excess nonrecourse liabilities" shall be allocated among the holders of Units in proportion to their respective Percentage Interests.

    (vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated to the holder of Units that bears the economic risk of loss with respect to the Member Nonrecourse Debt of which such Member Nonrecourse Deductions are attributable (as determined by Sections 1.704-2(b) (4) and (i) (1) of the Regulations).

    (vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or
  Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1 (b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to holders of Units in accordance with their interests in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such sections of the Regulations.

    (viii) Curative Allocations. The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the holders of Units so that, to the extent possible, the cumulative net amount of allocations of Company items under Paragraphs 5.1(a) and (b) hereof shall be equal to the net amount that would have been allocated to each holder of Units if the Regulatory Allocations had not occurred. This subparagraph (viii) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, "Regulatory Allocations" shall mean the allocations provided under this Paragraph 5.1(b) (other than this subparagraph).

    (ix) Code (S)514(c)(9)(B)(vi) Limitation. Notwithstanding the foregoing, if any special allocation otherwise required pursuant to this Paragraph 5.1(b) or, if a deduction to a guaranteed payment to a Member, would cause the Company's allocations to violate Code (S)514(c)(9)(B)(vi) (taking into account its incorporation by reference of the "substantial economic effect" requirements of Code (S)704(b)(2)) and the applicable Regulations, then such special allocation or deduction shall not be made until such time as permitted under such Code section and Regulations, provided that the cumulative results of such allocations permits the Capital Accounts of the Members to be in proportion to the distributions that would occur if liquidating distributions were made in accordance with Paragraph 5.2 of this Agreement.

    (x) Varying Interests. In the event a Member's Percentage Interest during a Fiscal Year changes, the allocations pursuant to this Article V shall be made by the Company to take such varying interests into account in any reasonable manner permitted under the Code and the Regulations.

  (c) Tax Allocations.

    (i) Generally. Subject to clauses (ii) and (iii) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, "Tax Items") shall be allocated among the holders of Units on the same basis as their respective book items.

    (ii) Allocations Respecting Section 704(c) of the Code and
  Revaluations. Property contributed to the Company shall be subject to
  Section 704(c) of the Code and the Regulations thereunder so that, notwithstanding paragraph (b) hereof, taxable gain from disposition, taxable loss from disposition and tax depreciation with respect to Company property that is subject to Section 704(c) of the Code and/or Section 1.704-1(b)(2)(iv)(f) of the Regulations (collectively "Section 704(c) Tax Items") shall be allocated on a property by property basis in accordance with said Code Section and/or the Regulations thereunder, as the case may be. The allocation of Section 704(c) Tax Items shall be made pursuant to the traditional method of Section 1.704-3(b) of the Regulations. Allocations pursuant to this Paragraph 5.1(c)(ii) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account or share of Net Income, Net Loss, other items, or distributions of an holder of Units pursuant to any provision of this Agreement.

    (iii) Tax Credits and Other Items. Tax credits and other items shall be allocated in accordance with the holdings of Units to the extent permitted under Section 1.704-1(b)(4)(ii) of the Regulations or other applicable provision of the Code and Regulations and otherwise in accordance with such provisions.

  5.2 Distributions. The Company shall make such distributions as it may in its reasonable discretion determine to the holders of Units who are holders on the Company Record Date with respect to such distribution. All such distributions shall be made pro rata in accordance with the holders' respective Percentage Interests. Notwithstanding the foregoing, the Company shall distribute sufficient amounts, pro rata according to Percentage Interests, to enable Realty to pay shareholder dividends that will satisfy the REIT Requirements and avoid any federal income or excise tax. Notwithstanding the provisions of this Paragraph 5.2 to the contrary, all distributions to be made after the dissolution of the Company shall be made in accordance with
Article XII. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Representatives on behalf of the Company, shall not be required to make a distribution to any Member on account of its Units or its interest in the Company if such distribution would violate
Section 18-607 of the Act or other applicable law.

  5.3 Books of Account. At all times the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with GAAP, using the calendar year as the fiscal and taxable year of the Company. In addition, the Company shall keep all records required to be kept pursuant to the Act.

  5.4 Reports. The Company shall send to the Members promptly after receipt of the same from the Accountants and in no event later than 105 days after the close of each Fiscal Year of the Company, copies of Audited Financial Statements for the Company, or of Realty if such statements are prepared solely on a consolidated basis with Realty, for the immediately preceding Fiscal Year of the Company. The Company shall also cause to be prepared such reports and/or information as are necessary for Realty to determine its qualification as a REIT and its compliance with REIT Requirements.

  5.5 Tax Elections and Returns. All elections required or permitted to be made by the Company under any applicable tax law shall be made by the Company in its sole and absolute discretion, except that the Company shall, if requested by a Member, file an election on behalf of the Company pursuant to
Section 754 of the Code to adjust the basis of the Company property in the case of a transfer of a Unit or distribution from the Company, including transfers made in connection with the exercise of the Rights, made in accordance with the provisions of the Agreement. The Company shall consult in good faith with the Representatives regarding any proposed modifications to the tax returns of the Company. The Company shall be responsible for preparing and filing all federal and state tax returns for the Company and furnishing copies thereof to the Members, together with required Company schedules showing allocations of tax items, copies of all within the period of time prescribed by law. The Company shall use reasonable efforts to make available to the holders of Units final K-1's not later than September 15 of each year.

  5.6 Tax Matters Member. Realty is hereby designated as the Tax Matters Member within the meaning of Section 6231(a)(7) of the Code (and any corresponding provisions of state and local law) for the Company; provided, however, that (a) in exercising its authority as Tax Matters Member, shall be limited by the provisions of this Agreement affecting tax aspects of the Company; (b) Realty shall consult in good faith with the Representatives regarding the filing of an administrative adjustment request with respect to the Company before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Member, including Realty, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; (c) Realty shall consult in good faith with the Representatives regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final administrative judgment under Section 6226 of the Code relating to the Company before filing such petition; (d) Realty shall give prompt notice to the Representatives and any notice partners under Section 6231 of the Code of the receipt of any written notice that the IRS intends to examine or audit Company income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Company level relating to the Company under Section 6223 of the Code, receipt of written notice of the final Company administrative adjustment relating to the Company pursuant to Section 6223 of the Code, and receipt of any request from the IRS for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company; and
(e) Realty shall promptly notify the Representatives if Realty does not intend to file for judicial review with respect to the Company. Similar provisions shall apply in the case of any audit or examination by a state or local taxing authority.

  5.7 Withholding Payments Required By Law.

    (a) Unless treated as a Tax Payment Loan (as hereinafter defined), any amount paid by the Company for or with respect to any holder of Units on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Regulations, or any state or local statute, regulation, notice, ruling or ordinance requiring such payment (a "Withholding Tax Act") shall be treated as a distribution to such holder for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to such holder, unless and to the extent that funds shall have been provided by such holder pursuant to the last sentence of this Paragraph 5.7(a), the excess shall constitute a loan from the Company to such holder (a "Tax Payment Loan") which shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the prime commercial lending rate or base lending rate published from time to time in the national edition of The Wall Street Journal, plus four (4) percent per annum, compounded monthly (but in no event higher than the highest interest rate permitted by applicable law). So long as any Tax Payment Loan to any holder of Units or the interest thereon remains unpaid, the Company shall make future distributions due to such holder under this Agreement by applying the amount of any such distributions first to the payment of any unpaid interest on such Tax Payment Loan and then to the repayment of the principal thereof, and no such distributions shall be paid to such holder until all of such principal and interest has been paid in full. If the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to a holder of Units, the Company shall notify such holder at least five (5) Business Days in advance of the date upon which the Company would be required to make a Tax Payment Loan under this Paragraph 5.7(a) (the "Tax Payment Loan Date") and provide such holder the opportunity to pay to the Company, on or before the Tax Payment Loan Date, all or a portion of such deficit.

  (b) The Company will take all actions necessary to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this Paragraph 5.7. Nothing in this Paragraph 5.7 shall create any obligation on any holder of Units to advance funds to the Company or to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act.

  (c) In the event that a Tax Payment Loan is not paid by a holder of Units within thirty (30) days after written demand therefor is made by the Company, the Company may cause all distributions that would otherwise be made to such holder to be retained by the Company, or sell such holder's Units for sale proceeds, in each case up to the amount necessary to repay such Tax Payment Loan, including all accrued and unpaid interest therein, and such retained distributions or sale proceeds shall be applied against, first, the accrued interest on and, second, the principal of, such Tax Payment Loan.

                                   ARTICLE 6

                                 Member Board

  6.1 Management by Members. The management of the Company is fully reserved to the Members, and the Company will not have "managers," as that term is used in the Act. The powers of the Company will be exercised by or under the authority of, and the business and affairs of the Company will be managed under the direction of, the Members, who will make all decisions and take all actions for the Company, as described in this Article VI. Notwithstanding anything herein to the contrary, the Company shall not take any action which (or fail to take any action, the omission of which), in the opinion of counsel to Realty (i) could adversely affect the ability of Realty to qualify or continue to qualify as a REIT, (ii) could subject Realty to any additional taxes under Section 857 or Section 4981 of the Code or other potentially adverse consequences under the Code, (iii) could otherwise violate the REIT Requirements or (iv) could violate any law or regulation of any governmental body or agency having jurisdiction over Realty or its securities, unless such action (or inaction) shall have been specifically consented to by Realty in writing.

  6.2 The Member Board. In managing the Company, the Members will act through the Member Board, or through such Committees as the Member Board may establish. The Member Board will consist of three Class A Representatives and two Class B Representatives; provided that if, at any time after October 15, 1998 (i) Investor or its Affiliates no longer collectively own at least 40% of the Additional Investor Units or (ii) the number of Class B Units held of record by Investor and its Affiliates in the aggregate at any time is reduced to less than 10% of the aggregate number of Units then outstanding, then from and after the date of such reduction, the Member Board will consist of 4 Class A Representatives and 1 Class B Representative. If there are no Class B Units outstanding, then the Member Board will consist of 5 Representatives elected by a majority vote of the Class A Units eligible to vote thereon. Except as otherwise expressly provided in this Agreement, any act (including any vote or consent) of the Class A Representatives will be the act of all the holders of Class A Units and any act (including any vote or consent) of the Class B Representatives will be the act of all the holders of Class B Units.

  6.3 Selection and Terms of Representatives. The Representatives of each class will be selected in accordance with Paragraph 4.2(c) by the holders of the applicable class of Units at each annual meeting of those holders. Except as otherwise provided in this Agreement, each Representative will serve at the pleasure of the class of Members that the Representative represents. To the fullest extent permitted by law, each Representative shall be deemed an agent of the Member which appointed such Person a Representative, and, such Representative shall not be deemed to be an agent or a sub-agent of the Company or the other Members and shall have no duty (fiduciary or otherwise) to the Company or the other Members. Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to such Representatives, and to the actions and decisions of such Representatives within the scope of such Representatives' authority as provided herein.

  6.4 Meetings.

  (a) Meetings of the Member Board may be called by any Representative on at least five days' notice to each other Representative.

  (b) One Representative of each class will constitute a quorum at a meeting of the Member Board.

  (c) A Representative participating in a meeting by conference telephone or similar communications equipment by which all persons present at the meeting can hear each other will be deemed present at the meeting and all acts taken by the Representative during his or her participation will be deemed taken at the meeting.

  6.5 Voting.

  (a) The Class A Representatives, as a class, will at any time be entitled to a number of votes equal to the then number of Class A Representatives, and the Class B Representatives, as a class, will be entitled to a number of votes equal to the number of Class B Representatives, on all matters. If there is only one Member of a class, all the votes of the Representatives of that class will be cast in the same manner. If there is more than one Member of a given class, the Representatives of that class may decide among themselves whether to cast all the votes to which they, as a class, are entitled in the same manner or whether to allocate those votes among Representatives of the class. The action of at least one Representative in casting the votes of the class of Members that Representative represents will, unless there is more than one Member of the class and the other Representatives of that class object at the time the vote is cast, constitute the vote of the Representatives of that class, even if the other Representatives of that class are not present when the votes are cast.

  (b) Except as provided in Paragraph 6.5(c), a majority of the votes cast with respect to a matter at a meeting at which a quorum is present will be the act of the Member Board.

  (c) Notwithstanding anything to the contrary contained in this Agreement, the affirmative votes of four Representatives will be required for any of the following actions:

    (i) except as otherwise provided in this Agreement, any change in the number or classes of Units the Company is authorized to issue, any issuance by the Company of Units of any class, any issuance by the Company of options, rights or convertible or exchangeable securities which may entitle the holder to acquire Units of any class, or the Company's entering into any other type of agreement under which the Company is, or upon the passage of time, the payment of money or the occurrence of any other event may become, required to issue Units of any class;

    (ii) the acquisition by the Company, whether by merger, consolidation, purchase of stock or assets (or group of assets) or other business combination, of any business or assets (or group of assets) having a value in excess of $10,000,000, and the incurrence of expenditures for capital or development projects in excess of $10,000,000;

    (iii) the sale or disposal of the Santa Anita Racetrack and its adjacent land, the Company's interest in the Towson, Maryland shopping center or the Company's interest in the Joppa property (other than a sale of such Towson and Joppa interests substantially on the terms set forth in the Realty Disclosure Schedule to the Formation Agreement which occurs prior to June 30, 1997); or the sale or disposal of any assets (or group of assets) acquired by the Company after the date of this Agreement, whether by merger, consolidation, sale of stock or assets (or group of assets) or other business combination having a value in excess of $10,000,000 or which contributed 10% or more of the EBITDA of the Company in the prior four fiscal quarters;

    (iv) the incurrence or issuance of indebtedness, the entering into a guaranty, or the engagement in any other financing arrangement in excess of $10,000,000 in the aggregate;

    (v) the selection, retention, removal, replacement and compensation of senior executive officers of the Company;

    (vi) approval of the Company's annual operations budget; provided that if a proposed annual operations budget is not approved prior to the beginning of the related operating period, the annual operations budget for the then-current fiscal year plus an increase of % of such budget shall be the operations budget of the Company for the upcoming fiscal year until such time as the Member Board approves an operating budget for such period;

    (vii) The dissolution of the Company in accordance with Paragraph 12.1;
  and

    (viii) The institution of any proceedings in Bankruptcy on behalf of the Company.

  6.6 Action by Written Consent. Any action of the Member Board may be taken without a meeting if written consent to the action is signed by a sufficient number of Representatives to approve the action.

  6.7 Committees. The Member Board may designate from among its members an Executive Committee and other committees, each consisting of at least the same proportion of Class A Representatives and Class B Representatives as the numbers of Class A Representatives bears to the number of Class B Representatives then serving on the Member Board. The Executive Committee will have all the authority of the Member Board, except (i) as the Member Board otherwise provides, and (ii) that the Executive Committee may not take any action which, under Paragraph 6.5(c), must receive at least the votes of four Representatives. Other committees will have such authority as the Member Board grants them. The Member Board will have the right at any time to remove and replace members of committees, to change the size of committees and to change the membership of committees (subject to the requirement in the first sentence of this Paragraph). At any meeting of any committee, the Class A Representatives on the committee, as a class, and the Class B Representatives on the committee, as a class, will be entitled to the same number of votes as the Class A and B Representatives are then entitled to on the Member Board, unless the Member Board unanimously determines that the Class A Representatives on the committee or the Class B Representatives on the committee, as a class, will be entitled to a different number of votes.

  6.8 Operation in Accordance with REIT and ERISA Requirements.

  (a) The Members acknowledge and agree the Company has the authority to and shall operate in a manner that will enable Realty to (i) satisfy the REIT Requirements and (ii) avoid the imposition of any federal income or excise tax liability on Realty. The Company has the authority to and shall avoid taking any action which would result in Realty ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on Realty.

  (b) Without the prior consent of the Member Board, no Member or holder of Units or any Affiliate shall take any action, including acquiring, directly or indirectly, an interest in any tenant of a Property (including, but not limited to, Operating or its Affiliates), which would have, through the actual or constructive ownership of any tenant of any Property, the effect of causing the percentage of gross income of Realty that fails to be treated as "rents from real Property" within the meaning of Section 856(d)(2) of the Code to exceed such percentage on the date hereof. Each Member shall use its best efforts to notify the Company on a timely basis of any direct or indirect acquisition or potential direct or indirect acquisition of Paired Shares by such Member or any Affiliate or direct or indirect owner of an interest in such Member that could reasonably be expected to have such effect.

  (c) For so long as Investor owns Class B Units, unless otherwise consented to by Investor and Realty, the Company shall use its best efforts to conduct its affairs in compliance with the exception for "real estate operating companies" under the regulations contained in 29 CFR (S) 2510-3.101 or any successor regulations (the "Plan Assets Regulations"). Without limiting the generality of the foregoing, if Investor or Realty provides to the Company and the Member Board an opinion of counsel to the effect that there is a material likelihood that the Company will cease to be a "real estate operating company" under the Plan Assets Regulations, then the Company and the Member Board shall take such actions as may be reasonably requested by Investor or Realty to cause the Company not to be adversely affected with respect to its status as a "real estate operating company." The Company will deliver to Investor and Realty, no later than the last day of each "annual valuation period" (as defined in the Plan Assets Regulations) of the Company, a certificate reasonably acceptable to Investor setting forth with reasonable specificity facts pertinent to the Company's status as a "real estate operating company," provided that Realty shall have prior notice of the form of the certificate a reasonable time prior to its issuance.

                                   ARTICLE 7

                                   Officers

  7.1 Required and Permitted Officers. The Company will have a President, a Secretary and a Treasurer. The Member Board may also elect a Chairman of the Board, one or more Vice Presidents (one or more of whom may be designated an Executive Vice President or a Senior Vice President), one or more Assistant Secretaries or Assistant Treasurers, and such other officers as it may from time to time deem advisable. The same person may hold two or more offices. No officer except the Chairman of the Board, if there is one, need be a Representative.

  7.2 Election and Terms of Office. Kelvin L. Davis will serve as the initial President of the Company. Each successor to Mr. Davis and each other officer will be elected by the Member Board and will hold office for such term, if any, as the Member Board determines. Any officer may be removed at any time, either with or without cause, by the Member Board.

  7.3 Duties of Officers.

  (a) The Chairman of the Board, if any, will preside at all meetings of the Member Board and will have any other duties which from time to time may be prescribed by the Member Board.

  (b) The President will be the Chief Executive Officer of the Company, will report to the Member Board and will see to it that all directives of the Member Board are carried into effect. The President will preside at any meeting of the Member Board at which the Chairman of the Board is not present.

  (c) The officers, other than the Chairman of the Board and the President, will have such powers and perform such duties, in each case subject to the control of the Member Board and the President, as generally pertain to their respective offices, as if the Company were a business corporation governed by the General Corporation Law of the State of Delaware, as well as such powers and duties as from time to time may be prescribed by the Member Board.

  (d) Notwithstanding any other provision of this Agreement, each officer will participate only in the day-to-day operations of the Company's business. No officer will, in such capacity, determine any management policy or make any management decision, all of which will be made by the Members, as provided in
Article VI.

  7.4 Reliance by Third Parties. Any person or entity dealing with the Company may rely upon a certificate signed by any officer of the Company as the persons who are authorized to execute and deliver any instrument or document of, or on behalf of, the Company and as to any other matter whatsoever involving the Company.

                                   ARTICLE 8

                                   Transfer

  8.1 Realty. Realty shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Units without the prior written approval of a majority in interest of the other Members and the approval of the Member Board, which approval may be granted or withheld in each party's sole and absolute discretion. Upon any transfer of a Unit in accordance with the provisions of this Paragraph 8.1, the transferee of Realty shall become vested with the powers and rights of Realty, and shall be liable for all obligations and responsible for all duties of Realty, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Unit so acquired. It shall be a condition to any transfer otherwise permitted hereunder that the transferee assumes by express agreement (or pursuant to a statutory merger or consolidation wherein all obligations and liabilities of Realty are assumed by a successor trust or corporation by operation of law) all of the obligations of Realty under this Agreement with respect to such transferred Unit and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of Realty are assumed by a successor trust or corporation by operation of law) shall relieve Realty of its obligations under this Agreement without the approval of the Member Board. Notwithstanding any provision to the contrary in this Paragraph 8.1, no transferee of all or any portion of Realty's Units may be admitted as a Member until each of the conditions of Paragraph 10.1 has been satisfied.

  8.2 Transfers by Members Other Than Realty.

  (a) No Unit shall be transferred, in whole or in part, without the prior written approval of a majority in interest of the other Members and the approval of the Member Board, which approval may be granted or withheld in each party's sole and absolute discretion. Notwithstanding the foregoing, the following transfers are hereby approved in advance, provided that such transfer otherwise complies with all other requirements of this Article VIII:
(i) transfers of Units to Realty pursuant to the exercise of Rights, (ii) pledges to secure bona fide indebtedness, (iii) transfers to a Member's Immediate Family, (iv) transfers to Affiliates and (v) transfers to the partners of any Member which is a partnership.

  (b) It shall be a condition to any transfer (contingent upon foreclosure, in the case of a pledge, encumbrance, hypothecation or mortgage) that the transferee assume by operation of law or express agreement all of the obligations of the transferor under this Agreement (including, without limitation, under Article VIII hereof) with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor are assumed by a successor corporation by operation of law) shall relieve the transferor of its obligations under this Agreement without the approval of the Member Board, in its reasonable discretion (it being understood that a transferor shall be deemed relieved from such obligations, without the necessity of any such approval, in respect of Units transferred to Realty or the Company pursuant to the Exchange Rights Agreement). Upon such transfer, the transferee of a Unit shall not be admitted as a Member and shall not succeed to any of the rights and obligations of the transferor Member under this Agreement until each of the conditions of Paragraph 10.1 has been satisfied.

  (c) In addition to any other restrictions on transfer provided herein, no Units shall be transferable unless the transferor gives written notice of the proposed transfer which notice shall state, to the best of its knowledge, that such transfer will not violate any of the restrictions set forth in Paragraph
8.3 hereof.

  (d) The Members acknowledge that the Units have not been registered under any federal or state securities laws and, as a result thereof, they may not be sold or otherwise transferred, except in compliance with such laws. Notwithstanding anything to the contrary contained in this Agreement, no Units may be sold or otherwise transferred unless such transfer is exempt from registration under any applicable securities laws or such transfer is registered under such laws, it being acknowledged that the Company has no obligation to take any action which would cause any Units to be registered.

  8.3 Certain Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, except with the approval of the Member Board, in no event may any transfer of a Unit by any Person be made (a) to any person or Entity that lacks the legal right, power or capacity to own Units; (b) in the event such transfer would cause Realty to cease to comply with the REIT Requirements; (c) if such transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal income tax purposes; (e) if such transfer would result in the Company being treated as a "publicly traded partnership" or is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code; (f) in violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (g) if the Member Board reasonably believes that such transfer may (i) cause any portion or all of the assets of the Company to be deemed pursuant to United States Department of Labor Regulation Section 2510.3-101 or otherwise pursuant to ERISA or the Code to be for any purpose of ERISA or Section 4975 of the Code assets of any Restricted Entity, or (ii) cause a "prohibited transaction" (as defined in Section 4975(c) of the Code or within the meaning of Section 406 of ERISA) to occur, or (iii) cause the Company to become with respect to any Restricted Entity a "party in interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(e) of the Code), or (iv) cause the Company to be jointly and severally liable for any obligation arising under ERISA or the Code with respect to any "employee benefit plan" as defined in and subject to ERISA or any "plan" as defined in
Section 4975 of the Code, or (v) cause any Nonrecourse Liability of the Company to be reclassified as Members Nonrecourse Debt because the contemplated transferee (or any person or Entity which is related to such transferee within the meaning of Section 1.752-4(b) of the Regulations) is a lender with respect to such Nonrecourse Liability; or (h) if the intended transferee is a Restricted Entity.

  8.4 Effective Dates of Transfers.

  (a) Transfers pursuant to this Article VIII may be made on any day, but for purposes of this Agreement, the effective date of any such transfer shall be
(i) the first day of the month in which such transfer occurred if such transfer occurred on or prior to the fifteenth calendar day of a month, or
(ii) the first day of the month immediately following the month in which such transfer occurred, if such transfer occurred after the fifteenth calendar day of a month, or such other date determined by the Member Board pursuant to such convention as may be administratively feasible and consistent with applicable law.

  (b) If any Unit is transferred or assigned in compliance with the provisions of this Article VIII, all distributions pursuant to Paragraph 5.2 hereof attributable to such transferred Units (A) with respect to which the Company Record Date is before the effective date of such transfer (other than a pledge, encumbrance, hypothecation or mortgage) shall be made to the transferor, and (B) all distributions after those described in (A) shall be made to the transferee.

  8.5 Transfer.

  (a) The term "transfer," when used in this Article VIII with respect to a Unit, shall be deemed to refer to a transaction by which a Person purports to assign its Units to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, merger, disposition of marital property pursuant to court order, any transfer by death or any other disposition by law or otherwise.

  (b) The Member Board is hereby authorized on behalf of each of the Members to amend this Agreement (including the schedules hereto) to reflect the admission of any transferee of a Unit as a substituted Member in accordance with the provisions of this Article 8 without the vote or approval of any Member.

                                   ARTICLE 9

                                  Information

  9.1 Right to Information about the Company. Subject to Paragraph 9.2, any Member will be entitled at any time during normal business hours to have access to the properties, books and records of the Company and its subsidiaries for any purpose reasonably related to its interest in the Company.

  9.2 Confidentiality. Each Member will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Member from a third party which, insofar as the Member is aware, is not under an obligation to the Company or to a subsidiary to keep the information confidential, (iii) was known to the Member before it was made available to the Member or its representative by the Company or a subsidiary, or (iv) otherwise is independently developed by the Member.

  9.3 Ownership of Paired Shares.

  (a) Each Member hereby agrees to provide the Company within fifteen (15) days of any written request therefor, a statement, to the best of its knowledge, describing the number of Paired Shares actually or constructively owned by such Member and all direct and indirect Owners of such Member for purposes of the REIT Requirements as determined under Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or Section 544 of the Code, as modified by Section 856(h) of the Code.

  (b) (i) Each Member other than Realty hereby covenants that, without the prior written consent of the Company (except pursuant to options and other rights granted with the knowledge and approval of the Company) it will not and will use all reasonable efforts to cause its direct or indirect owners not to acquire any Paired Shares or any rights to acquire Paired Shares and (ii) each Member, except to the extent that the Company provides prior written consent, hereby represents, warrants and covenants that (I) it is not and will not become a Restricted Entity, (II) no "prohibited transaction" (as defined in Section 4975(c) of the Code or within the meaning of Section 406 of ERISA) has occurred or will occur that would not have occurred or occur if the Member and its Affiliates were not Members, (III) the Company has not become and will not become with respect to any Restricted Entity a "party in interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(e) of the Code) which the Company would not have become or be if the Member and its Affiliates were not Members, and (IV) the Company has not and will not become jointly and severally liable for any obligations arising under ERISA or the Code with respect to any "employee benefit plan" as defined in and subject to ERISA or any "plan" as defined in the Code for which the Company has not become or would not be liable if the Member and its Affiliate were not Members.

                                  ARTICLE 10

                                    Members

  10.1 Admission to the Company. No person will become a Member unless that person is shown as an owner of Units on the books of the Company. No person may resign as a Member of a class while that Member holds Units of that class. A person which acquires Units from the Company will become a Member when the person acquires those Units and executes a copy of this Agreement. A person will cease being a Member when that person disposes of all the Units owned by the person and the disposition of those Units is registered on the books of the Company. No person to whom Units are transferred by a Member will become a Member (i) unless the transfer was made as permitted by Article IX, (ii) until the transfer is recorded on the books of the Company, and (iii) until the person to whom the Units are transferred agrees to be bound by all the provisions of this Agreement which were applicable to such person's transferor and either executes a copy of this Agreement or executes and delivers to the Company a separate document in which the person agrees to be bound by all those provisions of this Agreement to the same extent as though the person had executed this Agreement and (iv) unless a majority in interest of the non-transferring Members and the Member Board have each approved in writing the admission of the person to whom the Units are transferred as a substituted Member, which approval may be granted or withheld in each party's sole and absolute discretion.

  10.2 Voting Limited to Members. Notwithstanding anything in Article III, (i) Units shown on the books of the Company as being owned by a person which is not a Member may not be voted unless and until the registered owner becomes a Member as provided in Paragraph 10.1 or the Units are transferred to a Member or to a person who becomes a Member as provided in Paragraph 10.1 and (ii) in determining the number of outstanding Units of a class for the purpose of determining whether matters voted upon by the holders of Units have been approved, Units shown on the books of the Company as being owned by persons who are not Members will not be treated as being outstanding.

                                  ARTICLE 11

                   Participation Rights and Tag-Along Rights

  11.1 Participation Rights.

  (a) Right to Participate. From and after the date hereof, until such time as Investor's interest in the Company, Operating JV, Operating and Realty is reduced to less than 10% of the combined equity interests of the Company, Operating JV, Operating and Realty, on a fully diluted basis, each Class B Member shall be entitled to a participation right to purchase or subscribe for such Class B Member's Pro Rata Share of the total number of any additional Units to be issued or sold by the Company, in the event that the Company issues or sells any Units (other than Units issued pursuant to benefit plans and upon the exercise of Unit options.)

  (b) Notice. In the event the Company proposes to issue or sell any Units in a transaction giving rise to the participation rights provided for in this Article, the Company shall send a written notice (the "Participation Notice") to each Class B Member setting forth the number of Units which the Company proposes to sell or issue, the price (before any commission or discount) at which such Units are proposed to be issued (or, in the case of an underwritten or privately placed offering of Units or Realty Shares in which the price is not known at the time the Participation Notice is given, the method of determining such price and an estimate thereof), and all other relevant information as to such proposed transaction as may be necessary for the Class B Members to determine whether or not to exercise the rights granted in this Article. At any time within 21 days after its receipt of the Participation Notice, each Class B Member may exercise its participation rights to purchase or subscribe for Units, as provided for in this Article, by so informing the Company in writing (an "Exercise Notice"). Each Exercise Notice shall state the percentage of the proposed sale or issuance that the Class B Members elects to purchase. Each Exercise Notice shall be irrevocable, subject to the conditions to the closing of the transaction giving rise to the participation right provided for in this Article.

  (c) Abandonment of Sale or Issuance. The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed sale or issuance giving rise to the participation right granted by this Article, to abandon, rescind, annul, withdraw or otherwise terminate such sale or issuance, whereupon all participation rights in respect of such proposed sale or issuance pursuant to this Article shall become null and void, and the Company shall have no liability or obligation to the Class B Members with respect thereto by virtue of such abandonment, recession, annulment, withdrawal or termination.

  (d) Terms of Sale. The purchase or subscription by a Class B Member pursuant to this Article shall be on the same price and other terms and conditions, including the date of sale or issuance, as are applicable to the purchasers or subscribers of the additional Units, whose purchases or subscriptions give rise to the participation rights, which price and other terms and conditions shall be substantially as stated in the relevant Participation Notice (which standard shall be satisfied if the price, in the case of a negotiated transaction, is not greater than 110% of the estimated price set forth in the relevant Participation Notice or, in the case of an underwritten or privately placed offering, is not greater than the greater of (i) 110% of the estimated price set forth in the relevant Participation Notice or (ii) 105% of the most recent closing price on or prior to the date of the pricing of the offering); provided, however, that (A) the date of Investor's purchase pursuant to this Section 11.1(d) shall be the later of (1) 21 days after the date Investor delivers the Exercise Notice or
(2) the date of the sale to the other purchasers of the additional Units and
(B) in the event the consideration to be received by the Company, in connection with the issuance of Units giving rise to participation rights hereunder is other than cash or cash equivalents, the price per Unit at which the participation rights may be exercised shall be the price per Unit set forth in the Participation Notice or determined in the manner set forth in the Participation Notice (which shall in either event be the price as set forth in the agreement pursuant to which such Units are to be issued, provided that the consideration to be received therefor is valued based upon the fair market value thereof); provided, further, that in the event the purchases or subscriptions giving rise to the participation rights are effected by an offering of securities registered under the 1933 Act and in which offering it is not legally permissible for the securities to be purchased by a Class B Member to be included, such securities to be purchased by Investor will be purchased in a concurrent private placement. At the time of the closing of each purchase by a Class B Member of Units pursuant to this Section 11.1(d), such Class B Member will deliver to the Company an officer's certificate stating that to its knowledge following such purchase such Class B Member will not own, directly or constructively, more than 9.9% of the Paired Shares.

  (e) Timing of Sale. If, with respect to any Participation Notice, a Class B Member fails to deliver an Exercise Notice within the requisite time period, the Company shall have 120 days after the expiration of the time in which the Exercise Notice is required to be delivered in which to sell or issue not more than the number of Units described in the Participation Notice at a price equal to not less than 90% of the price set forth in the Participation Notice. If, at the end of 120 days following the expiration of the time in which the Exercise Notice is required to be delivered, the Company has not completed the sale or issuance of Units, as the case may be, in accordance with the terms described in the Participation Notice (or at a price which is at least 90% of the estimated price set forth in the Participation Notice), the Company shall again be obligated to comply with the provisions of this Article with respect to, and provide the opportunity to participate in, any proposed sale or issuance of Units.

  11.2 Tag-Along Rights. (i) If at any time after the date of this Agreement Realty proposes to sell or otherwise transfer Units to any person other than an Affiliate of Realty, then at least 30 days prior to the closing of such transfer or sale, Realty shall deliver a written notice (the "Co-Sale Notice") to Investor, offering Investor the option to participate in such proposed transfer and to sell to the transferee a percentage of the Units then held by Investor equal to the percentage of the total number of Units then outstanding which are proposed to be sold or otherwise transferred by Realty to the prospective transferee. Such Co-Sale Notice shall specify in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the transfer or sale (including, without limitation, the number of Units to be sold or otherwise transferred by Realty and the per Unit price offered for such Units).

    (ii) Investor may, within 20 days after receipt of a Co-Sale Notice, give written notice (each, a "Tag-Along Notice") to Realty that Investor wishes to participate in such proposed transfer, and such notice shall also specify the number of Units Investor desires to include in such proposed transfer.

    (iii) Subject to Section 8.1, if Investor does not give Realty a timely Tag-Along Notice with respect to the transfer proposed in the Co-Sale Notice, Realty may thereafter transfer the Units specified in the Co-Sale Notice on substantially the same terms and conditions set forth in the Co-Sale Notice. If Investor gives Realty a timely Tag-Along Notice, then Realty shall use all reasonable efforts to cause each prospective transferee to agree to acquire all Units identified in all Co-Sale Notices that are timely given to Realty, upon the same terms and conditions as applicable to Realty's Units. If such prospective transferee is unwilling or unable to acquire all of such additional Units upon such terms, then Realty shall elect either to cancel such proposed transfer or to allocate the maximum number of Units that each prospective transferee is willing to purchase among Realty and Investor in proportion to their proportionate share of such Units.

                                  ARTICLE 12

                                  Termination

  12.1 Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events ("Dissolution Events"):

  (a) the Members vote for dissolution in accordance with Paragraph 6.5(c)(vii); or

  (b) the withdrawal of Realty or Investor as a Member or the Bankruptcy of any Member, unless within 90 days thereafter, not less than a majority in interest of the remaining Members (as determined under Revenue Procedure 94-46, 1994-2 CB 688) elect to continue the Company without dissolution; or

  (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

  12.2 Liquidation. Upon the occurrence of a Dissolution Event, the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as follows (except as otherwise required by Section 18-804 of the Act):

  (a) First, to the payment (or the making of reasonable provision for payment thereof) of debts and liabilities of the Company and the expenses of liquidation, including the establishment of any reserves which the Member Board deems reasonably necessary with regard to contingent, conditional or unmatured liabilities or obligations of the Company. That reserve may be paid to a liquidating trustee to be applied to the payment of those obligations and liabilities and, to the extent not required for that purpose, to be distributed to the Members.

  (b) Second, in accordance with the positive Capital Account balance of all Members, as determined after taking into account all capital account adjustments for the Fiscal Year during which such liquidation occurs. All distributions required by this Paragraph 12.2(c) shall be made by the end of such Fiscal Year, or, if later, within 90 days after the date of such liquidation.

  12.3 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

  12.4 Certificate of Cancellation. Upon the completion of the distribution of the Company's assets, the Company will be terminated, all Units will be cancelled, and the Members shall cause an authorized person to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

  12.5 No Liability for Return of Capital Contributions. No Member will be personally liable for the return of the Capital Contribution of any other Member. The only right of a Member upon dissolution of the Company will be to receive distributions under this Article XIII.

  12.6 Non-Dissolution Events. Except as provided in Section 12.1(b), the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up, and upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

                                  ARTICLE 13

                                Indemnification

  13.1 Indemnity. Subject to the provisions of Paragraph 13.4, the Company shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that the person is or was a Member, a Representative, an employee or an agent of the Company, or is or was serving at the request of the Company as a director, executive, officer, employee or agent of another enterprise, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  13.2 Indemnity for Actions By or In the Right of the Company. Subject to the provisions of Paragraph 13.4, the Company shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the rights of the Company to procure a judgment in its favor by reason of the fact that the person is or was a Member, a Representative, an employee or an agent of the Company, or is or was serving at the request of the Company as a director, executive, officer, employee or agent of another enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the actions or suit if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  13.3 Indemnity if Successful. The Company shall indemnify a Member, a Representative, an employee or an agent of the Company against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense of any action, suit or proceeding referred to in Paragraphs 13.1 and 13.2 or in defense of any claim, issue or matter therein, to the extent that such person or entity has been successful on the merits.

  13.4 Expenses. Any indemnification under Paragraphs 13.1 and 13.2, as well as the advance payment of expenses permitted under Paragraph 13.5, unless ordered by a court or advanced pursuant to Paragraph 13.5 below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, the Representative, the employee or the agent is proper in the circumstances under this Article XIII. The determination must be made:

  (a) by the vote of the Member Board excluding Representatives who are parties to the action, suit or proceeding and constituting a quorum;

  (b) if a quorum of the Member Board is not obtainable, by independent legal counsel in a written opinion; or

  (c) by the Members who were not parties to the action, suit or proceeding.

  13.5 Advance Payment of Expenses. The expenses of Members, Representatives, employees or agents incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member, Representative, employee or agent to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel other than Members or Representatives may be entitled under any contract or otherwise by law.

  13.6 Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XIII:

  (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of Members, Representatives or otherwise, for either an action in the person's official capacity or an action in another capacity while holding the person's office, except that indemnification, unless ordered by a court, may not be made to or on behalf of any Member, Representative, employee or agent if a final adjudication established that the person's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

  (b) continues for a person who has ceased to be a Member, Representative, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person; and

  (c) does not preclude the Member Board from advancing expenses to employees of the Company in its sole discretion.

  13.7 Liability. No Representative, employee or agent of the Company, or any person who is serving or was serving at the request of the Company as a director, executive, officer, employee, or agent of another enterprise, shall have any personal liability to the Company or the Members for monetary damages for breach of fiduciary duty in such capacity, provided that this Paragraph
13.7 will not eliminate the liability of any such Person (i) for any breach of such Person's duty of loyalty to the Company or a class of its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such Person derived an improper personal benefit.

                                  ARTICLE 14

                                    General

  14.1 Reimbursement of Realty

  (a) Except as provided in this Section 14.1 and elsewhere in this Agreement (including the provisions of Articles V, XII and XIII hereof regarding distributions, payments and allocations to which it may be entitled), Realty shall not receive payments from or be compensated for its services to the Company.

  (b) Realty shall be reimbursed on a monthly basis, or such other basis as the Member Board and Realty may determine, after consultation with Investor, for all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Company, including, without limitation, the Administrative Expenses. Such reimbursements shall be in addition to any reimbursement to Realty as a result of indemnification pursuant to Article XIII hereof.

  (c) Realty shall also be reimbursed for all expenses it incurs relating to the organization and formation of the Company, Realty's share of public offerings of Paired Shares by Realty to the extent included in REIT Expenses, and any other issuance of additional Units.

  14.2 Outside Activities of Realty. Realty shall not directly or indirectly enter into or conduct any business other than the ownership, acquisition and disposition of Units, and such activities as are incidental thereto. All future acquisitions by Realty shall be made through and for the benefit of the Company. Realty agrees that the net proceeds of all offerings of securities by Realty shall be contributed to the Company (in the case of equity offerings) or loaned to the Company (in the case of debt offerings).

  14.3 Waiver of Fiduciary Duty. Each Member hereby waives, to the maximum extent permitted under law (including Section 18-1101(c) of the Act), any and all fiduciary duties of Realty to each, all or any combination of them and hereby agrees that Realty may, but is under no obligation to, take their interests into account in performing or refraining from performing any act permitted under this Agreement.

  14.4 Payment of Investment Banking Fees; Reimbursement of Investor.

  (a) The Company shall pay the fees contemplated to be paid by it and Operating JV pursuant to Sections 2.14, 3.16 and 4.8 of the Formation Agreement.

  (b) The Company shall reimburse Investor for its reasonable Transaction Expenses (as such term is defined in the Formation Agreement) under the circumstances described in Section 11.2(b) of the Formation Agreement.

  14.5 Amendments. This Agreement may only be amended by both (i) the vote of the Member Board which, if applicable, will be the vote required by paragraph 6.5(c), and (ii) the vote of holders of a majority of each class of Units.

  14.6 Notices. Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by certified mail return receipt requested from within the United States of America, if to the Company, addressed to the principal office of the Company, and if to a holder of Units, addressed to that holder at the address shown on the Unit register maintained by the Company.

  14.7 Captions. The captions of the articles and paragraphs of this Agreement are for convenience only and do not affect the meaning or interpretation of this Agreement.

  14.8 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

  14.9 Jurisdiction. Any action or proceeding relating to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof, shall be brought exclusively in either (i) the Superior Court of the County of Los Angeles or of the United States of America for the Central District of California, or
(ii) the courts of the State of Delaware, the courts of the United States of America for the District of Delaware and appellate courts from any thereof and, by execution and delivery of this Agreement, each Member each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. To the fullest extent permitted by law, each Member irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by notice given in accordance with Paragraph 14.6. Each Member that is owned by non-United States interests will designate a corporate agent or law firm located in the City of Los Angeles and the State of Delaware, as agent for service of process (which, in the case of any agent which is not the initial agent, must be upon 30-days prior written
notice to [   ]). Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceeding arising out of or in connection with this Agreement, and for enforcement of a judgment in respect thereof, in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim that such an action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

  14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

  IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Limited Liability Company Agreement as of the day shown on the first page.

                                          Santa Anita Realty Enterprises, Inc.


                                          By___________________________________
                                            Name:
                                            Title:

                                          Colony Investors II, L.P.


                                          By___________________________________
                                            Name:
                                            Title:

                                          By: Colony Capital, L.P.
                                             its general partner

                                          By: ColonyGP II, Inc.
                                             its general partner


                                          By___________________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT A
                                                 TO AMENDED AND RESTATED LIMITED
                                                     LIABILITY COMPANY AGREEMENT

                             SANTA ANITA REALTY LLC

                             INITIAL CAPITAL        NUMBER/CLASS
            MEMBER            CONTRIBUTION            OF UNITS
            ------           ---------------        ------------


    Total

                                                                      EXHIBIT B

  THE UNITS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. REFERENCE IS MADE TO ARTICLE VIII OF THIS AGREEMENT FOR PROVISIONS RELATING TO VARIOUS RESTRICTIONS ON THE SALE OR OTHER TRANSFER OF THESE INTERESTS.

                             AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                           SANTA ANITA OPERATING LLC

  1. On    , 1996, Santa Anita Operating Company, a Delaware corporation
("Operating"), caused to be formed Santa Anita Operating LLC.

  2. Operating and Colony Investors II, L.P. ("Investor"), a Delaware limited partnership, desire to enter into this Amended and Restated Limited Liability
Company Agreement of Santa Anita Operating LLC dated    , 1996, pursuant to
which Investor will become a member of Santa Anita Operating LLC.

                                   ARTICLE 1

                                  Definitions

  1.1 For the purposes of this Agreement:

  "ACCOUNTANTS" means the national firm or firms of independent certified public accountants selected by the Member Board to audit the books and records of the Company and to prepare related statements and reports.

  "ACT" means the Delaware Limited Liability Company Act, 6 Del. C. (S) 18-101 et seq., as in effect from time to time, or any successor.

  "ADDITIONAL INVESTOR CONTRIBUTION" has the meaning set forth in Paragraph 3.1(a).

  "ADDITIONAL INVESTOR UNITS" has the meaning set forth in Paragraph 3.1(a).

  "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

  (a) credit to such Capital Account any amounts which such holder is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

  (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

  "ADMINISTRATIVE EXPENSES" shall mean: (a) all administrative and operating costs and expenses of the Company; (b) those administrative costs and expenses of Operating, including, but not limited to, salaries and other remunerations paid to directors, officers and employees of Operating and accounting and legal expenses undertaken by Operating on behalf or for the benefit of the Company; and (c) all expenses which the Company hereby assumes and agrees to pay as incurred for the benefit of the Company; including (a) costs and expenses relating to the formation and continuation of the Company and continuity of existence of Operating, including taxes (other than Operating's federal and state income and franchise taxes, if any), fees and assessments associated therewith, any and all costs, expenses or fees payable to or on behalf of any director of Operating, (b) to the extent funded by Operating for payment by the Company, costs and expenses relating to any offer or registration of securities by Operating the net proceeds of which are to be contributed or loaned to the Company and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (c) costs and expenses associated with the preparation and filing of any periodic reports by Operating under federal, state or local laws or regulations, including filings with the SEC, (d) costs and expenses associated with compliance by Operating with laws, rules and regulations promulgated by any regulatory body, including the SEC and (e) all other costs of Operating incurred in the course of its business on behalf of the Company, including, without limitation, any financial obligations of Operating under the Formation Agreement or any of the agreements attached thereto as exhibits.

  "AFFILIATE" shall mean, with respect to any Member (or as to any other Person the Affiliates of whom are relevant for purposes of any of the provisions of this Agreement): (a) any member of the Immediate Family of such Member or Person; (b) any trustee or beneficiary of a Member which is a trust;
(c) any trust for the benefit of any Person referred to in the preceding clauses (a) and (b); or (d) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, any Member or Person referred to in the preceding clauses (a) through (c).

  "AGREEMENT" means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended or restated from time to time.

  "AUDITED FINANCIAL STATEMENTS" shall mean financial statements (balance sheet, statement of income, statement of partners equity and statement of cash flows) prepared in accordance with GAAP and accompanied by an independent auditor's report containing an opinion thereon.

  "BANKRUPTCY" shall mean, with respect to any Person: (a) the commencement by such Person of any petition, case or proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; (b) an adjudication that such Person is insolvent or bankrupt; (c) the entry of an order for relief under the federal Bankruptcy Code with respect to such Person; (d) the filing of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; or (e) the filing of an answer by such Person admitting the allegations of any such petition.

  "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the State of California or New York are authorized or obligated by law or executive order to close.

  "CAPITAL ACCOUNT" shall mean, as to any Member, a book account maintained in accordance with the following provisions:

  (a) to each Member's Capital Account there shall be credited the amount of cash contributed by the Member, the initial Gross Asset Value of any other asset contributed by such Member to the capital of the Company (net of liabilities secured by contributed property that the Company assumes or takes subject to), such Member's or holder's distributive share of Net Income and any other items of income or gain allocated to such Member, the amount of any Company liabilities assumed by the Member or secured by distributed assets that such Member takes subject to and any other items in the nature of income or gain that are allocated to such Member pursuant to Paragraph 5.1 hereof; and

  (b) to each Member's Capital Account there shall be debited the amount of cash distributed to the Member, the Gross Asset Value of any Company asset distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Net Losses and any other items in the nature of expenses or losses that are allocated to such Member pursuant to Paragraph 5.1 hereof.

  In the event that a Unit or portion thereof is transferred within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Regulations, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Unit or portion thereof so transferred. In the event that the Gross Asset Values of Company assets are adjusted, as contemplated in paragraph (b) or (c) of the definition of "Gross Asset Value," the Capital Accounts of the Members shall be adjusted to reflect the aggregate net adjustments as if the Company sold all of its properties for their fair market values and recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment. This definition of Capital Accounts is intended to comply with the maintenance of capital account provisions of Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent therewith.

  "CAPITAL CONTRIBUTION" shall mean, with respect to any Member, the amount of cash and the initial Gross Asset Value of any Contributed Property (net of liabilities to which such property is subject).

  "CLASS A MEMBER" means a Member who holds Class A Units.

  "CLASS A REPRESENTATIVE" means a member of the Member Board selected by the holders of the Class A Units.

  "CLASS A UNIT" means a Unit having the special rights and preferences
provided in this Agreement. Initially, there are    Class A Units, each of
which is held by Operating.

  "CLASS B MEMBER" means a Member who holds Class B Units.

  "CLASS B REPRESENTATIVE" means a member of the Member Board selected by the holders of the Class B Units.

  "CLASS B UNIT" means a Unit having the special rights and preferences
provided in this Agreement. Initially, there are    Class B Units, each of
which is held by Investor.

  "CLASS C UNIT" means a Unit having no voting rights. Initially there are no Class C Units outstanding.

  "CO-SALE NOTICE" shall have the meaning set forth in Paragraph 11.2.

  "CODE" means the Internal Revenue Code of 1986, as amended, and any successor law.

  "COMPANY" means Santa Anita Operating LLC, the Delaware limited liability company heretofore formed and continued pursuant to this Agreement.

  "COMPANY MINIMUM GAIN" shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations and the amount of Company Minimum Gain (and any net increase or decrease thereof) for a fiscal year or other period shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.

  "COMPANY RECORD DATE" means the record date established by the Member Board for distribution of Net Cash Flow pursuant to Paragraph 5.2, which record date shall be the same as the record date established by Operating for distribution to its stockholders of some or all of its portion of such distribution.

  "CONTRIBUTED PROPERTY" shall mean any property or other asset listed on Exhibit A (as such exhibit may be amended from time to time), in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company with respect to the Units held by each Member.

  "CONTROL" shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, to select the managing member of a limited liability company, to select a majority of the representatives of a member board of a limited liability company, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust.

  "DEPRECIATION" shall mean, with respect to any asset of the Company for any fiscal year or other period, the depreciation or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning book value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis and if such adjusted tax basis is zero, the Depreciation shall be based on the method of depreciation, amortization or the cost recovery deduction utilized in preparing the financial statements of the Company; provided, however, that if the Company adopts the remedial method described in Section 1.704-3(d) of the Regulations with respect to any items of Company property, then Depreciation for such property shall be computed in the manner set forth in such Section.

  "DISSOLUTION EVENTS" has the meaning set forth in Paragraph 12.1.

  "EBITDA" shall mean earnings before income taxes, depreciation and amortization.

  "ENTITY" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, real estate investment trust or association.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and as interpreted by the applicable regulations thereunder (or any corresponding provisions of succeeding laws and regulations).

  "EXCHANGE RIGHTS AGREEMENT" shall mean that certain Exchange Rights Agreement by and among Realty, Operating, the Company, Realty JV and Investor and dated as of the date hereof and any amendments or modifications thereof.

  "FISCAL YEAR" means, until the Board determines otherwise, the one-year period (or shorter period beginning on the date the Company is formed) ending on a December 31.

  "FORMATION AGREEMENT" shall mean that certain Formation Agreement by and among Realty, Operating and Investor and dated as of August 17, 1996, and any amendments, restatements or modifications thereof.

  "GAAP" means generally accepted United States accounting principles as in effect from time to time.

  "GROSS ASSET VALUE" shall mean, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except as follows:

  (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of its contribution as reasonably determined by the Member Board;

  (b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Member Board, immediately prior to the following events;

    (i) a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for Units;

    (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for the redemption of Units;

    (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

    (iv) any other event as to which the Member Board reasonably determines that an adjustment is necessary or appropriate in accordance with the Regulations to reflect the relative economic interests of the Members;

  (c) the Gross Asset Values of Company assets distributed to any Member shall be the gross fair market values of such assets as reasonably determined by the Member Board as of the date of distribution; and

  (d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations.

  At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company's assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Company property shall require an adjustment to the Capital Accounts.

  "IMMEDIATE FAMILY" shall mean, with respect to any Person, such Person's spouse (then current or former), parents, parents-in-law, descendants, brothers and sisters (whether by whole or half-blood), first cousins, brothers-in-law and sisters-in-law (whether by whole or half-blood), ancestors and lineal descendants.

  "INVESTOR" means Colony Investors II, L.P., a Delaware limited partnership.

  "IRS" means the Internal Revenue Service.

  "MEMBER" means Operating and Investor, and any other person who becomes a member of the Company as provided in Paragraph 10.1.

  "MEMBER BOARD" means the Board of Member Representatives described in
Article VI.

  "MEMBER NONRECOURSE DEBT" shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

  "MEMBER NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt shall be determined in accordance with the rules of Section 1.704-2(i) of the Regulations.

  "MINIMUM GAIN ATTRIBUTABLE TO MEMBER NONRECOURSE DEBT" shall mean partner nonrecourse debt minimum gain as determined in accordance with Section 1.704-2(i)(2) of the Regulations.

  "NET INCOME" or "NET LOSS" shall mean, for each Fiscal Year or other applicable period, an amount equal to the Company's net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Company; (b) by treating as a deductible expense any expenditure of the Company described in
Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Company (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Company and by treating deductions for any losses incurred in connection with the sale or exchange of Company property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Company asset which requires that the Capital Accounts of the Company be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (m) of the Regulations, the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Paragraph 5.1 hereof; and (f) excluding any items specially allocated pursuant to Paragraph 5.1(b) hereof.

  "NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations and shall be determined in accordance with
Section 1.704-2(c) of the Regulations.

  "NONRECOURSE LIABILITIES" shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

  "OFFICER" means the President, any Vice President, the Secretary, and the Treasurer of the Company, and any other officer of the Company elected as provided in Article VII.

  "OPERATING" means Santa Anita Operating Company, a Delaware corporation.

  "OPERATING SHARES" shall mean the shares of common stock, par value $0.10 per share, of Operating.

  "PAIRED SHARES" shall mean one Operating Share and one share of common stock of Realty that are subject to a Pairing Agreement between Realty and Operating dated December 20, 1979 and one share of Series A Redeemable Preferred Stock of Operating and one share of Series A Redeemable Preferred Stock of Realty that are paired pursuant to the Certificates of Designations of such securities.

  "PARTICIPATION NOTICE" has the meaning set forth in Paragraph 11.1.

  "PERCENTAGE INTEREST" shall have the meaning set forth in Paragraph 3.2.

  "PROPERTY" means any property acquired by or contributed to the Company or any property owned by an entity in which the Company has an ownership interest.

  "PRO RATA SHARE" means the quotient of the number of Units owned by such Member, divided by the total number of Units outstanding.

  "PURCHASE RIGHTS" shall have the meaning set forth in Paragraph 3.3 hereof.

  "REALTY" means Santa Anita Realty Enterprises, Inc., a Delaware corporation.

  "REALTY JV" means Santa Anita Realty LLC, a Delaware limited liability company.

  "REGISTRATION RIGHTS AGREEMENT" shall mean that certain Registration Rights Agreement by and among Realty, Operating, the Company, Realty JV and Investor, and dated as of the date hereof, and any amendments or modifications thereof.

  "REGULATIONS" shall mean the income tax regulations promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

  "REGULATORY ALLOCATIONS" shall have the meaning set forth in Paragraph 5.1(b)(viii) hereof.

  "REIT" shall mean a real estate investment trust as defined in Section 856 of the Code.

  "REIT REQUIREMENTS" shall mean the requirements for Realty to: (a) qualify as a REIT under the Code and Regulations; (b) avoid any federal income or excise tax liability; (c) retain its status as grandfathered from the application of Section 269B(a)(3) pursuant to Section 132(c)(3) of the Deficit Reduction Act of 1984 and (d) retain the benefits of those certain private letter rulings issued by the IRS to Realty dated as of October 16, 1979 as supplemented January 11, 1980.

  "REPRESENTATIVE" means a Class A Representative or a Class B Representative or a Representative elected by majority vote of all Units pursuant to Paragraph 6.2. A Representative shall not be deemed to be a "manager" within the meaning of the Act.

  "RESTRICTED ENTITY" shall mean any "employee benefit plan" as defined in and subject to ERISA, any "plan" as defined in and subject to Section 4975 of the Code, or any entity any portion or all of the assets of which are deemed pursuant to United States Department of Labor Regulation Section 2510.3-101 or otherwise pursuant to ERISA or the Code to be, for any purpose of ERISA or
Section 4975 of the Code, assets of any such "employee benefit plan" or "plan" which invests in such entity.

  "RIGHTS" shall mean the rights of Members set forth in the Exchange Rights Agreement or the Registration Rights Agreement. No provision of this Agreement shall be interpreted as granting any Member any Rights or any rights or interest in or to the Exchange Rights Agreement or the Registration Rights Agreement.

  "SEC" shall mean the United States Securities and Exchange Commission.

  "SECTION 704(C) TAX ITEMS" shall have the meaning set forth in Paragraph 5.1(c)(ii).

  "TAG-ALONG NOTICE" shall have the meaning set forth in Paragraph 11.2.

  "TAXABLE INCOME" or "TAX LOSS" means for a Fiscal Year, a Fiscal Quarter or another period, an amount equal to the income or loss of the Company for that Fiscal Year, Fiscal Quarter or other period, determined in the manner in which income or loss is determined for Federal income tax purposes, including
Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required under Section 703(a)(1) of the Code to be stated separately will be included in Taxable Income or Tax Loss).

  "TAX ITEMS" shall have the meaning set forth in Paragraph 5.1(c)(i) hereof.

  "TAX MATTERS MEMBER" has the meaning set forth in Paragraph 5.6 hereof.

  "TAX PAYMENT LOAN" shall have the meaning set forth in Paragraph 5.7(a) hereof.

  "TOTAL REVENUES" means consolidated revenues of the Company and its subsidiaries for a period calculated in the same manner in which they are calculated in determining Net Income for that period.

  "UNIT" means a Class A Unit, a Class B Unit, a Class C Unit, or a unit of any other class which the Company may at any time be authorized by this Agreement to issue, which represents a limited liability company interest in the Company.

  "WITHHOLDING TAX ACT" shall have the meaning set forth in Paragraph 5.7(a) hereof.

  Other terms which are defined in this Agreement will have the meanings given to them where they are defined. Accounting terms which are defined under GAAP will, unless they are specifically defined in another manner in this Agreement, have the meanings given to them under GAAP from time to time.

                                   ARTICLE 2

                                 Organization

  2.1 Name of the Company.  The name of the Company is "Santa Anita Operating
LLC".

  2.2 Formation.

  (a) The Members hereby agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

  (b) Upon the execution and delivery of this Agreement or a counterpart of this Agreement, Investor shall be deemed admitted as a Member of the Company and Operating shall continue to be a member of the Company.

  (c) The name and mailing address of each Member, the agreed value of the amount contributed to the capital of the Company, the number of Units and the Percentage Interest of each Member shall be as listed on Exhibit A attached hereto. The Secretary shall be required to update Exhibit A from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Exhibit A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to the Exhibit A as in effect from time to time.

  (d) , as an authorized person within the meaning of the Act, has executed, delivered and filed a Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

  (e) The Representatives shall cause the Company to be qualified, formed or registered in any jurisdiction in which the Company transacts business. The Secretary, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

  2.3 Registered Office and Agent. The registered office of the Company in the State of Delaware, and its registered agent for service of process in that State, will be as set forth in the Certificate of Formation of the Company, as it is initially filed with the Secretary of State of Delaware, and as it may be amended from time to time.

  2.4 Offices. The Company may have offices and places of business at such locations, whether within or outside of the State of Delaware, as the Member Board may from time to time determine or the business of the Company may require.

  2.5 Purposes. The purpose of the Company will be to engage in any lawful act or activity for which limited liability companies may be organized under the Act. Without limiting what is stated in the preceding sentence, the initial principal purposes of the Company will include to acquire, hold, own, develop, re-develop, construct, improve, maintain, operate, manage, sell, lease, rent, transfer, encumber, mortgage, convey, exchange and otherwise dispose of or deal with the Properties and any other real or personal property of all kinds, to invest in equity investments, mortgages and other real estate interests and to invest in the securities of other real estate companies, including for the purpose of exercising control over such entities.

  2.6 Term. The term of the Company will continue until it is dissolved as provided in Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company in the manner required by the Act.

  2.7 Execution of Initial Agreements. The Company, and the President on behalf of the Company, may enter into and perform the Exchange Rights Agreement, the Registration Rights Agreement, the Contribution Agreement dated concurrently herewith between Operating and the Company and the Services Agreement dated concurrently herewith among, Realty, Operating, the Company, Realty JV and Investor without any further act, vote or approval or any Member or Representative, notwithstanding any other provision of this Agreement, the Act or other applicable law, rule or regulation. The Company is hereby authorized to enter into the agreements described in the preceding sentence, but such authorization shall not be deemed a restriction on the power of the Company to enter into other agreements.

                                   ARTICLE 3

                         Capital Contributions; Units

  3.1 Capital Contributions: Units.

  (a) The initial Members shall make or cause to be made the Capital Contributions described in Exhibit A hereto on the date of this Agreement and shall receive initially the number of Class A Units or Class B Units provided therein. In addition, within 20 Business Days after a call issued from time to time from the date of this Agreement until October 1, 1998, by delivery of notice from the Company to Investor, Investor shall make additional cash Capital Contributions to the Company up to an aggregate amount of $9,971,943 (the "Additional Investor Contribution"), provided that no single additional capital call on Investor, when combined with any related additional capital call on Investor made pursuant to Section 3.1 of the amended and restated limited liability company agreement of Realty JV, shall be for less than $10 million. At such time as the Company has called 95% of the Additional Investor Contribution, Investor shall have the right to contribute the balance of the Additional Investor Contribution. Any amount of the Additional Investor Contribution which has not been called by the Company for contribution prior to October 1, 1998 will be contributed by Investor to the Company on October 1, 1998. Investor will receive an aggregate of 8,241,275 Class B Units (the "Additional Investor Units") in exchange for the Additional Investor Contribution. Additional Investor Units shall be issued to Investor as Additional Investor Contributions are made at a price of $1.21 per Additional Investor Unit; provided that, the price per Additional Investor Unit for any unissued Additional Investor Units will be reduced by an amount, expressed on a per Unit basis, equal to (x) all distributions, prior to the date such Additional Investor Units are issued, of the proceeds from sales of capital assets and (y) any regular quarterly distributions, prior to the date such Additional Investor Units are issued, in excess of $.20 per Unit, less the per unit amount of any regular quarterly distribution paid on units of Realty JV. It is intended that, pursuant to each Additional Investor Contribution, any adjustments made to the Gross Asset Values of Company assets shall be made in a manner such that each Member's Capital Account will reflect its Percentage Interest immediately after such contribution. The Members shall have the initial Percentage Interests in the Company as set forth in Exhibit B, which Percentage Interests shall be adjusted to the extent necessary to reflect properly exchanges, redemptions or conversions of Units, Capital Contributions, the Additional Investor Contribution, the issuance of additional Units or any other event having an effect on a Member's Percentage Interest, in each case to the extent permitted by and in accordance with this Agreement. Except for the Additional Investor Contribution, the Members shall have no obligation to make any additional Capital Contributions or loans to the Company, even if the failure to do so could result in the Bankruptcy or insolvency of the Company or any other adverse consequence to the Company.

  In the event that Investor fails to contribute to the Company all or any portion of an Additional Capital Contribution within five days after the date scheduled for such contribution (a "Contribution Default"), Operating may at its option, exercisable within five days after the end of such five-day period, (a) advance to the Company, on a fully recourse basis to the Company, for the account of Investor the amount of such deficiency or (b) make a contribution to the Company equal to, and in lieu of, Investor's delinquent Additional Capital Contribution. If the option referred to in clause (a) is exercised, the amount advanced by Operating on behalf of Investor shall hereinafter be referred to as a "Deficiency Advance." The Deficiency Advance shall be deemed a fully recourse loan by Operating to Investor and, on and after the date that is six months from the date of the Deficiency Advance, shall be payable upon Operating's demand. The Deficiency Advance shall be deemed an Additional Capital Contribution of Investor. Interest at a rate per annum equal to the lesser of (i) the prime commercial lending rate or base lending rate published from time to time in the national edition of The Wall Street Journal plus five (5) percent per annum and (ii) the maximum rate allowed by law shall be payable on any Deficiency Advance by Investor to Operating monthly in arrears, commencing on the first day of the calendar month immediately following the date of the Deficiency Advance. Notwithstanding any other provision of this Agreement, Operating shall have a security interest in and shall receive from the Company all Company distributions which would otherwise by payable to Investor, until all accrued and unpaid interest on and the principal balance of all Deficiency Advances made by Operating for the benefit of Investor shall have been paid.

  If a Contribution Default occurs and Operating does not make a Deficiency Advance, the following actions will occur:

    (1) The Company may enforce, by court action, Investor's obligation to make the Additional Capital Contribution which caused the Contribution Default, including the payment of interest on the unpaid amount at a rate per annum equal to the lesser of (i) the prime commercial lending rate or base lending rate published from time to time in the national edition of The Wall Street Journal plus five (5) percent per annum and (ii) the maximum rate allowed by law from the date such Additional Capital Contribution was payable. Investor shall pay all costs of the suit including, without limitation, reasonable attorneys' fees, and all expenses incurred in recovering the amounts (including interest) due. This provision shall not limit the Company's right to recover other losses, damages or expenses resulting from Investor's failure to make such Additional Capital Contributions.

    (2) Until such time as the Additional Capital Contribution which caused the Contribution Default (plus interest thereon as provided in clause (1) above) is paid in full to the Company (i) the provisions of Article VI shall be applied as if no Class B Units are outstanding, (ii) the Company shall retain all distributions under Paragraph 5.2 otherwise payable to Investor and such amounts will be applied first to the payment of interest on the Additional Capital Contribution which caused the Contribution Default and then to the Additional Capital Contribution which caused the Contribution Default, (iii) Investor shall not be entitled to exercise any of the rights set forth in Article XI, and (iv) Investor shall not be entitled to exercise any of the Rights.

    (3) Operating may, as it option, purchase all the Units held by Investor at a price per Unit equal to 10% of the closing price of the Paired Shares on the New York Stock Exchange on the NYSE trading day immediately preceding the date of such purchase.

  (b) The limited liability company interest of a Member (or an assignee of a Member) in capital, allocations of Net Income, Net Losses and distributions shall be evidenced by the issuance to such Member (or assignee) of one or more
Units. The Company will be authorized to issue up to     Units, of which not
more than    Units may be Class A Units, not more than     Units may be Class
B Units, and not more than     Units may be Class C Units. The aggregate total
of all Units outstanding and the ownership of Units by each Member, as of the date of this Agreement, are as set forth on Exhibit A hereto.

  (c) From time to time, subject to Section 6.5 (c), the Company may issue additional Units of the class previously issued to existing Members and their transferees and Class C Units to newly-admitted Members in exchange for additional Capital Contributions. When Operating contributes to the Company the net proceeds to

Operating from any offering or sale of Paired Shares (including, without limitation, any issuance of Paired Shares pursuant to the exercise of options, warrants, convertible securities, or similar rights to acquire Paired Shares), the Company shall issue to Operating Class A Units equal in number to the number of Paired Shares issued in such Offering. In the event that Operating receives Class A Units pursuant to this Paragraph, Investor shall have the right, but not the obligation, to make additional Capital Contributions in exchange for its Pro Rata Share of Class B Units pursuant to Paragraph 11.1.

  (d) Subject to Section 6.5 (c), the Company is hereby authorized to issue to Operating Units in one or more classes or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the then-existing Units, as shall be determined by the Company, including (i) the allocation of items of Company income, gain, loss, deduction and credit to each such class or series of Units and (ii) the rights of each such class or series of Units to share in Company distributions (including liquidating distributions); provided, however, that no such additional Units shall be issued to Operating unless (x) additional Units are issued in connection with an issuance of shares of Operating, which shares have designations, preferences and other rights, all such that the economic interests of such shares are substantially similar to the designations, preferences and other rights of the additional Units issued to Operating in accordance with this Paragraph 3.1(d) and (y) Operating contributes to the Company an amount equal to the net proceeds received by Operating in connection with the issuance of such shares. Notwithstanding the foregoing, the Company shall not issue any Class B Units to any Person other than Investor.

  (e) In the event of any change in the outstanding number of Paired Shares by reason of any share dividend, split, reverse split, recapitalization, merger, consolidation or combination, the number of Units held by each Member (or assignee) shall be proportionately adjusted such that, to the extent possible, one Unit remains the equivalent of one Share without dilution. It is the intent of the Members that, to the extent possible, the number of Units held by Operating shall at all times equal the number of issued and outstanding Paired Shares.

  (f) No fractional Units shall remain outstanding. Any fractional Units that, but for this Paragraph 3.1(f), would otherwise be outstanding shall be redeemed by the Company for cash equal to the fair market value of such fractional Unit.

  3.2 Percentage Interests. The Percentage Interest of a Member shall be equal, as of any date, to the percentage obtained by dividing (a) the number of Units held by such Member (including Units held by assignees of such Member who have not been admitted as Members) on such date by (b) the total number of issued and outstanding Units on such date.

  3.3 Purchase Rights. If Operating grants, issues or sells any options, convertible securities or rights to purchase shares, warrants, or other property pro rata to the record holders of Operating Shares (collectively, "Purchase Rights"), then the Members shall, to the extent practicable and consistent with the other provisions of this Agreement, be entitled to acquire from the Company interests in the Company that are substantially similar in amount, tone and tenor to the Purchase Rights to which such Members would be entitled if such Members had converted their Units into Paired Shares immediately prior to the grant, issue or sale of the Purchase Rights.

  3.4 Redemption. If Operating shall redeem any of its outstanding Operating Shares, the Company shall concurrently therewith redeem an equal number of Units held by Operating for the same price as paid by Operating for the redemption of such Operating Shares. Similar redemptions of interests of Operating in the Company shall occur if any other outstanding securities of Operating which have counterpart securities of the Company, as contemplated by Paragraph 3.1(d), are redeemed or otherwise retired. Notwithstanding the foregoing, Operating shall not redeem any Operating Shares or counterpart securities without the prior written consent of the Company.

  3.5 No Third-Party Beneficiaries. No creditor or other third party shall have the right to enforce any right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

  3.6 No Interest on or Return of Capital Contribution. No Member shall be entitled to interest on its Capital Contribution or Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution.

                                   ARTICLE 4

                               Meetings; Voting

  4.1 Meetings.

  (a) An annual meeting of Members of each class will be held on the first Monday of May in each year, or if that is a legal holiday in the place where the Company has its principal office, on the next following business day in that place. If, pursuant to Paragraph 4.2, the Members of two or more classes vote as a single class with regard to any matters brought before their annual meetings, the annual meetings in that year of the holders of those classes of Units will be combined into a single meeting (but with separate voting with regard to any matters as to which they vote as separate classes).

  (b) Special meetings of Members of a class may be called at any time for any purpose by a majority of the Members of that class, or by the Members holding a majority of the Units of that class, or by the President or the Secretary of the Company.

  (c) Notice of each meeting of the Members of any class, stating the date, time and place of the meeting and the matters to be voted upon at it, must be given not less than ten nor more than sixty days before the date of the meeting to each Member entitled to vote at the meeting.

  4.2 Voting.

  (a) Except as otherwise provided in this Agreement, the Members of all classes will vote together as though the Units were of a single class. At any meeting of Members, each Member having the right to vote may vote at that meeting in person or by proxy. Each Member entitled to vote at a meeting will be entitled to one vote for each Unit of the class regarding which the Member is entitled to vote at the meeting registered in the Member's name on the books of the Company. The Members agree that because Investor is obligated to make the Additional Investor Contribution, Investor will be entitled to vote the total number of Additional Investor Units from and after the date of this Agreement.

  (b) The presence in person or by proxy of holders of a majority of the Units of each class entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting.

  (c) The selection of Class A Representatives and Class B Representatives will be determined by plurality vote of the class entitled to vote. Except as otherwise provided in this Agreement, any other matter will be determined by the vote of a majority of the Units which are voted with regard to it.

  (d) Whenever the vote of Members at a meeting is required or permitted in connection with any action by the Company, the meeting and vote may be dispensed with if the action is consented to in writing by Members having at least the minimum number of votes required to authorize the action at a meeting at which the holders of all Units entitled to vote are present and voted.

  (e) Class C Units shall have no voting rights.

  4.3 Unit Register. The Company will maintain a Unit register in which it will record the names, addresses and taxpayer identification numbers of the owners of Units and the number of Units of each class owned by each of them. Upon notification that Units have been transferred (or, if Units are represented by certificates, upon receipt of certificates representing Units with appropriate documents of assignment attached) and receipt by the Company of evidence satisfactory to the Company that the transfer was permitted by
Article VIII, the Company will record the transfer in the Unit register. The Company may for all purposes treat the person shown in the Unit register as the owner of the Units shown in the Unit register, even if the Company has notice that the Units have been transferred to another person. Any reference in this Agreement to information about Units or holders or owners of Units shown on the books of the Company will refer to information shown in the Unit register.

  4.4 No Authority to Bind. Except as otherwise expressly provided herein, no Member has the authority to bind the Company.

                                   ARTICLE 5

        Allocations, Distributions and Other Tax and Accounting Matters

  5.1 Allocations. The Net Income, Net Loss and other Company items shall be allocated pursuant to the provisions of this Paragraph 5.1.

  (a) Allocation of Net Income and Net Loss.

    (i) Net Income. Except as otherwise provided herein, Net Income for each Fiscal Year or other applicable period shall be allocated to the Members in accordance with their respective Percentage Interests.

    (ii) Net Loss. Except as otherwise provided herein, Net Loss of the Company for each Fiscal Year or other applicable period shall be allocated to the holders of Units in accordance with their respective Percentage Interests.

  (b) Special Allocations. Notwithstanding any provisions of Paragraph 5.1(a) hereof, the following special allocations shall be made in the following order:

    (i) Minimum Gain Chargeback. Notwithstanding any other Provision of this
  Article V, if there is a net decrease in Company Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company property as further outlined in Section 1.704-2(f) of the Regulations), each holder of Units shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that holder's share of the net decrease in Company Minimum Gain as determined under Section 1.704-2(g) of the Regulations. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This clause (i) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith.

    (ii) Minimum Gain Chargeback Attributable to Member Nonrecourse
  Debt. Notwithstanding any other provision of this Article V, if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Company property (as further outlined in Section 1.704-2(i)(4) of the Regulations), each holder of Units shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the holder's share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt as determined under Section 1.704-2(i) of the Regulations.

  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This clause (ii) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith.

    (iii) Qualified Income Offset. In the event a holder of Units unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, and such holder has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such holder in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Paragraph 5.1(b)(iii) shall be made only if and to the extent that such holder would have Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Paragraph 5.1(b)(iii) were not in the Agreement. This clause (iii) is intended to constitute a "qualified income offset" under Section 1.704-1(b)(2)(ii) (d) of the Regulations and shall be interpreted consistently therewith.

    (iv) Gross Income Allocation. In the event any holder of Units has a deficit Capital Account at the end of a Fiscal Year which is in excess of the sum of (x) the amount such holder is obligated to restore pursuant to any provision of this Agreement, and (y) the amount such holder is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Paragraph 5.1(b)(iv) shall be made only if and to the extent that such holder would have a Capital Account Deficit in excess of such sum after all other allocations provided for in this Article V have been made as if Paragraph 5. 1 (b)(iii) hereof and this Paragraph 5.1(b)(iv) were not in the Agreement.

    (v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the holders of Units in accordance with their respective Percentage Interests. For purposes of
  Section 1.752-3(a)(3) of the Regulations, "excess nonrecourse liabilities" shall be allocated among the holders of Units in proportion to their respective Percentage Interests.

    (vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated to the holder of Units that bears the economic risk of loss with respect to the Member Nonrecourse Debt of which such Member Nonrecourse Deductions are attributable (as determined by Sections 1.704-2(b) (4) and (i) (1) of the Regulations).

    (vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or
  Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1 (b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to holders of Units in accordance with their interests in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such sections of the Regulations.

    (viii) Curative Allocations. The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the holders of Units so that, to the extent possible, the cumulative net amount of allocations of Company items under Paragraphs 5.1(a) and (b) hereof shall be equal to the net amount that would have been allocated to each holder of Units if the Regulatory Allocations had not occurred. This subparagraph (viii) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, "Regulatory Allocations" shall mean the allocations provided under this Paragraph 5.1(b) (other than this subparagraph).

    (ix) Varying Interests. In the event a Member's Percentage Interest during a Fiscal Year changes, the allocations pursuant to this Article V shall be made by the Company to take such varying interests into account in any reasonable manner permitted under the Code and the Regulations.

  (c) Tax Allocations.

    (i) Generally. Subject to clauses (ii) and (iii) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, "Tax Items") shall be allocated among the holders of Units on the same basis as their respective book items.


    (ii) Allocations Respecting Section 704(c) of the Code and
  Revaluations. Property contributed to the Company shall be subject to
  Section 704(c) of the Code and the Regulations thereunder so that, notwithstanding paragraph (b) hereof, taxable gain from disposition, taxable loss from disposition and tax depreciation with respect to Company property that is subject to Section 704(c) of the Code and/or Section 1.704-1(b)(2)(iv)(f) of the Regulations (collectively "Section 704(c) Tax Items") shall be allocated on a property by property basis in accordance with said Code Section and/or the Regulations thereunder, as the case may be. The allocation of Section 704(c) Tax Items shall be made pursuant to the traditional method of Section 1.704-3(b) of the Regulations. Allocations pursuant to this Paragraph 5.1(c)(ii) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account or share of Net Income, Net Loss, other items, or distributions of an holder of Units pursuant to any provision of this Agreement.

    (iii) Tax Credits and Other Items. Tax credits and other items shall be allocated in accordance with the holdings of Units to the extent permitted under Section 1.704-1(b)(4)(ii) of the Regulations or other applicable provision of the Code and Regulations and otherwise in accordance with such provisions.

  5.2 Distributions. The Company shall make such distributions as it may in its reasonable discretion determine to the holders of Units who are holders on the Company Record Date with respect to such distribution. All such distributions shall be made pro rata in accordance with the holders' respective Percentage Interests. Notwithstanding the provisions of this Paragraph 5.2 to the contrary, all distributions to be made after the dissolution of the Company shall be made in accordance with Article XII. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Representatives on behalf of the Company, shall not be required to make a distribution to any Member on account of its Units or its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

  5.3 Books of Account. At all times the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with GAAP, using the calendar year as the fiscal and taxable year of the Company. In addition, the Company shall keep all records required to be kept pursuant to the Act.

  5.4 Reports. The Company shall send to the Members promptly after receipt of the same from the Accountants and in no event later than 105 days after the close of each Fiscal Year of the Company, copies of Audited Financial Statements for the Company, or of Operating if such statements are prepared solely on a consolidated basis with Operating, for the immediately preceding Fiscal Year of the Company. The Company shall also cause to be prepared such reports and/or information as are necessary for Realty to determine its qualification as a REIT and its compliance with REIT Requirements.

  5.5 Tax Elections and Returns. All elections required or permitted to be made by the Company under any applicable tax law shall be made by the Company in its sole and absolute discretion, except that the Company shall, if requested by a Member, file an election on behalf of the Company pursuant to
Section 754 of the Code to adjust the basis of the Company property in the case of a transfer of a Unit or distribution from the Company, including transfers made in connection with the exercise of the Rights, made in accordance with the provisions of the Agreement. The Company shall consult in good faith with the Representatives regarding any proposed modifications to the tax returns of the Company. The Company shall be responsible for preparing and filing all federal and state tax returns for the Company and furnishing copies thereof to the Members, together with required Company schedules showing allocations of tax items, copies of all within the period of time prescribed by law. The Company shall use reasonable efforts to make available to the holders of Units final K-1's not later than September 15 of each year.

  5.6 Tax Matters Member. Operating is hereby designated as the Tax Matters Member within the meaning of Section 6231(a)(7) of the Code (and any corresponding provisions of state and local law) for the Company; provided, however, that (a) in exercising its authority as Tax Matters Member, shall be limited by the provisions of this Agreement affecting tax aspects of the Company; (b) Operating shall consult in good faith with the Representatives regarding the filing of an administrative adjustment request with respect to the Company before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Member, including Operating, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; (c) Operating shall consult in good faith with the Representatives regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final administrative judgment under Section 6226 of the Code relating to the Company before filing such petition; (d) Operating shall give prompt notice to the Representatives and any notice partners under Section 6231 of the Code of the receipt of any written notice that the IRS intends to examine or audit Company income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Company level relating to the Company under
Section 6223 of the Code, receipt of written notice of the final Company administrative adjustment relating to the Company pursuant to Section 6223 of the Code, and receipt of any request from the IRS for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company; and (e) Operating shall promptly notify the Representatives if Operating does not intend to file for judicial review with respect to the Company. Similar provisions shall apply in the case of any audit or examination by a state or local taxing authority.

  5.7 Withholding Payments Required By Law.

  (a) Unless treated as a Tax Payment Loan (as hereinafter defined), any amount paid by the Company for or with respect to any holder of Units on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Regulations, or any state or local statute, regulation, notice, ruling or ordinance requiring such payment (a "Withholding Tax Act") shall be treated as a distribution to such holder for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to such holder, unless and to the extent that funds shall have been provided by such holder pursuant to the last sentence of this Paragraph 5.7(a), the excess shall constitute a loan from the Company to such holder (a "Tax Payment Loan") which shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the prime commercial lending rate or base lending rate published from time to time in the national edition of The Wall Street Journal, plus four (4) percent per annum, compounded monthly (but in no event higher than the highest interest rate permitted by applicable law). So long as any Tax Payment Loan to any holder of Units or the interest thereon remains unpaid, the Company shall make future distributions due to such holder under this Agreement by applying the amount of any such distributions first to the payment of any unpaid interest on such Tax Payment Loan and then to the repayment of the principal thereof, and no such distributions shall be paid to such holder until all of such principal and interest has been paid in full. If the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to a holder of Units, the Company shall notify such holder at least five (5) Business Days in advance of the date upon which the Company would be required to make a Tax Payment Loan under this Paragraph 5.7(a) (the "Tax Payment Loan Date") and provide such holder the opportunity to pay to the Company, on or before the Tax Payment Loan Date, all or a portion of such deficit.

  (b) The Company will take all actions necessary to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this Paragraph 5.7. Nothing in this Paragraph 5.7 shall create any obligation on any holder of Units to advance funds to the Company or to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act.

  (c) In the event that a Tax Payment Loan is not paid by a holder of Units within thirty (30) days after written demand therefor is made by the Company, the Company may cause all distributions that would otherwise be made to such holder to be retained by the Company, or sell such holder's Units for sale proceeds, in each case up to the amount necessary to repay such Tax Payment Loan, including all accrued and unpaid interest therein, and such retained distributions or sale proceeds shall be applied against, first, the accrued interest on and, second, the principal of, such Tax Payment Loan.

                                   ARTICLE 6

                                 Member Board

  6.1 Management by Members. The management of the Company is fully reserved to the Members, and the Company will not have "managers," as that term is used in the Act. The powers of the Company will be exercised by or under the authority of, and the business and affairs of the Company will be managed under the direction of, the Members, who will make all decisions and take all actions for the Company, as described in this Article VI. Notwithstanding anything herein to the contrary, the Company shall not take any action which (or fail to take any action, the omission of which), in the opinion of counsel to Operating (i) could adversely affect the ability of Realty to qualify or continue to qualify as a REIT, (ii) could subject Operating to any additional taxes under Section 857 or Section 4981 of the Code or other potentially adverse consequences under the Code, (iii) could otherwise violate the REIT Requirements or (iv) could violate any law or regulation of any governmental body or agency having jurisdiction over Operating or its securities, unless such action (or inaction) shall have been specifically consented to by Operating in writing.

  6.2 The Member Board. In managing the Company, the Members will act through the Member Board, or through such Committees as the Member Board may establish. The Member Board will consist of three Class A Representatives and two Class B Representatives; provided that if, at any time after October 15, 1998 (i) Investor or its Affiliates no longer collectively own at least 40% of the Additional Investor Units or (ii) the number of Class B Units held of record by Investor and its Affiliates in the aggregate at any time is reduced to less than 10% of the aggregate number of Units then outstanding, then from and after the date of such reduction, the Member Board will consist of 4 Class A Representatives and 1 Class B Representative. If there are no Class B Units outstanding, then the Member Board will consist of 5 Representatives elected by a majority vote of the Class A Units eligible to vote thereon. Except as otherwise expressly provided in this Agreement, any act (including any vote or consent) of the Class A Representatives will be the act of all the holders of Class A Units and any act (including any vote or consent) of the Class B Representatives will be the act of all the holders of Class B Units.

  6.3 Selection and Terms of Representatives. The Representatives of each class will be selected in accordance with Paragraph 4.2(c) by the holders of the applicable class of Units at each annual meeting of those holders. Except as otherwise provided in this Agreement, each Representative will serve at the pleasure of the class of Members that the Representative represents. To the fullest extent permitted by law, each Representative shall be deemed an agent of the Member which appointed such Person a Representative, and, such Representative shall not be deemed to be an agent or a sub-agent of the Company or the other Members and shall have no duty (fiduciary or otherwise) to the Company or the other Members. Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to such Representatives, and to the actions and decisions of such Representatives within the scope of such Representatives' authority as provided herein.

  6.4 Meetings.

  (a) Meetings of the Member Board may be called by any Representative on at least five days' notice to each other Representative.

  (b) One Representative of each class will constitute a quorum at a meeting of the Member Board.

  (c) A Representative participating in a meeting by conference telephone or similar communications equipment by which all persons present at the meeting can hear each other will be deemed present at the meeting and all acts taken by the Representative during his or her participation will be deemed taken at the meeting.

  6.5 Voting.

  (a) The Class A Representatives, as a class, will at any time be entitled to a number of votes equal to the then number of Class A Representatives, and the Class B Representatives, as a class, will be entitled to a number of votes equal to the number of Class B Representatives, on all matters. If there is only one Member of a class, all the votes of the Representatives of that class will be cast in the same manner. If there is more than one Member of a given class, the Representatives of that class may decide among themselves whether to cast all the votes to which they, as a class, are entitled in the same manner or whether to allocate those votes among Representatives of the class. The action of at least one Representative in casting the votes of the class of Members that Representative represents will, unless there is more than one Member of the class and the other Representatives of that class object at the time the vote is cast, constitute the vote of the Representatives of that class, even if the other Representatives of that class are not present when the votes are cast.

  (b) Except as provided in Paragraph 6.5(c), a majority of the votes cast with respect to a matter at a meeting at which a quorum is present will be the act of the Member Board.

  (c) Notwithstanding anything to the contrary contained in this Agreement, the affirmative votes of four Representatives will be required for any of the following actions:

    (i) except as otherwise provided in this Agreement, any change in the number or classes of Units the Company is authorized to issue, any issuance by the Company of Units of any class, any issuance by the Company of options, rights or convertible or exchangeable securities which may entitle the holder to acquire Units of any class, or the Company's entering into any other type of agreement under which the Company is, or upon the passage of time, the payment of money or the occurrence of any other event may become, required to issue Units of any class;

    (ii) the acquisition by the Company, whether by merger, consolidation, purchase of stock or assets (or group of assets) or other business combination, of any business or assets (or group of assets) having a value in excess of $10,000,000, and the incurrence of expenditures for capital or development projects in excess of $10,000,000;

    (iii) the sale or disposal of the Santa Anita Racetrack and its adjacent land, the Company's interest, if any, in the Towson, Maryland shopping center or the Company's interest, if any, in the Joppa property (other than a sale of such Towson and Joppa interests substantially on the terms set forth in the Operating Disclosure Schedule to the Formation Agreement which occurs prior to June 30, 1997), in each case, to the extent the Company has an interest in any of the aforementioned properties; or the sale or disposal of any assets (or group of assets) acquired by the Company after the date of this Agreement, whether by merger, consolidation, sale of stock or assets (or group of assets) or other business combination having a value in excess of $10,000,000 or which contributed 10% or more of the EBITDA of the Company in the prior four fiscal quarters;

    (iv) the incurrence or issuance of indebtedness, the entering into a guaranty, or the engagement in any other financing arrangement in excess of $10,000,000 in the aggregate;

    (v) the selection, retention, removal, replacement and compensation of senior executive officers of the Company;

    (vi) approval of the Company's annual operations budget; provided that if a proposed annual operations budget is not approved prior to the beginning of the related operating period, the annual operations budget for the then-current fiscal year plus an increase of % of such budget shall be the operations budget of the Company for the upcoming fiscal year until such time as the Member Board approves an operating budget for such period;

    (vii) The dissolution of the Company in accordance with Paragraph 12.1;
  and

    (viii) The institution of any proceedings in Bankruptcy on behalf of the Company.

  6.6 Action by Written Consent. Any action of the Member Board may be taken without a meeting if written consent to the action is signed by a sufficient number of Representatives to approve the action.

  6.7 Committees. The Member Board may designate from among its members an Executive Committee and other committees, each consisting of at least the same proportion of Class A Representatives and Class B Representatives as the numbers of Class A Representatives bears to the number of Class B Representatives then serving on the Member Board. The Executive Committee will have all the authority of the Member Board, except (i) as the Member Board otherwise provides, and (ii) that the Executive Committee may not take any action which, under Paragraph 6.5(c), must receive at least the votes of four Representatives. Other committees will have such authority as the Member Board grants them. The Member Board will have the right at any time to remove and replace members of committees, to change the size of committees and to change the membership of committees (subject to the requirement in the first sentence of this Paragraph). At any meeting of any committee, the Class A Representatives on the committee, as a class, and the Class B Representatives on the committee, as a class, will be entitled to the same number of votes as the Class A and B Representatives are then entitled to on the Member Board, unless the Member Board unanimously determines that the Class A Representatives on the committee or the Class B Representatives on the committee, as a class, will be entitled to a different number of votes.

  6.8 Operation in Accordance with REIT and ERISA Requirements.

  (a) The Members acknowledge and agree the Company has the authority to and shall operate in a manner that will enable Realty to (i) satisfy the REIT Requirements and (ii) avoid the imposition of any federal income or excise tax liability on Realty. The Company has the authority to and shall avoid taking any action which would result in Realty ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on Realty.

  (b) Without the prior consent of the Member Board, no Member or holder of Units or any Affiliate shall take any action, including acquiring, directly or indirectly, an interest in any tenant of a Property (including, but not limited to, Operating or its Affiliates), which would have, through the actual or constructive ownership of any tenant of any Property, the effect of causing the percentage of gross income of Realty that fails to be treated as "rents from real Property" within the meaning of Section 856(d)(2) of the Code to exceed such percentage on the date hereof. Each Member shall use its best efforts to notify the Company on a timely basis of any direct or indirect acquisition or potential direct or indirect acquisition of Paired Shares by such Member or any Affiliate or direct or indirect owner of an interest in such Member that could reasonably be expected to have such effect.

  (c) For so long as Investor owns Class B Units, unless otherwise consented to by Investor and Operating, the Company shall use its best efforts to conduct its affairs in compliance with the exception for "operating companies" under the first sentence of the regulations contained in 29 CFR (S) 2510-3.101(c) or any successor regulations (the "Plan Assets Regulations"). Without limiting the generality of the foregoing, if Investor or Operating provides to the Company and the Member Board an opinion of counsel to the effect that there is a material likelihood that the Company will cease to be an "operating company" under the Plan Assets Regulations, then the Company and the Member Board shall take such actions as may be reasonably requested by Investor or Operating (if not consistent with actions requested by Investor) to cause the Company not to be adversely affected with respect to its status as an "operating company." The Company will each year deliver to Investor and Operating a certificate, dated June 30 of such year, reasonably acceptable to Investor setting forth with reasonable specificity facts pertinent to the Company's status as an "operating company," provided that Operating shall have prior notice of the form of the certificate a reasonable time prior to its issuance.

                                   ARTICLE 7

                                   Officers

  7.1 Required and Permitted Officers. The Company will have a President, a Secretary and a Treasurer. The Member Board may also elect a Chairman of the Board, one or more Vice Presidents (one or more of whom may be designated an Executive Vice President or a Senior Vice President), one or more Assistant Secretaries or Assistant Treasurers, and such other officers as it may from time to time deem advisable. The same person may hold two or more offices. No officer except the Chairman of the Board, if there is one, need be a Representative.

  7.2 Election and Terms of Office. William C. Baker will serve as the initial President of the Company. Each successor to William C. Baker and each other officer will be elected by the Member Board and will hold office for such term, if any, as the Member Board determines. Any officer may be removed at any time, either with or without cause, by the Member Board.

  7.3 Duties of Officers.

  (a) The Chairman of the Board, if any, will preside at all meetings of the Member Board and will have any other duties which from time to time may be prescribed by the Member Board.

  (b) The President will be the Chief Executive Officer of the Company, will report to the Member Board and will see to it that all directives of the Member Board are carried into effect. The President will preside at any meeting of the Member Board at which the Chairman of the Board is not present.

  (c) The officers, other than the Chairman of the Board and the President, will have such powers and perform such duties, in each case subject to the control of the Member Board and the President, as generally pertain to their respective offices, as if the Company were a business corporation governed by the General Corporation Law of the State of Delaware, as well as such powers and duties as from time to time may be prescribed by the Member Board.

  (d) Notwithstanding any other provision of this Agreement, each officer will participate only in the day-to-day operations of the Company's business. No officer will, in such capacity, determine any management policy or make any management decision, all of which will be made by the Members, as provided in
Article VI.

  7.4 Reliance by Third Parties. Any person or entity dealing with the Company may rely upon a certificate signed by any officer of the Company as the persons who are authorized to execute and deliver any instrument or document of, or on behalf of, the Company and as to any other matter whatsoever involving the Company.

                                   ARTICLE 8

                                   Transfer

  8.1 Operating. Operating shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Units without the prior written approval of a majority in interest of the other Members and the approval of the Member Board, which approval may be granted or withheld in each party's sole and absolute discretion. Upon any transfer of a Unit in accordance with the provisions of this Paragraph 8.1, the transferee of Operating shall become vested with the powers and rights of Operating, and shall be liable for all obligations and responsible for all duties of Operating, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Unit so acquired. It shall be a condition to any transfer otherwise permitted hereunder that the transferee assumes by express agreement (or pursuant to a statutory merger or consolidation wherein all obligations and liabilities of Operating are assumed by a successor trust or corporation by operation of law) all of the obligations of Operating under this Agreement with respect to such transferred Unit and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of Operating are assumed by a successor trust or corporation by operation of law) shall relieve Operating of its obligations under this Agreement without the approval of the Member Board. Notwithstanding any provision to the contrary in this Paragraph 8.1, no transferee of all or any portion of Operating's Units may be admitted as a Member until each of the conditions of Paragraph 10.1 has been satisfied.

  8.2 Transfers by Members Other Than Operating.

  (a) No Unit shall be transferred, in whole or in part, without the prior written approval of a majority in interest of the other Members and the approval of the Member Board, which approval may be granted or withheld in each party's sole and absolute discretion. Notwithstanding the foregoing, the following transfers are hereby approved in advance, provided that such transfer otherwise complies with all other requirements of this Article VIII:
(i) transfers of Units to Operating pursuant to the exercise of Rights, (ii) pledges to secure bona fide indebtedness, (iii) transfers to a Member's Immediate Family, (iv) transfers to Affiliates and (v) transfers to the partners of any Member which is a partnership.

  (b) It shall be a condition to any transfer (contingent upon foreclosure, in the case of a pledge, encumbrance, hypothecation or mortgage) that the transferee assume by operation of law or express agreement all of the obligations of the transferor under this Agreement (including, without limitation, under Article VIII hereof) with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor are assumed by a successor corporation by operation of law) shall relieve the transferor of its obligations under this Agreement without the approval of the Member Board, in its reasonable discretion (it being understood that a transferor shall be deemed relieved from such obligations, without the necessity of any such approval, in respect of Units transferred to Operating or the Company pursuant to the Exchange Rights Agreement). Upon such transfer, the transferee of a Unit shall not be admitted as a Member and shall not succeed to any of the rights and obligations of the transferor Member under this Agreement until each of the conditions of Paragraph 10.1 has been satisfied.

  (c) In addition to any other restrictions on transfer provided herein, no Units shall be transferable unless the transferor gives written notice of the proposed transfer which notice shall state, to the best of its knowledge, that such transfer will not violate any of the restrictions set forth in Paragraph
8.3 hereof.

  (d) The Members acknowledge that the Units have not been registered under any federal or state securities laws and, as a result thereof, they may not be sold or otherwise transferred, except in compliance with such laws. Notwithstanding anything to the contrary contained in this Agreement, no Units may be sold or otherwise transferred unless such transfer is exempt from registration under any applicable securities laws or such transfer is registered under such laws, it being acknowledged that the Company has no obligation to take any action which would cause any Units to be registered.

  8.3 Certain Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, except with the approval of the Member Board, in no event may any transfer of a Unit by any Person be made (a) to any person or Entity that lacks the legal right, power or capacity to own Units; (b) in the event such transfer would cause Realty to cease to comply with the REIT Requirements; (c) if such transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal income tax purposes; (e) if such transfer would result in the Company being treated as a "publicly traded partnership" or is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code; (f) in violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (g) if the Member Board reasonably believes that such transfer may (i) cause any portion or all of the assets of the Company to be deemed pursuant to United States Department of Labor

Regulation Section 2510.3-101 or otherwise pursuant to ERISA or the Code to be for any purpose of ERISA or Section 4975 of the Code assets of any Restricted Entity, or (ii) cause a "prohibited transaction" (as defined in Section 4975(c) of the Code or within the meaning of Section 406 of ERISA) to occur, or (iii) cause the Company to become with respect to any Restricted Entity a "party in interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(e) of the Code), or (iv) cause the Company to be jointly and severally liable for any obligation arising under ERISA or the Code with respect to any "employee benefit plan" as defined in and subject to ERISA or any "plan" as defined in Section 4975 of the Code, or (v) cause any Nonrecourse Liability of the Company to be reclassified as Members Nonrecourse Debt because the contemplated transferee (or any person or Entity which is related to such transferee within the meaning of Section 1.752-4(b) of the Regulations) is a lender with respect to such Nonrecourse Liability; or
(h) if the intended transferee is a Restricted Entity.

  8.4 Effective Dates of Transfers.

  (a) Transfers pursuant to this Article VIII may be made on any day, but for purposes of this Agreement, the effective date of any such transfer shall be
(i) the first day of the month in which such transfer occurred if such transfer occurred on or prior to the fifteenth calendar day of a month, or
(ii) the first day of the month immediately following the month in which such transfer occurred, if such transfer occurred after the fifteenth calendar day of a month, or such other date determined by the Member Board pursuant to such convention as may be administratively feasible and consistent with applicable law.

  (b) If any Unit is transferred or assigned in compliance with the provisions of this Article VIII, all distributions pursuant to Paragraph 5.2 hereof attributable to such transferred Units (A) with respect to which the Company Record Date is before the effective date of such transfer (other than a pledge, encumbrance, hypothecation or mortgage) shall be made to the transferor, and (B) all distributions after those described in (A) shall be made to the transferee.

  8.5 Transfer.

  (a) The term "transfer," when used in this Article VIII with respect to a Unit, shall be deemed to refer to a transaction by which a Person purports to assign its Units to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, merger, disposition of marital property pursuant to court order, any transfer by death or any other disposition by law or otherwise.

  (b) The Member Board is hereby authorized on behalf of each of the Members to amend this Agreement (including the schedules hereto) to reflect the admission of any transferee of a Unit as a substituted Member in accordance with the provisions of this Article 8 without the vote or approval of any Member.

                                   ARTICLE 9

                                  Information

  9.1 Right to Information about the Company. Subject to Paragraph 9.2, any Member will be entitled at any time during normal business hours to have access to the properties, books and records of the Company and its subsidiaries for any purpose reasonably related to its interest in the Company.

  9.2 Confidentiality. Each Member will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Member from a third party which, insofar as the Member is aware, is not under an obligation to the Company or to a subsidiary to keep the information confidential, (iii) was known to the Member before it was made available to the Member or its representative by the Company or a subsidiary, or (iv) otherwise is independently developed by the Member.

  9.3 Ownership of Paired Shares.

  (a) Each Member hereby agrees to provide the Company within fifteen (15) days of any written request therefor, a statement, to the best of its knowledge, describing the number of Paired Shares actually or constructively owned by such Member and all direct and indirect Owners of such Member for purposes of the REIT Requirements as determined under Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or Section 544 of the Code, as modified by Section 856(h) of the Code.

  (b) (i) Each Member other than Operating hereby covenants that, without the prior written consent of the Company (except pursuant to options and other rights granted with the knowledge and approval of the Company) it will not and will use all reasonable efforts to cause its direct or indirect owners not to acquire any Paired Shares or any rights to acquire Paired Shares and (ii) each Member, except to the extent that the Company provides prior written consent, hereby represents, warrants and covenants that (I) it is not and will not become a Restricted Entity, (II) no "prohibited transaction" (as defined in Section 4975(c) of the Code or within the meaning of Section 406 of ERISA) has occurred or will occur that would not have occurred or occur if the Member and its Affiliates were not Members, (III) the Company has not become and will not become with respect to any Restricted Entity a "party in interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(e) of the Code) which the Company would not have become or be if the Member and its Affiliates were not Members, and (IV) the Company has not and will not become jointly and severally liable for any obligations arising under ERISA or the Code with respect to any "employee benefit plan" as defined in and subject to ERISA or any "plan" as defined in the Code for which the Company has not become or would not be liable if the Member and its Affiliate were not Members.

                                  ARTICLE 10

                                    Members

  10.1 Admission to the Company. No person will become a Member unless that person is shown as an owner of Units on the books of the Company. No person may resign as a Member of a class while that Member holds Units of that class. A person which acquires Units from the Company will become a Member when the person acquires those Units and executes a copy of this Agreement. A person will cease being a Member when that person disposes of all the Units owned by the person and the disposition of those Units is registered on the books of the Company. No person to whom Units are transferred by a Member will become a Member (i) unless the transfer was made as permitted by Article IX, (ii) until the transfer is recorded on the books of the Company, and (iii) until the person to whom the Units are transferred agrees to be bound by all the provisions of this Agreement which were applicable to such person's transferor and either executes a copy of this Agreement or executes and delivers to the Company a separate document in which the person agrees to be bound by all those provisions of this Agreement to the same extent as though the person had executed this Agreement and (iv) unless a majority in interest of the non-transferring Members and the Member Board have each approved in writing the admission of the person to whom the Units are transferred as a substituted Member, which approval may be granted or withheld in each party's sole and absolute discretion.

  10.2 Voting Limited to Members. Notwithstanding anything in Article III, (i) Units shown on the books of the Company as being owned by a person which is not a Member may not be voted unless and until the registered owner becomes a Member as provided in Paragraph 10.1 or the Units are transferred to a Member or to a person who becomes a Member as provided in Paragraph 10.1 and (ii) in determining the number of outstanding Units of a class for the purpose of determining whether matters voted upon by the holders of Units have been approved, Units shown on the books of the Company as being owned by persons who are not Members will not be treated as being outstanding.

                                  ARTICLE 11

                   Participation Rights and Tag-Along Rights

  11.1 Participation Rights.

  (a) Right to Participate. From and after the date hereof, until such time as Investor's interest in the Company, Realty JV, Operating and Realty is reduced to less than 10% of the combined equity interests of the Company, Realty JV, Operating and Realty, on a fully diluted basis, each Class B Member shall be entitled to a participation right to purchase or subscribe for such Class B Member's Pro Rata Share of the total number of any additional Units to be issued or sold by the Company, in the event that the Company issues or sells any Units (other than Units issued pursuant to benefit plans and upon the exercise of Unit options.)

  (b) Notice. In the event the Company proposes to issue or sell any Units in a transaction giving rise to the participation rights provided for in this Article, the Company shall send a written notice (the "Participation Notice") to each Class B Member setting forth the number of Units which the Company proposes to sell or issue, the price (before any commission or discount) at which such Units are proposed to be issued (or, in the case of an underwritten or privately placed offering of Units or Operating Shares in which the price is not known at the time the Participation Notice is given, the method of determining such price and an estimate thereof), and all other relevant information as to such proposed transaction as may be necessary for the Class B Members to determine whether or not to exercise the rights granted in this Article. At any time within 21 days after its receipt of the Participation Notice, each Class B Member may exercise its participation rights to purchase or subscribe for Units, as provided for in this Article, by so informing the Company in writing (an "Exercise Notice"). Each Exercise Notice shall state the percentage of the proposed sale or issuance that the Class B Members elects to purchase. Each Exercise Notice shall be irrevocable, subject to the conditions to the closing of the transaction giving rise to the participation right provided for in this Article.

  (c) Abandonment of Sale or Issuance. The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed sale or issuance giving rise to the participation right granted by this Article, to abandon, rescind, annul, withdraw or otherwise terminate such sale or issuance, whereupon all participation rights in respect of such proposed sale or issuance pursuant to this Article shall become null and void, and the Company shall have no liability or obligation to the Class B Members with respect thereto by virtue of such abandonment, recession, annulment, withdrawal or termination.

  (d) Terms of Sale. The purchase or subscription by a Class B Member pursuant to this Article shall be on the same price and other terms and conditions, including the date of sale or issuance, as are applicable to the purchasers or subscribers of the additional Units, whose purchases or subscriptions give rise to the participation rights, which price and other terms and conditions shall be substantially as stated in the relevant Participation Notice (which standard shall be satisfied if the price, in the case of a negotiated transaction, is not greater than 110% of the estimated price set forth in the relevant Participation Notice or, in the case of an underwritten or privately placed offering, is not greater than the greater of (i) 110% of the estimated price set forth in the relevant Participation Notice or (ii) 105% of the most recent closing price on or prior to the date of the pricing of the offering); provided, however, that (A) the date of Investor's purchase pursuant to this
Section 11.1(d) shall be the later of (1) 21 days after the date Investor delivers the Exercise Notice or (2) the date of the sale to the other purchasers of the additional Units and (B) in the event the consideration to be received by the Company, in connection with the issuance of Units giving rise to participation rights hereunder is other than cash or cash equivalents, the price per Unit at which the participation rights may be exercised shall be the price per Unit set forth in the Participation Notice or determined in the manner set forth in the Participation Notice (which shall in either event be the price as set forth in the agreement pursuant to which such Units are to be issued, provided that the consideration to be received therefor is valued based upon the fair market value thereof); provided, further, that in the event the purchases or subscriptions giving rise to the participation rights are effected by an offering of securities registered under the 1933 Act and in which offering it is not legally permissible for the securities to be purchased by a Class B Member to be included, such securities to be purchased by Investor will be purchased in a concurrent private placement. At the time of the closing of each purchase by a Class B Member of Units pursuant to this Section 11.1(d), such Class B Member will deliver to the Company an officer's certificate stating that to its knowledge following such purchase such Class B Member will not own, directly or constructively, more than 9.9% of the Paired Shares.

  (e) Timing of Sale. If, with respect to any Participation Notice, a Class B Member fails to deliver an Exercise Notice within the requisite time period, the Company shall have 120 days after the expiration of the time in which the Exercise Notice is required to be delivered in which to sell or issue not more than the number of Units described in the Participation Notice at a price equal to not less than 90% of the price set forth in the Participation Notice. If, at the end of 120 days following the expiration of the time in which the Exercise Notice is required to be delivered, the Company has not completed the sale or issuance of Units, as the case may be, in accordance with the terms described in the Participation Notice (or at a price which is at least 90% of the estimated price set forth in the Participation Notice), the Company shall again be obligated to comply with the provisions of this Article with respect to, and provide the opportunity to participate in, any proposed sale or issuance of Units.

  11.2 Tag-Along Rights. (i) If at any time after the date of this Agreement Operating proposes to sell or otherwise transfer Units to any person other than an Affiliate of Operating, then at least 30 days prior to the closing of such transfer or sale, Operating shall deliver a written notice (the "Co-Sale Notice") to Investor, offering Investor the option to participate in such proposed transfer and to sell to the transferee a percentage of the Units then held by Investor equal to the percentage of the total number of Units then outstanding which are proposed to be sold or otherwise transferred by Operating to the prospective transferee. Such Co-Sale Notice shall specify in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the transfer or sale (including, without limitation, the number of Units to be sold or otherwise transferred by Operating and the per Unit price offered for such Units).

    (ii) Investor may, within 20 days after receipt of a Co-Sale Notice, give written notice (each, a "Tag-Along Notice") to Operating that Investor wishes to participate in such proposed transfer, and such notice shall also specify the number of Units Investor desires to include in such proposed transfer.

    (iii) Subject to Section 8.1, if Investor does not give Operating a timely Tag-Along Notice with respect to the transfer proposed in the Co-Sale Notice, Operating may thereafter transfer the Units specified in the Co-Sale Notice on substantially the same terms and conditions set forth in the Co-Sale Notice. If Investor gives Operating a timely Tag-Along Notice, then Operating shall use all reasonable efforts to cause each prospective transferee to agree to acquire all Units identified in all Co-Sale Notices that are timely given to Operating, upon the same terms and conditions as applicable to Operating's Units. If such prospective transferee is unwilling or unable to acquire all of such additional Units upon such terms, then Operating shall elect either to cancel such proposed transfer or to allocate the maximum number of Units that each prospective transferee is willing to purchase among Operating and Investor in proportion to their proportionate share of such Units.

                                  ARTICLE 12

                                  Termination

  12.1 Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events ("Dissolution Events"):

  (a) the Members vote for dissolution in accordance with Paragraph 6.5(c)(vii); or

  (b) the withdrawal of Operating or Investor as a Member or the Bankruptcy of any Member, unless within 90 days thereafter, not less than a majority in interest of the remaining Members (as determined under Revenue Procedure 94-46, 1994-2 CB 688) elect to continue the Company without dissolution; or

  (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

  12.2 Liquidation. Upon the occurrence of a Dissolution Event, the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as follows (except as otherwise required by Section 18-804 of the Act):

  (a) First, to the payment (or the making of reasonable provision for payment thereof) of debts and liabilities of the Company and the expenses of liquidation, including the establishment of any reserves which the Member Board deems reasonably necessary with regard to contingent, conditional or unmatured liabilities or obligations of the Company. That reserve may be paid to a liquidating trustee to be applied to the payment of those obligations and liabilities and, to the extent not required for that purpose, to be distributed to the Members.

  (b) Second, in accordance with the positive Capital Account balance of all Members, as determined after taking into account all capital account adjustments for the Fiscal Year during which such liquidation occurs. All distributions required by this Paragraph 12.2(c) shall be made by the end of such Fiscal Year, or, if later, within 90 days after the date of such liquidation.

  12.3 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

  12.4 Certificate of Cancellation. Upon the completion of the distribution of the Company's assets, the Company will be terminated, all Units will be cancelled, and the Members shall cause an authorized person to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

  12.5 No Liability for Return of Capital Contributions. No Member will be personally liable for the return of the Capital Contribution of any other Member. The only right of a Member upon dissolution of the Company will be to receive distributions under this Article XIII.

  12.6 Non-Dissolution Events. Except as provided in Section 12.1(b), the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up, and upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

                                  ARTICLE 13

                                Indemnification

  13.1 Indemnity. Subject to the provisions of Paragraph 13.4, the Company shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that the person is or was a Member, a Representative, an employee or an agent of the Company, or is or was serving at the request of the Company as a director, executive, officer, employee or agent of another enterprise, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  13.2 Indemnity for Actions By or In the Right of the Company. Subject to the provisions of Paragraph 13.4, the Company shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the rights of the Company to procure a judgment in its favor by reason of the fact that the person is or was a Member, a Representative, an employee or an agent of the Company, or is or was serving at the request of the Company as a director, executive, officer, employee or agent of another enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the actions or suit if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  13.3 Indemnity if Successful. The Company shall indemnify a Member, a Representative, an employee or an agent of the Company against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense of any action, suit or proceeding referred to in Paragraphs 13.1 and 13.2 or in defense of any claim, issue or matter therein, to the extent that such person or entity has been successful on the merits.

  13.4 Expenses. Any indemnification under Paragraphs 13.1 and 13.2, as well as the advance payment of expenses permitted under Paragraph 13.5, unless ordered by a court or advanced pursuant to Paragraph 13.5 below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, the Representative, the employee or the agent is proper in the circumstances under this Article XIII. The determination must be made:

  (a) by the vote of the Member Board excluding Representatives who are parties to the action, suit or proceeding and constituting a quorum;

  (b) if a quorum of the Member Board is not obtainable, by independent legal counsel in a written opinion; or

  (c) by the Members who were not parties to the action, suit or proceeding.

  13.5 Advance Payment of Expenses. The expenses of Members, Representatives, employees or agents incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member, Representative, employee or agent to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel other than Members or Representatives may be entitled under any contract or otherwise by law.

  13.6 Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XIII:

  (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of Members, Representatives or otherwise, for either an action in the person's official capacity or an action in another capacity while holding the person's office, except that indemnification, unless ordered by a court, may not be made to or on behalf of any Member, Representative, employee or agent if a final adjudication established that the person's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

  (b) continues for a person who has ceased to be a Member, Representative, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person; and

  (c) does not preclude the Member Board from advancing expenses to employees of the Company in its sole discretion.

  13.7 Liability. No Representative, employee or agent of the Company, or any person who is serving or was serving at the request of the Company as a director, executive, officer, employee, or agent of another enterprise, shall have any personal liability to the Company or the Members for monetary damages for breach of fiduciary duty in such capacity, provided that this Paragraph
13.7 will not eliminate the liability of any such Person (i) for any breach of such Person's duty of loyalty to the Company or a class of its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such Person derived an improper personal benefit.

                                  ARTICLE 14

                                    General

  14.1 Reimbursement of Operating

  (a) Except as provided in this Section 14.1 and elsewhere in this Agreement (including the provisions of Articles V, XII and XIII hereof regarding distributions, payments and allocations to which it may be entitled), Operating shall not receive payments from or be compensated for its services to the Company.

  (b) Operating shall be reimbursed on a monthly basis, or such other basis as the Member Board and Operating may determine, after consultation with Investor, for all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Company, including, without limitation, the Administrative Expenses. Such reimbursements shall be in addition to any reimbursement to Operating as a result of indemnification pursuant to Article XIII hereof.

  (c) Operating shall also be reimbursed for all expenses it incurs relating to the organization and formation of the Company, Operating's share of public offerings of Paired Shares by Operating to the extent included in Administrative Expenses, and any other issuance of additional Units.

  14.2 Outside Activities of Operating. Operating shall not directly or indirectly enter into or conduct any business other than the ownership, acquisition and disposition of Units, and such activities as are incidental thereto. All future acquisitions by Operating shall be made through and for the benefit of the Company. Operating agrees that the net proceeds of all offerings of securities by Operating shall be contributed to the Company (in the case of equity offerings) or loaned to the Company (in the case of debt offerings).

  14.3 Waiver of Fiduciary Duty. Each Member hereby waives, to the maximum extent permitted under law (including Section 18-1101(c) of the Act), any and all fiduciary duties of Operating to each, all or any combination of them and hereby agrees that Operating may, but is under no obligation to, take their interests into account in performing or refraining from performing any act permitted under this Agreement.

  14.4 Payment of Investment Banking Fees; Reimbursement of Investor.

  (a) The Company shall pay the fees contemplated to be paid by it and Realty JV pursuant to Sections 2.14, 3.16 and 4.8 of the Formation Agreement.

  (b) The Company shall reimburse Investor for its reasonable Transaction Expenses (as such term is defined in the Formation Agreement) under the circumstances described in Section 11.2(b) of the Formation Agreement.

  14.5 Amendments. This Agreement may only be amended by both (i) the vote of the Member Board which, if applicable, will be the vote required by paragraph 6.5(c), and (ii) the vote of holders of a majority of each class of Units.

  14.6 Notices. Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by certified mail return receipt requested from within the United States of America, if to the Company, addressed to the principal office of the Company, and if to a holder of Units, addressed to that holder at the address shown on the Unit register maintained by the Company.

  14.7 Captions. The captions of the articles and paragraphs of this Agreement are for convenience only and do not affect the meaning or interpretation of this Agreement.

  14.8 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

  14.9 Jurisdiction. Any action or proceeding relating to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof, shall be brought exclusively in either (i) the Superior Court of the County of Los Angeles or of the United States of America for the Central District of California, or
(ii) the courts of the State of Delaware, the courts of the United States of America for the District of Delaware and appellate courts from any thereof and, by execution and delivery of this Agreement, each Member each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. To the fullest extent permitted by law, each Member irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by notice given in accordance with Paragraph 14.6. Each Member that is owned by non-United States interests will designate a corporate agent or law firm located in the City of Los Angeles and the State of Delaware, as agent for service of process (which, in the case of any agent which is not the initial agent, must be upon 30-days prior written
notice to [   ]). Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceeding arising out of or in connection with this Agreement, and for enforcement of a judgment in respect thereof, in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim that such an action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

  14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

  In Witness Whereof, the undersigned have executed this Amended and Restated Limited Liability Company Agreement as of the day shown on the first page.

                                          Santa Anita Operating Company


                                          By___________________________________
                                            Name:
                                            Title:

                                          Colony Investors II, L.P.


                                          By: Colony Capital, L.P.,
                                              its general partner

                                          By: ColonyGP II, Inc.,
                                              its general partner


                                          By___________________________________
                                            Name:
                                            Title:

                                                                      EXHIBIT A
                                                TO AMENDED AND RESTATED LIMITED
                                                    LIABILITY COMPANY AGREEMENT

                           SANTA ANITA OPERATING LLC

                      INITIAL CAPITAL          NUMBER/CLASS
   MEMBER              CONTRIBUTION              OF UNITS
   ------             ---------------          ------------


                                                  -----
     Total

                                                                      EXHIBIT C

                           EXCHANGE RIGHTS AGREEMENT

  This Exchange Rights Agreement (this "Agreement") is made as of [DATE], 1996 among Santa Anita Realty Enterprises, Inc., a Delaware corporation ("Realty"), Santa Anita Operating Company, a Delaware corporation ("Operating"), Santa Anita Realty LLC, a Delaware limited liability company (the "Realty JV"), Santa Anita Operating LLC, a Delaware limited liability company (the "Operating JV" and together with the Realty JV, the "JVs"), and Colony Investors II, L.P., a Delaware limited partnership ("Investor"). Unless otherwise indicated, capitalized terms used are used herein as defined in
Section 11.

                                   RECITALS

    1. Pursuant to a Formation Agreement dated as of August 17, 1996 (as the same may be amended or modified from time to time, the "Formation Agreement") among Realty, Operating and Investor (i) on the date hereof Realty and Investor are making capital contributions to the Realty JV in return for the issuance by the Realty JV to Realty and to Investor of Units (as defined in the Limited Liability Company Agreement of the Realty JV (the "Realty JV Agreement")) of the Realty JV (such Units issued by the Realty JV to Investor on the date hereof, together with any Units of the Realty JV issued to Investor after the date hereof being hereinafter called the "Realty Units") and (ii) on the date hereof Operating and Investor are making capital contributions to the Operating JV in return for the issuance by the Operating JV to Operating and to Investor of Units (as defined in the Limited Liability Company Agreement of the Operating JV (the "Operating JV Agreement" and together with the Realty JV Agreement, the "JV Agreements")) of the Operating JV (such Units issued by the Operating JV to Investor on the date hereof, together with any Units of the Operating JV issued to Investor after the date hereof being hereinafter called the "Operating Units").

    2. Pursuant to the Formation Agreement the parties hereto are entering into this Agreement to provide for the rights of Investor to tender Realty Units and Operating Units in exchange for either Paired Shares (as defined herein), cash or a combination of Paired Shares and cash, on the terms and conditions set forth herein.

                                   AGREEMENT

  The parties hereto agree as follows:

  Section 1. Right to Tender Investor Units. (a) Upon the terms and subject to the conditions of this Agreement, each holder of Investor Units (as defined below) shall have the right at any time after the earlier of (i) October 1, 1998 and (ii) the date on which Investor has purchased all of the Units Investor is obligated to purchase under the JV Agreements, to tender to Realty outstanding Realty Units and the right to tender to Operating outstanding Operating Units. Notwithstanding anything to the contrary contained in this Agreement, no Realty Unit may be tendered to Realty unless simultaneously therewith the tendering holder also tenders to Operating an Operating Unit and no Operating Unit may be tendered to Operating unless simultaneously therewith the tendering holder also tenders to Realty a Realty Unit (a Realty Unit tendered for exchange and the Operating Unit simultaneously tendered for exchange being hereinafter collectively referred to as a "Investor Unit"); and any attempted tender of a Realty Unit or an Operating Unit which is not accompanied by a simultaneous tender of an Operating Unit or Realty Unit, respectively, shall be void and of no effect; it being understood that a simultaneous tender of unequal numbers of Realty Unit and Operating Unit shall be valid under this sentence to the extent of the lesser of the number of Realty Units or Operating Units, as the case may be, included in such tender.

  (b) Notwithstanding any other provision of this Agreement, no Paired Shares or cash shall be issued or paid in respect of any tender of Investor Units (i) if, notwithstanding the provisions of Section 6 of this Agreement, the right to tender Investor Units and receive Paired Shares or cash would result in Realty not satisfying the REIT Requirements in any respect or would result in any person or entity Beneficially Owning Realty Shares exceeding the Ownership Limit, or (ii) prior to the expiration or termination of the waiting period applicable to such exchange and issuance, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as it may be amended from time to time. In the event that the ability to receive Paired Shares or cash would result in Realty not satisfying the REIT Requirements in any respect or would result in any person or entity Beneficially Owning Realty Shares exceeding the Ownership Limit, and as a result thereof no Paired Shares or cash may be issued or paid in respect of any tender of Investor Units pursuant to Section 1(b)(i) above, the parties hereto shall use their respective best efforts to restructure the terms and provisions of this Agreement (and, if necessary, the JV Agreements and the Registration Rights Agreement (as defined in Section
6)), or to agree to terms and provisions in addition to such terms and provisions, so as to provide to each such party the same substantive rights (or substantive rights as close thereto as is reasonably practicable) as those provided by this Agreement, the JV Agreements and the Registration Rights Agreement.

  (c) The rights to exchange Investor Units pursuant to this Agreement constitute a continuous offer and may not be withdrawn, amended or modified by Realty or Operating without the prior written consent of each holder of outstanding Investor Units adversely affected by such withdrawal, amendment or modification; provided that any withdrawal, amendment or modification that does not adversely affect any holder of outstanding Investor Units may be effected without the consent of such holder.

  Section 2. Acceptance of Tender; Election of Method of Payment for Tendered Investor Units. (a) Upon the terms and subject to the conditions of this Agreement, Realty and Operating shall accept Investor Units validly tendered in proper form and meeting all of the requirements of this Agreement. In order for Investor Units to be validly tendered pursuant to this Agreement, the registered holder thereof shall deliver to Realty and Operating, at the address provided pursuant to Section 10, (i) a completed and duly executed Letter of Transmittal in the form attached hereto as Exhibit A (the "Letter of Transmittal") and any other documents required by the Letter of Transmittal and (ii) a calculation, to the best knowledge of such registered holder after due inquiry (together with such supporting documentation as Realty may reasonably request), of the maximum number of Paired Shares that may be issued to such registered holder without causing either (x) Realty to not satisfy the REIT Requirements in any respect or (y) any person or entity to Beneficially Own Realty Shares exceeding the Ownership Limit. Realty and Operating shall make all determinations as to the validity and form of any tender of Investor Units in accordance with the provisions of this Agreement and upon rejection of a tender shall give the tendering holder written notice of such rejection, which shall include the reasons therefor.

  (b) Within 15 days after the valid tender pursuant to this Agreement of Investor Units, Realty and Operating shall make an election to pay for such Investor Units by delivering either (i) Paired Shares (the "Paired Share Election"), (ii) cash (the "Cash Election") or (iii) a combination of Paired Shares and cash (the "Combined Election"). Such election shall be made pursuant to an agreement as to such election between Realty and Operating. If Realty and Operating do not so agree within such 15-day period, they shall be deemed to have made the Cash Election.

  (c) Unless otherwise determined by agreement of Realty and Operating, tenders of Investor Units pursuant to this Agreement shall be irrevocable and shall not be subject to withdrawal or modification.

  Section 3. Paired Share Election. (a) Subject to Section 6, if with respect to any tender of Investor Units pursuant to this Agreement, Realty and Operating make the Paired Share Election, then within 20 days after such tender Realty and Operating shall deliver to the tendering holder one Paired Share for each Investor Unit validly tendered pursuant to the provisions of this Agreement.

  (b) No fractional Paired Shares or scrip representing fractional Paired Shares shall be issued upon exchange of Investor Units pursuant to this Agreement. If more than one Letter of Transmittal shall be delivered at one time by the same holder, the number of full Paired Shares which shall be issuable upon exchange of the Investor Units tendered thereby shall be computed on the basis of the aggregate number of Investor Units so tendered.

Instead of any fractional Paired Shares which would otherwise be issuable upon exchange of any Investor Units, Realty and Operating shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Paired Share Closing Price on the last business day preceding the date of exchange.

  (c) If a holder exchanges Investor Units pursuant to this Agreement, Realty and Operating shall pay any documentary, stamp or similar issue or transfer tax due on any issue of Paired Shares upon such exchange. Such holder, however, shall (i) pay to Realty and Operating the amount of any additional documentary, stamp or similar issue or transfer tax which is due (or shall establish to the satisfaction of Realty and Operating the payment thereof) as a result of Paired Shares being issued in a name other than the name of such holder and (ii) be responsible for all income or other taxes as a result of such exchange.

  Section 4. Cash Election. (a) If with respect to any tender of Investor Units pursuant to this Agreement, Realty and Operating make or are deemed to have made the Cash Election, then within 20 days after such tender Realty and Operating shall pay to the tendering holder an aggregate amount of cash (the "Aggregate Cash Payment") equal to the product of (i) the number of Paired Shares which would have been delivered to such holder if Realty and Operating had made the Paired Share Election with respect to such tender and (ii) the average Paired Share Closing Price for the ten trading day period ending one day prior to the date of such tender.

  (b) In connection with any payment pursuant to Section 4(a) or Section 5(ii), Realty and Operating shall pay the percentage of such payment (such percentages being herein called the "Issuance Percentages") as Realty and Operating may from time to time agree to based on their determination of the relative fair values of Realty Shares and Operating Shares. Such obligation is several and not joint.

  Section 5. Combined Election. If, with respect to any tender of Investor Units pursuant to this Agreement, Realty and Operating shall make the Combined Election, then within 20 days after such tender Realty and Operating shall (i) notify the tendering holder of the number of such tendered Investor Units which will be exchanged for cash (the "Cash Units") and the number of such tendered Investor Units which will be exchanged for Paired Shares (the "Paired Share Units"), (ii) pay to the tendering holder, in respect of each Cash Unit validly tendered pursuant to the provisions of this Agreement, an amount of cash equal to the average Paired Share Closing Price for the ten trading day period ending one day prior to the date of such tender and (iii), subject to
Section 3(b) and (c) and Section 6, deliver to the tendering holder one Paired Share for each Paired Share Unit validly tendered pursuant to the provisions of this Agreement.

  Section 6. Registration Rights. If at any time, (a) Investor validly tenders Investor Units pursuant to the provisions of this Agreement, (b) Realty and Operating make the Paired Share Election or the Combined Election with respect to such tender, (c) as a result of the Ownership Limit Investor cannot receive the full number of Paired Shares otherwise issuable to Investor pursuant to such tender and such Election (without giving effect to the Ownership Limit) (the event described in clauses (a), (b) and (c) being referred to as a "Paired Share Tender Reduction"; the number of such Paired Shares which Investor cannot receive pursuant to such tender as a result of the Ownership Limit being referred to as the "Unissued Paired Shares"; and the Investor Units tendered in respect of such Unissued Paired Shares being referred to as the "Delayed Payment Units"), then (i) subject to the other terms and conditions of this Agreement, Investor shall be entitled to receive the number of Paired Shares which it can receive pursuant to such tender, such Election and the Ownership Limit and (ii) if Investor shall make a written request for registration of Paired Shares pursuant to Section 2.3 of the Registration Rights Agreement of even date herewith among Realty, Operating and the Investor (the "Registration Rights Agreement") at a time when Investor is entitled to make such a request under the Registration Rights Agreement, then, pursuant to the terms of the Registration Rights Agreement, Realty and Operating shall cause to be filed with the Securities and Exchange Commission a registration statement and Realty and Operating shall register and sell pursuant thereto a number of Paired Shares equal to the number of such Unissued Paired Shares requested by the Investor to be registered pursuant to
Section 2.3 of the Registration Rights Agreement. Within two business days after the receipt by Realty and Operating of the proceeds of any sale (after underwriting discounts and commissions) of such Paired Shares pursuant to such registration, Realty and Operating shall pay such proceeds to the tendering holder of the Delayed Payment Units, in full payment for the tender of such Delayed Payment Units.

  Section 7. Representations of Tendering Holder. Each tender of Investor Units shall constitute an affirmative confirmation by the tendering holder of each of the representations and warranties set forth in the form of Letter of Transmittal. Without limiting the generality of the foregoing, unless, at the time of a tender for exchange of Investor Units pursuant to this Agreement, a registration statement relating to any Paired Shares to be delivered upon such tender is effective under the Securities Act of 1933, as amended (the "Securities Act"), such tender shall constitute a representation and warranty by the tendering holder to Realty and Operating that such tendering holder (i) is an "accredited investor" within the meaning of Rule 501 under the Securities Act, (ii) has sufficient knowledge and experience in financial and business matters and in investing in entities similar to the JVs, Realty and Operating so as to be able to evaluate the risks and merits of its investment in the JVs, Realty and Operating and it is able financially to bear the risks thereof, (iii) has had an opportunity to discuss the business, management and financial affairs of Realty, Operating and the JVs with the management of Realty, Operating and the JVs, and (iv) understands that the Paired Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act and such Paired Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

  Section 8. Status of Tendering Holder. Until the holder of Investor Units tendered pursuant to this Agreement becomes a holder of record of the Paired Shares issued in exchange therefor (in the case of a Paired Share Election or a Combined Election) or until such holder has received cash in exchange therefor (in the case of a Cash Election or a Combined Election), such holder shall continue to hold and own such Investor Units for all purposes of the Realty JV Agreement and the Operating JV Agreement. In the case of a Paired Share Election or a Combined Election, no such holder shall have any rights as a stockholder of Realty or Operating in respect of such Paired Shares until such holder becomes a holder of record of such Paired Shares.

  Section 9. Reservation of Shares; Closing of Transfer Books. (a) Realty shall reserve and shall at all times have reserved out of its authorized but unissued Realty Shares, solely for the purpose of effecting the exchange of Realty Units pursuant to this Agreement, enough Realty Shares to permit the exchange of the then outstanding Realty Units. Operating shall reserve and shall at all times have reserved out of its authorized but unissued Operating Shares, solely for the purpose of effecting the exchange of Operating Units pursuant to this Agreement, enough Operating Shares to permit the exchange of the then outstanding Operating Units. All Paired Shares which may be issued upon exchange of Investor Units shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof other than income taxes resulting from such exchange.

  (b) Realty shall not close its transfer books so as to prevent the timely issuance of Realty Shares pursuant to this Agreement. Operating shall not close its transfer books so as to prevent the timely issuance of Operating Shares pursuant to this Agreement.

  Section 10. Notices. All notices and requests given pursuant to this Agreement shall be in writing and shall be made by hand-delivery, first-class mail (registered or certified, return receipt requested), facsimile with telephone confirmation of receipt or overnight air courier guaranteeing next business day delivery to the relevant address specified in the Formation Agreement. Except as otherwise provided in this Agreement, the date of each such notice and request shall be deemed to be, and the date on which each such notice and request shall be deemed given shall be: at the time delivered, if personally delivered or mailed; when receipt is acknowledged, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight courier guaranteeing next business day delivery.

  Section 11. Definitions. For purposes of this Agreement:

    "Beneficially Owning" means owning Realty Shares directly, indirectly or constructively by a person or entity through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or
  Section 544 of the Code, as modified by Section 856(h) of the Code. The term "Beneficially Own" shall have a correlative meaning.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Operating Certificate of Incorporation" means the Certificate of Incorporation of Operating, as amended from time to time after the date of this Agreement.

    "Operating Shares" means the shares of Common Stock, par value $.10 per share, of Operating.

    "Ownership Limit" when used with respect to Realty means 8% in value, voting power or in number, whichever is more restrictive, of the issued and outstanding capital stock of Realty and, when used with respect to Operating means 8% in value, voting power or in number, whichever is more restrictive, of the issued and outstanding capital stock of Operating.

    "Paired Share" means an Operating Share and a Realty Share which are paired pursuant to the Pairing Agreement dated December 20, 1979 between Realty and Operating, as it may be amended from time to time.

    "Paired Share Closing Price" shall mean, with respect to a particular date, the last reported sales price regular way on such date or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way on such date, in either case on the New York Stock Exchange, or if the Paired Shares are not then listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Paired Shares are then listed or admitted to trading or, if not then listed or admitted to trading on any national securities exchange, the closing sale price on such date of the Paired Shares or, in case no reported sale takes place on such date then, the average of the closing bid and asked prices on such date, on NASDAQ or any comparable system. If the Paired Shares are not then quoted on NASDAQ or any comparable system, the Board of Directors of Realty and the Board of Directors of Operating shall in good faith determine the Paired Share Closing Price.

    "REIT Requirements" shall mean the requirements for Realty to (i) continue to qualify as a REIT under the Code and the rules and regulations promulgated thereunder, (ii) avoid any federal income or excise tax liability, (iii) retain its status as grandfathered from the application of
  Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984, and (iv) retain the benefits of those certain private letter rulings issued by the Internal Revenue Service to Realty dated as of October 16, 1979, as supplemented January 11, 1980.

    "Realty Shares" means the shares of Common Stock, $.10 par value, of Realty.

  Section 12. Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

  Section 13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns. Notwithstanding any prohibition on assignment contained herein, in the event that Investor transfers record ownership of Investor Units to any third party, such third party shall become a party hereto with the rights and obligation of Investor under this Agreement; provided, that each such person agrees to be bound by all of the terms and conditions of this Agreement.

  Section 14. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when Realty,

Operating, the Realty JV, the Operating JV and Investor shall have each executed a counterpart of this Agreement.

  Section 15. Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

  Section 16. Exhibits. The Exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if the same had been set forth verbatim herein.

  Section 17. Entire Agreement; Amendments and Waivers. This Agreement, including the Exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. In addition to amendments and modifications permitted by Section 1(e), the parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

  Section 18. Governing Law. Except to the extent that Delaware law is mandatorily applicable to the rights and obligations of the stockholders of Realty and Operating, and to the rights and obligations of the members of the Realty JV and the Operating JV, this Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the internal laws of the State of California, without regard to principles of conflicts of laws as applied in the State of California or any other jurisdiction which, if applied, would result in the application of any laws other than the internal laws of the State of California.

  Section 19. Submission to Jurisdiction. Each of the parties hereto irrevocably submits and consents to the jurisdiction of the United States District Court for the Central District of California or the Superior Court of the County of Los Angeles, in connection with any action or proceeding arising out of or relating to this Agreement, and irrevocably waives any immunity from jurisdiction thereof and any claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled in any such action or proceeding.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or by their duly authorized officers, all as of the date first above written.

                                          Santa Anita Realty Enterprises, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Santa Anita Operating Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Santa Anita Realty LLC

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Santa Anita Operating LLC

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Colony Investors II, L.P.

                                          By: Colony Capital, L.P.,
                                              its general partner

                                          By: ColonyGP II, Inc.,
                                              its general partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                    EXHIBIT A TO
                                                       EXCHANGE RIGHTS AGREEMENT

                             LETTER OF TRANSMITTAL

                                TO TENDER UNITS

                   PURSUANT TO THE EXCHANGE RIGHTS AGREEMENT
                            DATED AS OF [DATE], 1996

TO:[ADDRESS]

                              DESCRIPTION OF UNITS

             NAMES(S) AND ADDRESS(ES)              UNITS TENDERED (ATTACH
               OF REGISTERED OWNERS              ADDITIONAL LIST IF NECESSARY)
             ------------------------            -----------------------------
Realty
Units:
Operating
Units:


                                          -------------------------------------
                                              Total

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

  The undersigned hereby tenders to Santa Anita Realty LLC (the "Realty JV") the above-described Realty Units (as defined in the Exchange Rights Agreement dated as of [DATE], 1996 (the "Exchange Rights Agreement")) and hereby tenders to Santa Anita Operating LLC (the "Operating JV") the above-described Operating Units (as defined in the Exchange Rights Agreement) in accordance with the terms and conditions of the Exchange Rights Agreement and this Letter of Transmittal (which together constitute the "Offer"), receipt of which is hereby acknowledged. All terms used herein but not defined herein are used as defined in the Exchange Rights Agreement.

  Subject to, and effective upon the issuance of Paired Shares and/or the payment of cash, as the case may be, for the Investor Units tendered hereby, the undersigned hereby assigns and transfers (i) to Realty all right, title and interest and in to all the Realty Units that are being tendered hereby and irrevocably constitutes and appoints Realty (the "Realty Units Agent"), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (a) transfer such Realty Units on the books of the Realty JV and (b) receive all rights, privileges and benefits, and any and all obligations and liabilities appertaining thereto and otherwise exercise all rights of beneficial ownership of such Realty Units, all in accordance with the terms of the Offer and (ii) to Operating all right, title and interest in and to all the Operating Units that are being tendered hereby and irrevocably constitutes and appoints Operating (the "Operating Units Agent" and, together with the Realty Units Agent, the "Agents"), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (a) transfer such Operating Units on the books of the Operating JV and (b) receive all rights, privileges and benefits, and any and all obligations and liabilities appertaining thereto and otherwise exercise all rights of beneficial ownership of such Operating Units, all in accordance with the terms of the Offer.

  The undersigned hereby represents and warrants (i) to Realty that the undersigned has full power and authority to tender, sell, assign and transfer the tendered Realty Units and that upon payment therefor, Realty will acquire unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claim, (ii) to Operating that the undersigned has full power and authority to tender, sell, assign and transfer the tendered Operating Units and that upon payment therefor, Operating will acquire unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claim, (iii) to Realty and Operating that the tender complies with each and every provision of Section 1 of the Exchange Rights Agreement, and (iv) attached hereto is a calculation, to the best knowledge of the undersigned after due inquiry (together with such supporting documentation as Realty may reasonably request) of the maximum number of Paired Shares that may be issued to the undersigned without causing either (x) Realty to not satisfy the REIT Requirements in any respect or (y) any person or entity to Beneficially Own Realty Shares exceeding the Ownership Limit. The undersigned will, upon request, execute any additional documents deemed by Realty or Operating to be reasonably necessary or desirable to complete the sale, assignment and transfer of the tendered Investor Units.

  Unless a registration statement relating to any Paired Shares to be delivered to the undersigned is effective under the Securities Act of 1933, as amended (the "Securities Act"), the undersigned hereby represents and warrants to Realty and Operating that the undersigned (i) is an "accredited investor" within the meaning of Rule 501 under the Securities Act, (ii) has sufficient knowledge and experience in financial and business matters and in investing in entities similar to the Partnerships, Realty and Operating so as to be able to evaluate the risks and merits of its investment in the JVs, Realty and Operating and it is able financially to bear the risks thereof, (iii) has had an opportunity to discuss the business, management and financial affairs of Realty, Operating and the JVs with the management of Realty, Operating and the JVs, and (iv) understands that any such Paired Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act and any such Paired Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration. If not sold pursuant to an effective registration statement, any such Paired Shares will bear an appropriate legend indicating that such Paired Shares have not been registered under the Securities Act and resale of such Paired Shares is restricted under applicable securities laws.

  All authority conferred or agreed to be conferred in this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned.

  The undersigned understands that a tender of Investor Units pursuant to the Exchange Rights Agreement is irrevocable and constitutes a binding agreement between the undersigned and Realty and Operating upon the terms and subject to the conditions of the Exchange Rights Agreement.

  Unless otherwise indicated under "Special Delivery Instructions" or unless the Paired Shares are to be sold to the public pursuant to a Tender Registration as contemplated in Section 6 of the Exchange Rights Agreement and the provisions of the Registration Rights Agreement, please mail any Paired Shares issuable upon exchange of the Investor Units tendered hereby (or, if the Cash Election or the Combined Election is made, the cash payment payable pursuant thereto) to the address(es) of the registered holder(s) appearing under "Description of Units." In the event that the Special Delivery Instructions are completed, please issue the Paired Shares (or, if the Cash Election or the Combined Election is made, the cash payment payable pursuant thereto) in the name of the registered holder(s) and transmit the same to the person or persons so indicated.

  Realty, Operating and the undersigned agree that they will cooperate with each other and will make, execute, acknowledge, deliver, record and file, or cause to be made, executed, acknowledged, delivered, recorded and filed, at such times and places as the other may reasonably deem necessary, all other and further documents and instruments, and will take all other and further actions, as the other may reasonably request from time to time in order to effectuate the purposes and provisions of the tender made pursuant to this Letter of Transmittal.

                         SPECIAL DELIVERY INSTRUCTIONS
                          (SEE INSTRUCTIONS 4 AND 5)

  To be completed ONLY if Paired Shares or the cash payment are to be sent to someone other than the undersigned or to the undersigned at an address other than that above.

Mail certificates for Paired Shares or cash payment to:

Name __________________________________________________________________________
                                (please print)

Address _______________________________________________________________________

-------------------------------------------------------------------------------
                              (include Zip Code)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                (Tax Identification or Social Security Number)

                                   SIGN HERE

                     Complete Substitute Form W-9 included

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                       (Signature(s) of holder of Units)

  (Must be signed by registered holder(s) as name(s) appear(s) on books and records of the Partnership. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see instruction 4.

Dated _________________________________________________________________________

Name(s) _______________________________________________________________________
                                (please print)
Capacity (Full Title) _________________________________________________________

Address _______________________________________________________________________
                              (include Zip Code)

Area Code and Tel. No. ________________________________________________________

Tax Identification or Social Security No. _____________________________________
                        (Complete Substitute Form W-9)

                           GUARANTEE OF SIGNATURE(S)
                              (SEE INSTRUCTION 1)

Authorized Signature __________________________________________________________

Name of Firm __________________________________________________________________

Dated _________________________________________________________________________

                                 INSTRUCTIONS

                FORMING PART OF THE TERMS AND CONDITIONS OF THE
                           EXCHANGE RIGHTS AGREEMENT

  1. GUARANTEE OF SIGNATURE. No signature guarantee on this Letter of Transmittal is required unless the registered holder of the Investor Units has completed the box entitled "Special Delivery Instructions". In such case all signatures on this Letter of Transmittal must be guaranteed by a member firm of any registered national securities exchange in the United States or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States.

  2. DELIVERY OF LETTER OF TRANSMITTAL. This Letter of Transmittal is to be completed by the holder of Investor Units. A properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal must be received by the Agents.

  No alternative, conditional or contingent tenders will be accepted.

  3. INADEQUATE SPACE. If the space provided herein is inadequate, the Investor Units tendered and/or other information required should be listed on a separate schedule attached hereto.

  4. SIGNATURES ON LETTER OF TRANSMITTAL. The signature must correspond with the name as shown on the books and records of Realty and Operating without any change whatsoever. If any of the Investor Units tendered hereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

  If any tendered Investor Units are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

  If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, each person should so indicate when signing, and proper evidence satisfactory to the Agents of their authority so to act must be submitted.

  5. SPECIAL DELIVERY INSTRUCTIONS. If a certificate for Paired Shares or the cash payment is to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed.

  6. WAIVER OF CONDITIONS. Each of Realty and Operating reserves the right to waive in its sole discretion any of the specified conditions of the Offer in the case of the Investor Units tendered; provided that any such waiver shall not adversely affect any holder of outstanding Investor Units without the consent of such holder.

  7. BACK-UP WITHHOLDING. Under the Federal income tax law, a person surrendering Investor Units must provide the Agents with his correct taxpayer identification number ("TIN") on Substitute Form W-9 below unless an exemption applies. If the correct TIN is not provided, a $50 penalty may be imposed by the Internal Revenue Service and payments made in exchange for the surrendered Investor Units may be subject to back-up withholding of that rate provided by the Federal income tax law (such rate being at the date of the Exchange Rights Agreement, 31%).

  The TIN that must be provided is that of the registered holder of the Investor Units. The TIN for an individual is his or her social security number.

  8. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions and requests for assistance or additional copies of the Exchange Rights Agreement and the Letter of Transmittal may be directed to the Agents at the address set forth above.

                           IMPORTANT TAX INFORMATION

  Under Federal income tax laws, a holder whose tendered Investor Units are accepted for payment is required by law to provide the Agents (as payers) with his correct taxpayer identification number on Substitute Form W-9 below. If such holder is an individual, the taxpayer identification number is his social security number. If the Agents are not provided with the correct taxpayer identification number, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such holder with respect to Investor Units purchased pursuant to the Offer may be subject to back-up withholding.

  If back-up withholding applies, the Agents are required to withhold, at that rate provided by the Federal income tax law (such rate being at the date of the Exchange Rights Agreement, 31%), of any such payments made to the holder of Investor Units. Paired Shares otherwise deliverable hereunder may, at the expense (and with all risk of loss for the account) of the undersigned, be sold to pay such amounts. Back-up withholding is not an additional tax. Rather, the tax liability of persons subject to back-up withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

PURPOSE OF SUBSTITUTE FORM W-9

  To prevent back-up withholding on payments that are made to a holder of Investor Units purchased pursuant to the Offer, the holder is required to notify the Agents of his correct taxpayer identification number by completing the form below certifying that the taxpayer identification number provided on Substitute Form W-9 is correct.

WHAT NUMBER TO GIVE THE AGENT

  The holder is required to give the Agents the social security number or employer identification number of the record owner of the Investor Units.

PAYER'S NAME:


                           PART 1--Please provide your       Social security
                           TIN in the box at right and      number/ Employer
                           certify by signing and dating     identification
                           below                                 number
                                                            -----------------

 SUBSTITUTE                CERTIFICATION--Under the penalties of perjury, (i)
 FORM W-9                  I certify that the information provided on this
                           form in true, correct and complete and (ii) I am
                           not subject to backup withholding because: (a) I
                           am exempt from backup Service withholding, or (b)
                           I have not been notified by the Internal Revenue
                           Service (IRS) that I am subject to backup with-
                           holding as a result of a failure to report all in-
                           terest or dividends, or (c) the IRS has notified
                           me that I am no longer subject to backup withhold-
                           ing.
 DEPARTMENT OF
 THE TREASURY
 INTERNAL                 -----------------------------------------------------
 REVENUE SERVICE


                           SIGNATURE _________________       DATE ____________

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACK-UP WITHHOLDING OF THAT RATE PROVIDED BY THE FEDERAL INCOME TAX LAW (SUCH RATE BEING AT THE DATE OF THE EXCHANGE RIGHTS AGREEMENT, 31%) OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER.

                                                                      EXHIBIT D

                         REGISTRATION RIGHTS AGREEMENT

  This Registration Rights Agreement (this "Agreement") is made as of [DATE], 1996 among Santa Anita Realty Enterprises, Inc., a Delaware corporation ("Realty"), Santa Anita Operating Company, a Delaware corporation ("Operating"), Santa Anita Realty LLC, a Delaware limited liability company (the "Realty JV"), Santa Anita Operating LLC, a Delaware limited liability company (the "Operating JV" and together with the Realty JV, the "JVs"), and Colony Investors II, L.P., a Delaware limited partnership ("Investor"). Unless otherwise indicated, capitalized terms used herein are used herein as defined in Section 1.1.

                                   RECITALS

  1. Pursuant to a Formation Agreement dated as of August 17, 1996 (as the same may be amended or modified from time to time, the "Formation Agreement") among Realty, Operating and Investor (i) on the date hereof Realty and Investor are making capital contributions to the Realty JV in return for the issuance by the Realty JV to Realty and to Investor of Units (as defined in the Limited Liability Company Agreement of the Realty JV (the "Realty JV Agreement")) of the Realty JV (such Units issued by the Realty JV to Investor on the date hereof, together with any Units of the Realty JV issued to Investor after the date hereof being hereinafter called the "Realty Units") and (ii) on the date hereof Operating and Investor are making capital contributions to the Operating JV in return for the issuance by the Operating JV to Operating and to Investor of Units (as defined in the Limited Liability Company Agreement of the Operating JV (the "Operating JV Agreement")) of the Operating JV (such Units issued by the Operating JV to Investor on the date hereof, together with any Units of the Operating JV issued to Investor after the date hereof being hereinafter called the "Operating Units").

  2. Pursuant to the Formation Agreement the parties hereto desire to set forth the rights of Investor and the obligations of Realty and Operating to cause the registration of the Registrable Securities pursuant to the Securities Act.

                                   AGREEMENT

  The parties hereto agree as follows:

  Section 1. Definitions and Usage.

  1.1. Definitions. As used in this Agreement:

  "Beneficially Owning" means owning Realty Shares directly, indirectly or constructively by a Person through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or Section 544 of the Code, as modified by Section 856(h) of the Code. The term "Beneficially Own" shall have a correlative meaning.

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

  "Continuously Effective", with respect to a specified registration statement, shall mean that such registration statement shall not cease to be effective and available for Transfers of Registrable Securities thereunder for longer than either (i) any ten (10) consecutive business days, or (ii) an aggregate of fifteen (15) business days during the period specified in the relevant provision of this Agreement.

  "Demand Registration" shall have the meaning set forth in Section 2.1.

  "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

  "Exchange Rights Agreement" shall mean the Exchange Rights Agreement dated the date hereof among Realty, Operating, the Realty JV, the Operating JV and Investor.

  "Formation Agreement" shall have the meaning set forth in the recitals.

  "Holders" shall mean holders of Registrable Securities.

  "Issuance Percentage", when used with respect to Realty and Operating, shall mean the relative percentages that Realty and Operating may from time to time determine based on their joint determination of the relative values of Realty Shares and Operating Shares.

  "Majority Selling Holders" means those Selling Holders whose Registrable Securities included in such registration represent a majority of the Registrable Securities of all Selling Holders included therein.

  "Operating JV" shall have the meaning set forth in the recitals.

  "Operating Units" shall have the meaning set forth in the recitals.

  "Operating Shares" shall mean the shares of Common Stock, par value $.10 per share, of Operating.

  "Ownership Limit" when used with respect to Realty means 8% in value, voting power or in number, whichever is more restrictive, of the issued and outstanding capital stock of Realty and, when used with respect to Operating means 8% in value, voting power or in number, whichever is more restrictive, of the issued and outstanding capital stock of Operating.

  "Paired Shares" means an Operating Share and a Realty Share which are "paired" pursuant to the Pairing Agreement dated December 20, 1979 between Realty and Operating, as it may be amended from time to time.

  "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.

  "Piggyback Registration" shall have the meaning set forth in Section 3.

  "Realty Certificate of Incorporation" means the Certificate of Incorporation of Realty, as amended from time to time after the date of this Agreement.

  "Realty JV" shall have the meaning set forth in the recitals.

  "Realty Units" shall have the meaning set forth in the recitals.

  "Realty Shares" means the shares of Common Stock, $.10 par value per share, of Realty.

  "Register", "registered", and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

  "Registrable Securities" shall mean: (i) the Paired Shares issued upon exchange of Realty Units and Operating Units pursuant to the Exchange Rights Agreement, (ii) any Paired Shares or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange by Realty and Operating generally for, or in replacement by Realty and Operating generally of, such Paired Shares; (iii) any securities issued in exchange for Paired Shares in any merger or reorganization of Realty and Operating; (iv) any Paired Shares issued to Investor pursuant to Section 6.2 of the Formation Agreement; and (v) any Paired Shares issued to Investor pursuant to Section 1.2 of the Formation Agreement and upon exchange of Preferred Paired Shares that are Purchased Shares; provided, however, that Registrable Securities shall not include any securities which have theretofore been registered and sold pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 or any similar rule promulgated by the Commission pursuant to the Securities Act, and, provided, further, Realty and Operating shall have no obligation under Sections 2 and 3 to register any Registrable Securities if Realty and Operating shall deliver to the Holders of such Registrable Securities an opinion of counsel to the effect that the proposed sale or disposition of all of the Registrable Securities for which registration was requested does not require registration under the Securities Act for a sale or disposition in a single public sale, and offers to remove any and all legends restricting transfer from the certificates evidencing such Registrable Securities.

  "Registrable Securities then outstanding" shall mean, with respect to a specified determination date, the Registrable Securities owned by all Holders on such date and the Registrable Securities which are issuable upon exchange of Realty Units and Operating Units owned by all Holders on such date.

  "Registration Expenses" shall have the meaning set forth in Section 6.1.

  "REIT Requirements" shall mean the requirements for Realty to (i) continue to qualify as a REIT under the Code and the rules and regulations promulgated thereunder, (ii) retain the benefits of those certain private letter rulings issued by the Internal Revenue Service to Realty dated as of October 16, 1979, as supplemented January 11, 1980, (iv) avoid any federal income or excise tax liability, and (iii) retain its status as grandfathered pursuant to Section 132(c)(3) of the Deficit Reduction Act of 1984.

  "Securities Act" shall mean the Securities Act of 1933 and the rules and regulations of the Commission thereunder, all as the same may be in effect at the time.

  "Selling Holders" shall mean, with respect to a specified registration pursuant to this Agreement, Holders whose Registrable Securities are included in such registration.

  "Shelf Registration" shall have the meaning set forth in Section 2.2.

  "Tender Registration" shall have the meaning set forth in Section 2.3.

  "Transfer" shall mean and include the act of selling, giving, transferring, creating a trust (voting or otherwise), assigning or otherwise disposing of (other than pledging, hypothecating or otherwise transferring as security) (and correlative words shall have correlative meanings); provided, however, that any transfer or other disposition upon foreclosure or other exercise of remedies of a secured creditor after an event of default under or with respect to a pledge, hypothecation or other transfer as security shall constitute a "Transfer."

  "Underwriters' Representative" shall mean the managing underwriter, or, in the case of a co-managed underwriting, the managing underwriter designated as the Underwriters' Representative by the co-managers.

  "Units" shall mean Realty Units and Operating Units, as applicable.

  "Violation" shall have the meaning set forth in Section 7.1.

  1.2. Usage.

    (i) References to a Person are also references to its assigns and successors in interest (by means of merger, consolidation or sale of all or substantially all the assets of such Person or otherwise, as the case may
  be).

    (ii) References to Registrable Securities "owned" by a Holder shall include Registrable Securities beneficially owned by such Person but which are held of record in the name of a nominee, trustee, custodian, or other agent, but shall exclude Paired Shares held by a Holder in a fiduciary capacity for customers of such Person.

    (iii) References to a document are to it as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to it as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision).

    (iv) References to Sections or to Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires.

    (v) The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

    (vi) The term "including" and correlative terms shall be deemed to be followed by "without limitation" whether or not followed by such words or words of like import.

    (vii) The term "hereof" and similar terms refer to this Agreement as a whole.

    (viii) The "date of" any notice or request given pursuant to this Agreement shall be determined in accordance with Section 12.

  Section 2. Demand, Shelf and Tender Registrations.

  2.1. If Investor shall make a written request to Realty and Operating, then Realty and Operating shall cause to be filed with the Commission a registration statement under the Securities Act (a "Demand Registration") and (subject to Section 2.9) Realty and Operating shall include therein all or any portion of the Registrable Securities as Investor shall request in such written request; provided, however, that no request may be made pursuant to this Section 2.1 if within 120 days prior to the date of such request a Demand Registration statement pursuant to this Section 2.1 or a Shelf Registration pursuant to Section 2.2 shall have been declared effective by the Commission. Any request made pursuant to this Section 2.1 shall be addressed to the attention of the Secretary of each of Realty and Operating, and shall specify the number of Registrable Securities to be registered, the intended methods of disposition thereof and that the request is for a Demand Registration pursuant to this Section 2.1.

  2.2. If Investor shall make a written request to Realty and Operating, then Realty and Operating shall cause to be filed with the Commission a registration statement in accordance with the Securities Act for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a "Shelf Registration"), and Realty and Operating shall include therein the Registrable Securities requested by Investor; provided, however, that no request may be made pursuant to this Section 2.2 if within 120 days prior to the date of such request a Demand Registration statement pursuant to Section
2.1 or a Shelf Registration pursuant to Section 2.2 shall have been declared effective by the Commission. Any request made pursuant to this Section 2.2 shall be addressed to the attention of the Secretary of each of Realty and Operating, and shall specify the number of Registrable Securities to be registered, the possible intended methods of disposition thereof and that the request is for a Shelf Registration pursuant to this Section 2.2.

  2.3. If (i) there is a Paired Share Tender Reduction (as defined in Section 6 of the Exchange Rights Agreement) and (ii) Investor shall make a written request to Realty and Operating, then Realty and Operating shall cause to be filed with the Commission a registration statement under the Securities Act (a "Tender Registration"), and Realty and Operating shall register and sell pursuant thereto a number of Paired Shares (such Paired Shares being considered to be "Registrable Securities" for purposes of this Agreement) equal to the number of Unissued Paired Shares (as defined in Section 6 of the Exchange Rights Agreement) that Investor shall request in such written request. Realty and Operating shall pay the net proceeds of such sale (after underwriting discounts and commissions) to the tendering holder of the Delayed Payment Units (as defined in Section 6 of the Exchange Rights Agreement) pursuant to the Exchange Rights Agreement. Any request made pursuant to this
Section 2.3 shall be addressed to the attention of the Secretary of each of Realty and Operating, and shall specify the number of unissued Paired Shares to be registered, the intended methods of disposition thereof and that the request is for a Tender Registration pursuant to this Section 2.3.

  2.4. (i) Realty and Operating shall be entitled to postpone for up to 90 days the filing, effectiveness, supplementing or amending of any registration statement otherwise required to be prepared and filed pursuant to this Section 2 or Section 3, if the Board of Directors of Realty or the Board of Directors of Operating determines that such registration and the Transfer of Registrable Securities contemplated thereby would interfere with, or require premature disclosure of, any material financing, acquisition, disposition, reorganization or other transaction involving the Realty JV, the Operating JV, Realty or Operating or any of their respective subsidiaries and Realty or Operating, as the case may be, promptly gives Investor notice of such determination. Investor hereby acknowledges that any notice given by Realty or Operating pursuant to this Section 2.4(i) shall constitute material non-public information and that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

    (ii) Realty and Operating shall not be obligated to file any Demand Registration statement or any Tender Registration statement pursuant to this Section 2 if, within 30 days after their receipt of the written request of Investor, Realty and Operating notify Investor that, prior to their receipt of such request, they had a plan or intention promptly to register equity securities under the Securities Act. Holders of Registrable Securities shall have rights to participate in any such registration on the terms provided in Section 3 hereof.

    (iii) Notwithstanding anything to the contrary contained in this Agreement, without the consent of Realty and Operating, no Registrable Securities may be offered or sold pursuant to a registration statement pursuant to Sections 2 or 3 prior to the earlier of (A) October 1, 1998 and
  (B) the date on which Investor has purchased all of the Realty Units Investor is required to purchase under the Realty JV Agreement and all of the Operating Units Investor is required to purchase under the Operating JV Agreement. No Holder shall be entitled to participate in any Piggyback Registration pursuant to which securities registered thereunder are to be offered or sold prior to the earlier of the events described in clauses (A) and (B).

  2.5. Following receipt of a request for a Demand Registration, a Shelf Registration or a Tender Registration, Realty and Operating shall:

    (i) File the registration statement with the Commission as promptly as practicable, and shall use their respective reasonable efforts to have the registration declared effective under the Securities Act as soon as reasonably practicable, in each instance giving due regard to the need to prepare current financial statements, conduct due diligence and complete other actions that are reasonably necessary to effect a registered public offering.

    (ii) Use their respective reasonable efforts to keep the relevant registration statement Continuously Effective (x) if a Demand Registration or a Tender Registration, for up to 30 days or until such earlier date as of which all the Registrable Securities under the Demand Registration statement or Tender Registration statement shall have been disposed of in the manner described in the registration statement and (y) if a Shelf Registration, until such date as of which all the Registrable Securities under the Shelf Registration statement have been disposed of in a manner described in the registration statement, but in no event later than the 120th day following the effective date of such registration statement. Notwithstanding the foregoing, if for any reason the effectiveness of a registration pursuant to this Section 2 is suspended or, in the case of a Demand Registration or a Tender Registration, postponed as permitted by
  Section 2.4(i), the relevant foregoing period shall be extended by the aggregate number of days of such suspension or postponement.

  2.6. Notwithstanding anything in this Agreement to the contrary, (a) in no event will Realty or Operating be obligated to effect more than a total of three Demand Registrations and Shelf Registrations, (b) in no event will Realty or Operating be obligated to effect any Demand Registration, Shelf Registration or Tender Registration for less than 250,000 Paired Shares, (c) in no event will Realty or Operating be obligated to effect a Demand Registration or a Tender Registration if the Registrable Securities proposed to be registered therein shall be covered by a Shelf Registration statement, and (d) no registration shall be effected under this Agreement and no Transfer of Registrable Securities may be effected if as a result thereof Realty would not satisfy the REIT Requirements in any respect or if such registration or Transfer would result in any Person Beneficially Owning Paired Shares in excess of the Ownership Limit. For purposes of the preceding sentence, registration shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, or (ii) if after such registration statement has become effective, the related offer, sale or distribution of Registrable Securities thereunder is prohibited by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to Investor or the Selling Holders and such prohibition is not thereafter eliminated. If Realty and Operating shall have complied with their respective obligations under this Agreement, a right to demand a registration pursuant to this
Section 2 shall be deemed to have been satisfied (A) if a Demand Registration or a Tender Registration, upon the earlier of (x) the date as of which all of the Registrable Securities included therein shall have been disposed of pursuant to the Registration Statement, and (y) the date as of which such Demand Registration shall have been Continuously Effective for a period of 30 days, and (B) if a Shelf Registration, upon the effective date of such Shelf Registration, provided no stop order or similar order, or proceedings for such an order, is thereafter entered or initiated.

  2.7. A registration pursuant to this Section 2 shall be on such appropriate registration form of the Commission as shall be selected by Realty and Operating and shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the request pursuant to Sections 2.1, 2.2 or 2.3, respectively.

  2.8. If any Demand Registration or Shelf Registration pursuant to Section 2 involves an underwritten offering (whether on a "firm commitment," "best efforts" or "all reasonable efforts" basis or otherwise), Investor shall select the underwriter or underwriters and manager or managers to administer such underwritten offering; provided, however, that each Person so selected shall be acceptable to Realty and Operating.

  2.9. Whenever Realty and Operating shall effect a registration pursuant to this Section 2 in connection with an underwritten offering by one or more Selling Holders of Registrable Securities: (i) if such Selling Holders have requested the inclusion therein of more than one class of Registrable Securities and the Underwriters' Representative advises Investor that, in its opinion, the inclusion of more than one class of Registrable Securities would adversely affect such offering, Investor shall decide which class of Registrable Securities shall be included therein in such offering and the related registration and the other class shall be excluded and (ii) if the Underwriters' Representative advises Investor that, in its opinion, the amount of securities requested to be included in such offering (whether by Selling Holders or others, including Realty and Operating) exceeds the amount which can be sold in such offering within a price range acceptable to the Majority Selling Holders, securities shall be included in such offering and the related registration, to the extent of the amount which can be sold within such price range in the following order of priority: first, the Registrable Securities requested to be included in such registration pursuant to this Section 2, pro rata based on the estimated gross proceeds from the sale thereof; and second, all other securities requested to be included in such registration.

  Section 3. Piggyback Registration.

  3.1. If at any time Realty and Operating propose to register securities under the Securities Act in connection with the public offering solely for cash on Form S-1, S-2, S-3, or S-11 (or any replacement or successor forms), Realty and Operating shall promptly give Investor written notice of such registration. Upon the written request of each Holder given as promptly as practicable but in any event within 20 days following the date of such notice, Realty and Operating shall cause to be included in such registration statement and use their respective reasonable efforts to be registered under the Securities Act all the Registrable Securities that each such Holder shall have requested to be registered; provided, however, that such right of inclusion shall not apply to any registration statement covering an offering of debt securities, preferred stock or convertible debt securities or any offering of securities pursuant to a dividend reinvestment program (any such registration in which Holders participate pursuant to this Section 3.1 being referred to as a "Piggyback Registration"). Realty and Operating shall have the absolute right to delay, withdraw or cease to prepare or file any registration statement for any offering referred to in this Section 3 without any obligation or liability to Investor or any Holder, it being understood that any Registrable Securities previously included in any such withdrawn Registration Statement shall not cease to be Registrable Securities by reason of such inclusion or withdrawal.

  3.2. If the Underwriters' Representative shall advise Realty and Operating that, in its opinion, the amount or type of Registrable Securities requested to be included in such registration would adversely affect such offering, or the timing thereof, then Realty and Operating will include in such registration, to the extent of the amount and class which Realty and Operating are so advised can be sold without such adverse effect in such offering: first, all securities proposed to be sold by Realty and Operating for their own accounts; second, the Registrable Securities requested to be included in such registration by Holders pursuant to this Section 3, pro rata based on the estimated gross proceeds from the sale thereof; and third all other securities requested to be included in such registration.

  Section 4. Registration Procedures. Whenever required under Section 2 or
Section 3 to effect the registration of any Registrable Securities, Realty and Operating shall, as expeditiously as practicable:

  4.1. Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use their respective reasonable efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, Realty and Operating shall furnish to one firm of counsel for the Selling Holders, copies of all such documents in the form substantially as proposed to be filed with the Commission.

  4.2. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all securities covered by such registration statement. If the registration is for an underwritten offering, Realty and Operating shall amend the registration statement or supplement the prospectus whenever required by the terms of the underwriting agreement entered into pursuant to Section 4.5. If the registration statement is for a Shelf Registration, Realty and Operating shall amend the registration statement or supplement the prospectus so that it will remain current and in compliance with the requirements of the Securities Act for the period specified in Section 2.5(ii), and if during such period any event or development occurs as a result of which the registration statement or prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, Realty or Operating shall promptly notify each Selling Holder, subject to the provisions of Section 2.4, amend the registration statement or supplement the prospectus so that each will thereafter comply with the Securities Act and furnish to each Selling Holder of Registrable Securities such amended or supplemented prospectus, which each such Holder shall thereafter use in the Transfer of Registrable Securities covered by such registration statement. Pending any such amendment or supplement described in this Section 4.2, each such Holder shall cease making offers or Transfers of Registrable Shares pursuant to the prior prospectus. In the event that any Registrable Securities included in a registration statement subject to, or required by, this Agreement remain unsold at the end of the period during which Realty and Operating are obligated to use their respective reasonable efforts to maintain the effectiveness of such registration statement, Realty and Operating may file a post-effective amendment to the registration statement for the purpose of removing such Registrable Securities from registered status.

  4.3. Furnish to each Selling Holder of Registrable Securities, without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as any such Selling Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by such Selling Holder.

  4.4. Use their respective reasonable efforts (i) to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states where an exemption from registration is not available and as shall be reasonably requested by the Underwriters' Representative and (ii) to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of any of the Registrable Securities in any state, at the earliest possible moment; provided, however, that neither Realty nor Operating shall be required in connection therewith or as a condition thereto to qualify to do business or to consent to general service of process in any state.

  4.5. In the event of any underwritten offering, use their respective reasonable efforts to enter into and perform their respective obligations under an underwriting agreement (including indemnification and contribution obligations of underwriters), in usual and customary form, with the managing underwriter or underwriters of such offering. Realty and Operating shall also cooperate with the Majority Selling Holders, and the Underwriters' Representative for such offering in the marketing of the Registrable Securities, including making available the officers, accountants, counsel, premises, books and records of Realty and Operating for such purpose, but neither Realty nor Operating shall be required to incur any material out-of-pocket expense pursuant to this sentence.

  4.6. Promptly notify each Selling Holder of any stop order issued or threatened to be issued by the Commission in connection therewith and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

  4.7. Make available for inspection by any Selling Holder, any underwriter participating in such offering and the representatives of such Selling Holder and Underwriter (but not more than one firm of counsel to such Selling Holders), all financial and other information as shall be reasonably requested by them, and provide any

Selling Holder, any underwriter participating in such offering and the representatives of such Selling Holder and Underwriter the reasonable opportunity to discuss the business affairs of Realty and Operating with their principal executives and independent public accountants who have certified the audited financial statements included in such registration statement, in each case all as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that Realty or Operating determines to be confidential and which Realty or Operating advises such Person in writing, is confidential shall not be disclosed unless such Person signs a confidentiality agreement reasonably satisfactory to Realty and Operating or the related Selling Holder of Registrable Securities agrees to be responsible for such Person's breach of confidentiality on terms reasonably satisfactory to Realty and Operating.

  4.8. Use their respective reasonable efforts to obtain a so-called "comfort letter" from the independent public accountants of Realty and Operating, and legal opinions of counsel to Realty and Operating addressed to the Selling Holders, in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to Investor. Delivery of any such opinion or comfort letter shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by selling stockholders who receive such comfort letters or opinions.

  4.9. Use their respective reasonable efforts to cause the Registrable Securities covered by such registration statement (i) if the Paired Shares are then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, and (ii) to be registered with or approved by such other United States or state governmental agencies or authorities as may be necessary by virtue of the business and operations of Realty and Operating to enable the Selling Holders of Registrable Securities to consummate the disposition of such Registrable Securities.

  4.10. Take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities included in each such registration.

  Section 5. Holders' Obligations. It shall be a condition precedent to the obligations of Realty and Operating to take any action pursuant to this Agreement with respect to the Registrable Securities of any Selling Holder of Registrable Securities that such Selling Holder shall:

  5.1. Furnish to Realty and Operating such information regarding such Selling Holder, the number of the Registrable Securities owned by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Selling Holder's Registrable Securities, and to cooperate fully with Realty and Operating in preparing such registration.

  5.2. Agree to sell their Registrable Securities to the underwriters at the same price and on substantially the same terms and conditions as Realty and Operating or the other Persons on whose behalf the registration statement was being filed have agreed to sell their securities, and to execute the underwriting agreement agreed to by the Majority Selling Holders (in the case of a registration under Section 2) or Realty and Operating and the Majority Selling Holders (in the case of a registration under Section 3), and provide such legal opinions and certificates to the Underwriters' Representative, Realty and Operating as are customarily provided in connection with secondary public offerings of equity securities.

  Section 6. Expenses of Registration. Expenses in connection with registrations pursuant to this Agreement shall be allocated and paid as follows:

  6.1. With respect to each Demand Registration, Shelf Registration and Tender Registration each of Realty and Operating shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to such Registration for each Selling Holder, including all registration, filing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for Realty and Operating, and of the independent public accountants for Realty and Operating, including the expenses of "cold comfort" letters required by or incident to such performance and compliance

(the "Registration Expenses"), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders) and all fees and expenses of counsel for the Selling Holders; provided, however, that Realty and Operating shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration is subsequently withdrawn (in which case all Selling Holders shall bear such expenses), unless, in the case of a Demand Registration or a Shelf Registration, Holders whose Registrable Securities constitute a majority of the Registrable Securities then outstanding agree that such withdrawn registration shall have constituted one of the three Demand and Shelf Registrations available to them under Section 2 hereof. Realty and Operating each agree between themselves that they shall bear and pay Registration Expenses in an amount equal to its respective Issuance Percentage of such Registration Expenses and that they shall reimburse each other to the extent necessary to cause each of them to so bear and pay such respective amounts.

  6.2. Realty and Operating shall bear and pay all Registration Expenses incurred in connection with any Piggyback Registrations pursuant to Section 3 but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders) and all fees and expenses of counsel for the Selling Holders.

  Section 7. Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:

  7.1. To the extent permitted by applicable law, each of Realty and Operating, severally and not jointly, shall indemnify and hold harmless each Selling Holder, each Person, if any, who controls such Selling Holder within the meaning of the Securities Act, and each officer, director, partner and employee of such Selling Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint or several), including reasonable attorneys' fees and disbursements and reasonable expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

    (i) Any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto; or

    (ii) The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, that the indemnification required by this Section 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of Realty or Operating (which consent shall not be unreasonably withheld), nor shall Realty or Operating be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished to Realty or Operating by the indemnified party expressly for use in connection with such registration; and provided, further, that the indemnity agreement contained in this Section 7 shall not apply to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if an underwriter was under an obligation to deliver such final prospectus and failed to do so.

  7.2. To the extent permitted by applicable law, each Selling Holder shall indemnify and hold harmless Realty, Operating, each of the directors, officers and employees of Realty and Operating, each Person, if any, who controls Realty or Operating within the meaning of the Securities Act, any other Selling Holder, any controlling Person of any such other Selling Holder and each officer, director, partner, and employee of such other Selling Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint and several), including reasonable attorneys' fees and disbursements and reasonable expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, but only insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case to the extent that such Violation arises out of or is based upon information furnished by such Selling Holder expressly for use in connection with such registration; provided, however, that (x) the indemnification required by this
Section 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the relevant Selling Holder (which consent shall not be unreasonably withheld) and (y) in no event shall the amount of any indemnity under this Section 7.2 exceed the gross proceeds from the applicable offering received by such Selling Holder.

  7.3. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 7, such indemnified party shall deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7 to the extent of such prejudice but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this
Section 7. Any fees and expenses incurred by the indemnified party (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within thirty (30) days of written notice thereof to the indemnifying party. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or
(iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action,, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels).

  7.4. If the indemnification required by this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 7:

    (i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7.1 and Section 7.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

    (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 7.4(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

  7.5. If indemnification is available under this Section 7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 7 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in
Section 7.4.

  7.6. The obligations of Realty, Operating and the Selling Holders of Registrable Securities under this Section 7 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Agreement, and otherwise.

  Section 8. Lockup. (a) Each Holder, if so requested by the Underwriters' Representative in connection with an offering of any securities covered by a registration statement filed by Realty and Operating, whether or not Holder's securities are included therein, shall not effect any public sale or distribution of Paired Shares or any securities convertible into or exchangeable or exercisable for Paired Shares, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten registration), during the 15-day period prior to, and during the 180-day period beginning on, the date such registration statement is declared effective under the Securities Act by the Commission. In order to enforce the foregoing covenant, Realty and Operating shall be entitled to impose stop-transfer instructions with respect to the Registrable Securities of each Holder until the end of such period. Holders of Registrable Securities shall have the right to participate in any such registration on the terms provided in Section 3 hereof.

  (b) Each of Realty and Operating agrees not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 15-day period prior to and during the 90-day period beginning on the effective date of any underwritten Demand Registration (except pursuant to (i) registrations on Form S-8 or any successor form, (ii) registrations on Form S-4 or any successor form and (iii) registrations of securities in connection with a dividend reinvestment plan on form(s) applicable to such securities) unless the underwriters managing the registered public offering otherwise agree.

  Section 9. Amendment, Modification and Waivers; Further Assurances.

    (i) This Agreement may be amended with the consent of Realty and Operating and Realty and Operating may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Realty and Operating shall have obtained the written consent of Investor to such amendment, action or omission to act and no consent or agreement of any Holder shall be required for such amendment, action or omission to act.

    (ii) No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

    (iii) Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

  Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns. Notwithstanding any prohibition on assignment contained herein, in the event that Investor transfers record ownership of Units to any third party, such third party shall become a party hereto with the rights and obligation of Investor under this Agreement; provided, that each such person agrees to be bound by all of the terms and conditions of this Agreement.

  Section 11. Miscellaneous.

  11.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving regard to the conflict of laws principles thereof.

  11.2. Notices. All notices and requests given pursuant to this Agreement shall be in writing and shall be made by hand-delivery, first-class mail (registered or certified, return receipt requested), facsimile with telephonic confirmation of receipt or overnight air courier guaranteeing next business day delivery to the relevant address specified in the Formation Agreement. Except as otherwise provided in this Agreement, the date of each such notice and request shall be deemed to be, and the date on which each such notice and request shall be deemed given shall be: at the time delivered, if personally delivered or mailed; when receipt is acknowledged, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.

  11.3. Entire Agreement; Integration. This Agreement supersedes all prior agreements between or among any of the parties hereto with respect to the subject matter contained herein and therein, and such agreements embody the entire understanding among the parties relating to such subject matter.

  11.4. Section Headings. Section headings are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

  11.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one and the same instrument. All signatures need not be on the same counterpart.

  11.6. Severability. If any provision of this Agreement shall be enforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement, unless the result thereof would be unreasonable, in which case the parties hereto shall negotiate in good faith as to appropriate amendments hereto.

  11.7. Termination. This Agreement may be terminated at any time by a written instrument signed by Realty, Operating and Investor. Unless sooner terminated in accordance with the preceding sentence, this Agreement (other than Section 7 hereof) shall terminate in its entirety on such date as there shall be (a) no Registrable Securities outstanding, and (b) no securities outstanding which are convertible or exchangeable into Registrable Securities; provided that any Paired Shares previously subject to this Agreement shall not be Registrable Securities following the sale of any such shares in an offering registered pursuant to this Agreement.

  11.8. Other Registration Rights. Realty and Operating will not grant directly or indirectly to any Persons any rights to have any equity securities of Realty and Operating, or any securities convertible or exchangeable into or exercisable for such securities, included in any registration statement to be filed by Realty and Operating if such rights are greater than the rights of Investor, unless approved by Investor. Each of Realty and Operating hereby severally represents and warrants that it has not previously entered into any agreement that is presently effective with respect to the Paired Shares granting any registration rights to any Person.

 11.9. Submission to Jurisdiction. Each of the parties hereto and each of the Holders irrevocably submits and consents to the jurisdiction of the United States District Court for the Central District of California or the Superior Court of the County of Los Angeles, in connection with any action or proceeding arising out of or relating to this Agreement, and irrevocably waives any immunity from jurisdiction thereof and any claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled in any such action or proceeding.

  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

                                          Santa Anita Realty Enterprises, Inc.

                                          By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                          Santa Anita Operating Company

                                          By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                          Santa Anita Realty LLC

                                          By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                          Santa Anita Operating LLC

                                          By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                          Colony Investors II, L.P.


                                          By:
                                             ----------------------------------
                                              Colony Capital, L.P.,
                                              its general partner


                                          By:
                                             ----------------------------------
                                              ColonyGP II, Inc.,
                                              its general partner

                                          By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                                                      EXHIBIT E

                            CONTRIBUTION AGREEMENT

  CONTRIBUTION AGREEMENT dated as of    , 1996 (this "Agreement"), between
Santa Anita Realty Enterprises, Inc., a real estate investment trust organized as a corporation under the laws of the State of Delaware ("Realty") and Santa Anita Realty LLC, a limited liability company organized under the laws of the State of Delaware (the "Realty JV").

                                R E C I T A L S

    1. Realty, Santa Anita Operating Company, a Delaware corporation ("Operating"), and Colony Investors II, L.P., a Delaware limited partnership ("Investor") have entered into a Formation Agreement dated as of August 17, 1996 (as the same may be amended or modified from time to time, the "Formation Agreement");

    2. Pursuant to the Formation Agreement and concurrently with the execution and delivery of this Agreement, Realty, Investor and Realty JV are entering into a Limited Liability Company Agreement of even date herewith (the "Realty JV Agreement"), pursuant to which agreement the terms of Realty JV and the rights and obligations of the holders of units in Realty JV are as set forth therein;

    3. Pursuant to the Formation Agreement and concurrently with the execution and delivery of this Agreement, Operating and Santa Anita Operating LLC (the "Operating JV") are entering into a Contribution Agreement of even date herewith (the "Operating Contribution Agreement"), pursuant to which agreement Operating is contributing to the Operating JV, on the terms and subject to the conditions set forth in the Operating Contribution Agreement, certain properties and other assets of Operating;

    4. Realty owns, or has a ground leasehold estate in, certain properties which are leased by Realty to, and operated by, Operating or one of Operating's affiliates or wholly owned subsidiaries; and

    5. On the terms and subject to the conditions set forth herein, in the Realty JV Agreement and in the Formation Agreement, Realty desires to contribute to Realty JV, as Realty's initial capital contribution thereto, all right, title and interest of Realty in and to the Properties and the Notes Receivable (as hereafter defined) and substantially all of the other properties and assets of Realty;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Formation Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions

  1.1 Capitalized Terms. As used in this Agreement:

    1.1.1 "Assumed Liabilities" means the liabilities and obligations assumed by Realty JV pursuant to subsection 2.1.2.

    1.1.2 "Audited Financial Statements" means the audited financial statements of Realty for the year ended December 31, 1995 as included in the SEC Documents.

    1.1.3 "Balance Sheet" means the date of the most recent balance sheet included in the SEC Documents filed prior to the date of the Formation Agreement, and "Balance Sheet Date" means the date of the Balance Sheet.

    1.1.4 "Closing" means the consummation of the transactions contemplated hereby; provided, however, that the Closing shall not be deemed to have occurred until such time as (i) the Escrow Agent has caused to be filed or recorded in the Official Records each of the instruments of conveyance, assignment or transfer described in Section 4.1 and intended to be so filed or recorded or, in lieu of such recording, has insured over the gap occurring between the Closing Date and the actual recording of the instruments of conveyance; and (ii) the Title Company has issued, or is irrevocably committed to issue, the Owner's Title Policies and the Lender's Title Policies described in Section 4.3.

    1.1.5 "Closing Date" means the date on which the Closing actually occurs.

    1.1.6 The word "contract" includes any and all agreements, commitments, undertakings and other obligations, in each case whether or not in writing.

    1.1.7 "Code" means the Internal Revenue Code of 1986, as amended.

    1.1.8 "Contributed Assets" means the properties, assets, rights, privileges, claims and contracts contributed by Realty to Realty JV pursuant to subsection 2.1.1 hereto.

    1.1.9 "Disclosure Letter" means the Realty Disclosure Schedule (as defined in the Formation Agreement).

    1.1.10 "Escrow Agent" means       .

    1.1.11 "Franchise Agreements" means any franchise or license agreements applicable to the Properties.

    1.1.12 "Governmental Authority" means any governmental or other regulatory or administrative agency, board, commission, department, official or other instrumentality, including any court. 1.1.13 "Ground Leases" means those leases under which Realty is the lessee or tenant of any Real Property.

    1.1.14 "Improvements" means any and all buildings, other structures, parking areas and other improvements located on the subject land.

    1.1.15 "Indirect Property" means any and all properties, assets, rights, privileges, contracts and claims (real, personal and mixed, tangible and intangible, absolute and contingent, wherever located) encumbered by one or more Security Documents.

    1.1.16 The "knowledge of Realty" (and words of similar import) has the meaning specified in the Formation Agreement.

    1.1.17 "Lender's Title Policy" means the standard form ALTA extended coverage lender's title insurance policy of the Title Company in use at the time in question in the state in which the relevant Indirect Property (or portion thereof) is located.

    1.1.18 "Management Agreements" means the management agreements applicable to the Properties.

    1.1.19 When used with respect to Realty JV, "Material Adverse Effect" has the meaning set forth in the Formation Agreement. When used with respect to any one or more Properties, the Notes Receivable or the Contributed Assets, "Material Adverse Effect" means any change in or effect on the specified properties or assets (or the related rights, privileges, contracts and claims) that will materially and adversely affect the value of the same in excess of $250,000 or the ability of Realty JV to own and operate (or cause to be operated) the specified property or asset in substantially the same manner as that property or asset was owned and operated by Realty; provided, however, that each such determination shall be made after giving effect to the Closing and to the changes in the Contributed Assets resulting from the transactions contemplated by the Formation Agreement, this Agreement and the other Transaction Agreements and that Material Adverse Effect shall be determined as to the Properties, the Notes Receivable and the Contributed Assets with respect to the specified properties and assets taken as a whole.

    1.1.20 "Mortgage Notes" means the promissory notes and other debt instruments described in notes [ ] and [ ] to the Audited Financial Statements, and "Mortgages" means all credit agreements, loan agreements and other similar contracts entered into by Realty in common with one or more Mortgage Notes, and all deeds of trust, mortgages, deeds to secure debt, fixture filings, assignments of leases and rents, installment land sale contracts, security agreements, pledges and pledge agreements, financing statements, deposit account pledge agreements, collateral assignments of mortgages, assignments of fixture filings or financing statements, assignments of contracts, guaranties, letters of credit, credit supports, keepwell agreements, environmental indemnities and other agreements, assignments and other instruments and documents securing or guarantying the repayment of any indebtedness evidenced by, or the satisfaction of any other liability or the performance of any other obligation under or made in connection with, one or more Mortgage Notes.

    1.1.21 "Notes Receivable" means the promissory notes held by Realty and disclosed or reflected in the Balance Sheet.

    1.1.22 "Official Records" means the appropriate office or offices for the filing or recording of documents or instruments in the public records in the county, state or other jurisdiction in which the applicable Property or Indirect Property is located, or in such other office as may be necessary in order to effectuate the conveyance, assignment or other transfer contemplated by the subject document or instrument.

    1.1.23 "Operating" means Santa Anita Operating Company.

    1.1.24 "Operating Lease" means a lease pursuant to which Realty has leased a Property to Operating or to a subsidiary or an affiliate of Operating.

    1.1.25 "Owner's Title Policy" means the standard form CLTA extended coverage owner's title insurance policy of the Title Company in use at the time in question in the state in which a particular Property is located.

    1.1.26 "Permitted Title Exceptions" means [To be inserted after receipt of all title policies]

    1.1.27 The term "person" is used herein as defined in the Formation
  Agreement.

    1.1.28 "Property" means as to each property listed on Exhibit A to this Agreement, all of the properties and assets constituting that Property owned or leased by Realty or in which Realty otherwise has an interest, and all rights, privileges, claims and contracts of Realty associated therewith, of every kind and description, real, personal and mixed, tangible and intangible, absolute and contingent, and wherever located other than the Indirect Property. Each Property includes, without limitation, (i) the subject Real Property; (ii) all furniture, furnishings, fixtures, equipment, motor vehicles and other tangible personal property owned or leased by Realty (or in which Realty otherwise has an interest) located on that Real Property and used in connection with the operation of the subject Property; (iii) all title policies, commitments and reports, surveys, appraisals, environmental reports, engineering reports, building plans and specifications and drawings and other books and records of Realty with respect to that Property; (iv) all Franchise Agreements, Management Agreements, maintenance and repair or service agreements, advertising agreements and other similar contracts to which Realty is a party with respect to that Property, if any; (v) all licenses, permits, certificates of occupancy and other approvals and authorizations of Governmental Authorities issued or granted to Realty with respect to that Property; (vi) all trademarks, trade names, service marks, logos and other intangible personal property owned, licensed or otherwise held by Realty with respect to that Property; and (vii) all causes of action and other claims of Realty relating to the ownership or operation of the subject Property.

    1.1.29 "Property Interest" means Realty's title to or interest in the Real Property that forms a part of a Property or interest in a partnership that owns (or is in a partnership that is a partner in a partnership that owns) title to the Real Property. Each Property Interest consists of one or a combination of the following: (i) fee title to land and the Improvements thereon, (ii) a leasehold estate in land together with fee title to the Improvements thereon, or (iii) a leasehold estate in both land and the Improvements thereon. Each Property Interest also includes all rights, privileges and benefits incident to the ownership of such fee title or leasehold estate, including, without limiting the generality of the foregoing: (a) any option or right of first refusal in favor of Realty to purchase the land and/or Improvements subject to a Ground Lease, together with any and all ownership interests in real property heretofore acquired by Realty as the result of the exercise of any such option or right; (b) the landlord's interest in the Operating Lease and in each other lease or sublease, if any, now existing with respect to all or any portion of a Property; and (c) all right, title and interest of Realty in and to any and all licenses, easements, grants, servitudes, covenants, rights, rights of way, uses, privileges and other appurtenances in or affecting a Property.

    1.1.30 "Real Property" means as to each Property, the subject land and the related Improvements.

    1.1.31 "Realty" means Santa Anita Realty Enterprises, Inc.

    1.1.32 "Realty JV" means the Santa Anita Realty LLC.

    1.1.33 "SEC Documents" means complete and correct copies of all reports and statements filed by Realty with the SEC since January 1, 1993.

    1.1.34 "Security Documents" means all loan agreements, credit agreements, installment land sale contracts, deeds of trust, mortgages, assignments of leases and rents, assignments of contracts and other assignments, fixture filings, security agreements, pledges, pledge agreements, financing statements, deposit account pledge agreements, collateral assignments, assignments of fixture filings or financing statements, guaranties, letters of credit, credit supports, keepwell agreements, environmental indemnities and other assignments, undertakings, agreements, instruments or documents securing or guarantying the repayment of any indebtedness evidenced by, or the satisfaction of any other liability or the performance of any other obligation under or made in connection with, a Note Receivable.

    1.1.35 "Title Company" means    or an affiliate or representative thereof
  in the jurisdiction in which the relevant Property or Indirect Property is located.

    1.1.36 "Title Exception" means (i) any matter affecting the ability of the owner, lessor or lessee of real property to convey, assign or otherwise transfer marketable and insurable title to such real property (including, in the case of the Properties, transfer of the lessor's interest in the Operating Leases); and (ii) any other matter affecting title to, or the right of possession, use or enjoyment of, such real property, including, without limitation, easements, covenants, conditions, restrictions, rights of way, liens, encumbrances, encroachments, matters of survey, purchase options or other rights to acquire, rights of first refusal or similar rights vested in third parties, whether or not of record.

  1.2 Interpretation. For purposes of this Agreement, the meanings assigned to capitalized terms in Section 1.1 are equally applicable to the singular form and the plural form of the terms defined; all references in this Agreement to designated "Articles," "Sections" and "subsections" are to the designated Articles, Sections and subsections of the body of this Agreement; and the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection or other part hereof.

  1.3 Other Terms. Any capitalized terms used in this Agreement and not otherwise defined shall have the meaning given such term in the Formation Agreement, unless the context clearly indicates otherwise.

                                   ARTICLE 2

               Contribution of Assets, Assumption of Liabilities
                          and Admission to Realty IV

  In accordance with the requirements of Section 1.4 of the Formation Agreement, Realty and Realty JV are taking the following actions concurrently with their execution and delivery hereof:

  2.1 Assignment and Assumption. Pursuant to the instruments and documents described in Section 4.1, and except in each case as otherwise provided in
Section 4.2:

    2.1.1 Realty is conveying, assigning and transferring to Realty JV and Realty JV is accepting and acquiring from Realty, all right, title and interest of Realty in and to all of the properties and assets of Realty and all rights, privileges, claims and contracts of Realty associated therewith, of every kind and description, real, personal and mixed, tangible and intangible, absolute and contingent and wherever located, including, without limitation, the Properties and the Notes Receivable.

    2.1.2 Realty JV is assuming from Realty and becoming liable for, and agreeing to pay, perform and discharge when due, all debts and other liabilities and obligations of Realty of any kind or nature (whether absolute, accrued, contingent or otherwise, whether then due or to become due, whether known or unknown and whether disclosed or undisclosed), including, without limitation, all liabilities and obligations of Realty under the Mortgages, the Ground Leases, the Operating Leases, the Franchise Agreements and the Notes Receivable but excluding those liabilities and obligations of Realty set forth on Exhibit B (the "Excluded Liabilities).

  2.2 Admission as Member; Units. On the terms and subject to the conditions set forth in the Realty JV Agreement, and in consideration of Realty's contribution to Realty JV of the Contributed Assets, Realty is becoming a member of Realty JV, and is receiving a "Percentage Interest" (as defined in Realty JV Agreement) in Realty JV calculated and determined in accordance with applicable provisions of the Realty JV Agreement and the Formation Agreement.

                                   ARTICLE 3

                   Title Reports, Appraisals and Inspections

  Realty JV acknowledges and expressly agrees as follows:

  3.1 Title Reports, Appraisals and Environmental Reports. Prior to the date hereof, Realty has obtained and made available to Realty JV with respect to each Property or Indirect Property (i) an extended coverage preliminary title report (or title insurance commitment), issued in each case by the Title Company, together with copies of all documents listed in that preliminary title report or title insurance commitment as Title Exceptions (such preliminary title reports, title insurance commitments and documents collectively the "Title Documents"); (ii) the most recent survey, the most recent appraisal and the most recent Phase I, Phase II or other environmental report in Realty's possession with respect to that Property or Indirect Property, in each case if and to the extent that Realty possesses the same.

  3.2 No Implied Warranty. Except as expressly stated to the contrary herein, Realty is not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, representing or warranting in any way as to the value of the Contributed Assets, the absence of claims, charges, liens and encumbrances against, or other restrictions on or rights of others with respect to, the Contributed Assets or the condition of or any other matter concerning the Contributed Assets, it being acknowledged and expressly agreed by Realty JV that except as provided in Article IV, the Contributed Assets are being contributed, assigned, conveyed and otherwise transferred to Realty JV "as is, where is."

                                   ARTICLE 4

                                    Closing

  4.1 Closing Date Deliveries. Realty and Realty JV, concurrently with their execution and delivery of this Agreement, are executing and delivering, or causing the other appropriate party or parties to execute and deliver, except in each case as otherwise provided in Section 4.2, the following instruments and documents, each of which shall be in form and substance reasonably acceptable to Realty and its counsel and to Realty JV and its counsel:

    4.1.1 With respect to each Property Interest that consists in whole or in part of fee title, Realty is executing and delivering to Realty JV (i) a grant deed in proper statutory and recordable form, conveying to Realty JV that Property Interest, and (ii) an affidavit sufficient to exempt the conveyance of that Real Property to Realty JV from the withholding requirements of Section 1445 of the Code.

    4.1.2 With respect to each Property Interest that consists, in whole or in part, of an assignment in a partnership interest, Realty is executing and delivering to Realty JV an assignment and assumption agreement and such other instruments and documents of transfer as are necessary to effectuate the transfer of such partnership interest from Realty to Realty JV and the assumption by Realty JV of such interest.

    4.1.3 With respect to each Property Interest that consists in whole or in part of an interest under a Ground Lease, (i) Realty and Realty JV are executing and delivering a lease assignment and assumption agreement in recordable form, conveying to Realty JV Realty's Property Interest under that Ground Lease and evidencing Realty JV's assumption and agreement to pay, perform and discharge when due all Assumed Liabilities arising from, out of or otherwise in connection with that Ground Lease.

    4.1.4 Realty and Realty JV are executing and delivering with respect to each Mortgage, each Operating Lease and each Franchise Agreement, one or more assignment and assumption agreements assigning to Realty JV all right, title and interest of Realty in and to the Mortgage Notes and Mortgages, the Operating Leases and the Franchise Agreements and evidencing Realty JV's assumption and agreement to pay, perform and discharge when due all Assumed Liabilities arising from, out of or otherwise in connection with the Mortgage Notes and Mortgages, the Operating Leases and the Franchise Agreements. In addition, if the consent of the lessor under a particular Ground Lease, the holder of a particular Mortgage Note and Mortgage or the franchisor under a particular Franchise Agreement (i) is required in connection with the assignment to Realty JV of Realty's right, title and Interest in and to, and Realty JV's assumption of Realty's liabilities and obligations under, that Ground Lease, that Mortgage or that Franchise
  Agreement, and (ii) is a consent described in Section    of the Formation
  Agreement, Realty and Realty JV in each case are executing and delivering (and causing all other appropriate parties, if any to execute and deliver) such additional assignment and assumption agreements and such other agreements, certificates, opinion letters, information, financial statements, instruments and documents (including, without limitation, affirmations, confirmations, subordination, nondisturbance and attornment agreements, guaranties, estoppel certificates, financing statements, fixture filings and assignments of financing statements and fixture filings) as have been reasonably required by that lessor, the holder of that Mortgage Note and Mortgage or that franchisor, as the case may be.

    4.1.5 With respect to each Note Receivable, Realty is delivering to Realty JV (i) an executed assignment conveying and assigning to Realty JV all right, title and interest of Realty in and to that Note Receivable, to each Security Document securing the payment of, or otherwise related to, that Note Receivable (and the claims, charges, liens and encumbrances created by said Security Documents) and to the lender's policy of title insurance (together with all endorsements thereto, if any) previously obtained by Realty in connection with that Note Receivable; (ii) the executed original of each Note Receivable, duly endorsed to Realty JV, if and to the extent that said Note Receivable is in the possession of Realty; and (iii) as to each financing statement or fixture filing previously executed in favor of Realty in connection with that Note Receivable and filed or recorded, an executed assignment thereof in form appropriate for filing or recording, as applicable.

    4.1.6 Realty is executing and delivering to Realty JV, and Realty JV is executing and delivering to Realty, such additional bills of sale and assignment, assumption agreements and other instruments and documents of transfer as the parties have determined are reasonably necessary to transfer to Realty JV all right, title and interest of Realty in and to the Contributed Assets, and to evidence Realty JV's assumption and agreement to pay, perform and discharge when due the Assumed Liabilities, not otherwise assigned and transferred to or assumed by Realty JV pursuant to the deeds, assignment and assumption agreements and other instruments and documents described in the preceding subsections of this Section 4.1.

  Realty and Realty JV have directed the Escrow Agent to cause each of the foregoing deeds, lease assignment and assumption agreements and other instruments and documents that is intended to be filed or recorded in the public records of any state, county or other jurisdiction to be so filed or recorded, as the case may be, at the earliest possible time.

  4.2 Consents to Transfer. Realty hereby affirms to Realty JV that Realty has used all reasonable efforts to obtain (i) the consent of each ground lessor, lender and franchisor whose consent is required under a Ground Lease, a Mortgage or a Franchise Agreement in order for it to convey, assign or otherwise transfer to Realty JV that Ground Lease, Mortgage or Franchise Agreement or the Property or Properties to which that Ground Lease, Mortgage or Franchise Agreement relates, and (ii) any and all other consents of third parties (including other partners in partnerships in which Realty is a partner) and all approvals and actions of Governmental Authorities required in order for Realty to transfer to Realty JV the other leases, licenses, permits, contracts, claims, rights and privileges of Realty relating to the Properties and the Notes Receivable (including, but not limited to, those consents, approvals and actions referred
to in Sections     and    of the Formation Agreement, to the extent the same
are to be obtained by Realty). If and to the extent that Realty has been unable to obtain any third-party consent (a "Third-Party Consent") or approval or action of a Governmental Authority (a "Governmental Approval") described this Section 4.2:

    4.2.1 Neither this Agreement nor any agreement, instrument or documents executed and delivered pursuant hereto shall constitute a conveyance, assignment or other transfer of (or an agreement to convey, assign or otherwise transfer) the properties, assets, rights, privileges, claims or contracts of Realty subject to that Third-Party Consent or Governmental Approval (the "Non-Transferable Assets"), and the Non-Transferable Assets shall not be included in the Contributed Assets;

    4.2.2 Realty shall continue to be bound by, and shall not assign to Realty JV, and Realty JV shall not assume, the obligations and liabilities of Realty arising from, out of or in connection with the Non-Transferable Assets;

    4.2.3 Realty JV shall pay, perform and discharge when due the obligations and liabilities described in subsection 4.2.2, and Realty shall assign and promptly pay and remit to Realty JV (without further consideration therefor) all monies and other consideration received by Realty in respect of such payment and performance by Realty JV;

    4.2.4 Realty shall exercise or exploit Realty's rights, privileges and claims under or with respect to the Non-Transferable Assets as directed by Realty JV; and if and at such time as any Third-Party Consent or Governmental Approval shall be obtained or Realty's right, title or interest in any Non-Transferable Asset otherwise shall become transferable, Realty promptly shall convey, assign and otherwise transfer all right, title and interest of Realty in and to that Non-Transferable Asset to Realty JV, and Realty JV shall assume any and all liabilities and obligations of Realty arising from, out of or in connection with the transferred property, asset, right, privilege, claim or contract, in each case without the payment of any further consideration therefor.

  Realty has made available to Realty JV copies of all lessor, lender, franchise, tenant and other Third-Party Consents, and all Governmental Approvals, heretofore obtained by Realty, and from and after the date hereof Realty shall provide to Realty JV copies of all Third-Party Consents and all Governmental Approvals, if any, obtained by Realty after the date hereof promptly after Realty obtains the same. No provision of this Section 4.2 shall be construed to require Realty to pay or offer to pay any consideration to any lessor, lender, franchisor or other third party from whom any Third-Party Consent shall be requested.

  4.3 Title Insurance. Concurrently with the execution and delivery hereof, the Title Company is issuing to Realty JV, at the cost and expense of the Realty JV, the following title insurance policies;

    4.3.1 With respect to each Property Interest transferred to Realty JV, the Title Company is issuing to Realty JV an Owner's Title Policy, effective as of the date hereof, insuring Realty JV's fee title to (or leasehold interest in) the subject Property free and clear of all Title Exceptions other than Permitted Title Exceptions. Each Owner's Title Policy being issued pursuant to this subsection 4.3.1 provides insurance coverage in such amount as Realty JV heretofore has reasonably requested and contains unmodified CLTA Form 100 and 116.1 Endorsements (or equivalents) and such other endorsements as may be available and as Realty JV shall have reasonably requested;

    4.3.2 With respect to each Note Receivable transferred to Realty JV, the Title Company is issuing to Realty JV a Lender's Title Policy (or, if available, an endorsement to Realty's existing lender's title policy) insuring the validity and priority of the lien created by the Security Documents (as assigned to Realty JV) applicable to the subject Indirect Property subject only to the Permitted Title Exceptions. Each Lender's Title Policy issued pursuant to this subsection 4.3.2 provides insurance coverage in the amount of, and contains such endorsements as were previously issued to Realty with respect to, the lender's title insurance policy previously issued to Realty in connection with that Note Receivable.

Realty hereby affirms that Realty has cooperated with the Title Company, and executed and delivered to the Title Company and others such affidavits, certificates and other instruments and documents, and taken such other actions, as the Title Company may reasonably have required in order to issue the Owner's Title Policies and the Lender's Title Policies required by this
Section 4.3, including, without limitation, executing any indemnity in favor of the Title Company that the Title Company may reasonably have required (taking into account the nature of the Property Interest owned by Realty with respect to a given Property) to remove from said title policies exceptions for mechanics' liens, delinquent taxes, parties in possession and other standard exceptions.

  4.4 Delivery of Possession. Possession of the Properties is being delivered to Realty JV (subject in each case to the applicable Operating Lease and the applicable Franchise Agreement and/or Management Agreement, if any, and to any and all Permitted Title Exceptions and all other leases, subleases or other rights of possession applicable to that Property) at the Properties; possession of all other Contributed Assets is being delivered to Realty JV at the principal executive offices of Realty.

  4.5 Prorations. As soon as practicable after the Closing (but in no event later than 30 days after the Closing Date), Realty shall submit to Realty JV outside of escrow Realty's calculations of all prorations as between Realty and Realty JV of all revenues and charges relating to the Contributed Assets that are customarily prorated in transfers of real property, partnership interests and notes receivable, including but not limited to interest and principal payments under the Notes Receivable, periodic charges payable or receivable with respect to the Real Property, such as rents (including prepaid rents), utility charges, permit fees, service or other contractual fees, common area maintenance charges, amounts payable or receivable under leases, real and personal property taxes, general and special bonds and assessments based upon the latest available tax information, without regard to any reassessments or subsequent changes (provided that such prorations need not cover any such matter which is to be paid by any tenant within the Real Property). Such prorations shall be made as of 12:01 a.m. on the Closing Date, with the understanding that all items of expense and income for the period prior to the Closing Date will be for the account of Realty, and all items of expense and income for the period on or after the Closing Date will be for the account of Realty JV. Within 30 days after receiving Realty's calculations, Realty JV shall provide Realty with any objections to such calculations, whereupon the parties shall use their best efforts to resolve all such objections promptly, but in any case within 10 days thereafter. Notwithstanding the foregoing, delinquent rents from any leases, and delinquent interest payments under the Notes Receivable, shall not be prorated, but as rents (in the case of leases) or interest payments (in the case of the Notes Receivable) are collected by either Realty or Realty JV, they shall be applied first to amounts due for any periods after the Closing until paid in full before any collections are applied to arrearages preceding the Closing Date.

                                   ARTICLE 5

                   Representations and Warranties of Realty

  As an inducement to Realty JV to enter into this Agreement and to consummate the transactions contemplated hereby, Realty represents and warrants to Realty JV that, except as in each case may otherwise be disclosed in the SEC Documents or set forth in the Disclosure Letter:

  5.1 [Reserved]

  5.2 Condemnation and Casualty. To the knowledge of Realty:

    5.2.1 Realty has not received any notice from any Governmental Authority of (i) any condemnation or eminent domain proceeding with respect to any Property (including, without limitation, in connection with any existing, proposed or contemplated plan to widen, realign or otherwise modify any street or highway adjoining or adjacent to any Property), or (ii) any intended public improvement that would result in any charge being levied or assessed against, or in the creation of any claim, charge, lien or encumbrance upon any Property, except for such condemnation or eminent domain proceedings, and such claims, charges, liens and encumbrances as would not reasonably be expected to have a Material Adverse Effect on the subject Property; and

    5.2.2 Since the Balance Sheet Date, there has not been, occurred or arisen any loss or destruction of, or damage to, any Property (whether or not covered by insurance) that has involved or may involve a loss to Realty of more than $250,000 in excess of applicable insurance coverage.

  5.3 Material Contracts. Realty heretofore has made available to Realty JV a true and complete copy of each of the following contracts in Realty's possession (the "Material Contracts"):

    5.3.1 Each Ground Lease, Operating Lease, Mortgage and Franchise
  Agreement;

    5.3.2 Each lease, installment sale contract or similar agreement under which Realty is lessee of, or otherwise holds or uses, any furniture, furnishings, fixtures, equipment, motor vehicle or other tangible personal property owned by a third party, that in each case was entered into after the Balance Sheet Date and that will obligate Realty JV to an amount of $40,000 or more per year;

    5.3.3 Each insurance policy currently maintained by Realty with respect to the Properties;

    5.3.4 Each license or other agreement (other than a Franchise Agreement) under which Realty uses or has the right to use any trademark, trade name, service mark, logo, patent or copyright on which the business of Realty or any Property is substantially dependent;

    5.3.5 Each covenant not to compete or other similar written contract that will materially restrict the business to be carried on by Realty JV; and

    5.3.6 Each written contract that was not made in the ordinary course of business.

All amounts, if any, currently due and payable by Realty under each Material Contract have been paid, and Realty otherwise has complied with the applicable provisions of each Material Contract, except for such payment and other uncured or unwaived defaults by Realty, if any, as would not reasonably be expected to result in the forfeiture of any Ground Lease, the termination of any Franchise Agreement, or the acceleration of the borrowings evidenced or secured by any Mortgage, or to have a Material Adverse Effect on the Properties or Realty JV. Realty has no knowledge of any default or breach by any ground lessor, mortgagee, franchiser or other party to any Material Contract that, individually or together with other such defaults and breaches, would reasonably be expected to have a Material Adverse Effect on the Properties or Realty JV.

  5.4 Notes Receivable. Realty heretofore has made available to Realty JV, with respect to each Note Receivable, true and complete copies of the promissory note(s) and other debt instrument(s) evidencing the Note Receivable and all Security Documents executed and delivered in connection with that Note Receivable, to the extent the same are in the possession of Realty. Realty has complied in all material respects with the applicable provisions of each Note Receivable and the related Security Documents, and to the knowledge of Realty:

    5.4.1 All principal, interest and other amounts due and payable under each Note Receivable have been paid when due, and there is no uncured or unwaived payment or other default or breach by the maker(s) of any Note Receivable or the obligor(s) under any Security Document or any other fact or circumstance that would impair the validity, enforceability or collectability of any Note Receivable, except for such payment and other defaults and breaches as would not reasonably be expected to have a Material Adverse Effect on the Notes Receivable.

    5.4.2 Realty has not received notice of any structural, mechanical, HVAC, environmental or zoning condition, casualty, condemnation, title defect or other fact or circumstance concerning any Indirect Property (or portion thereof), or any fact or circumstance concerning any other collateral securing a Note Receivable, that would reasonably be expected to have a Material Adverse Effect on the Notes Receivable or Realty JV.

  5.5 Liabilities. Immediately after the Closing, Realty JV will not have assumed from Realty pursuant to this Agreement any debt or other liability or obligation of any kind except (i) liabilities and obligations that were reflected or reserved against in the Balance Sheet and have not heretofore been paid or discharged, (ii) liabilities and obligations incurred by Realty since the Balance Sheet Date either in the ordinary course of business and consistent with past practice or in connection with any transaction contemplated or permitted by this Agreement, any other Transaction Agreement or the Formation Agreement, (iii) liabilities and obligations under the Ground Leases, Operating Leases, Mortgages and Franchise Agreements, and (iv) liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect on the Contributed Assets or Realty JV.

                                   ARTICLE 6

                            Post-Closing Covenants

  6.1 Access to Information. Each of Realty and Realty JV from and after the Closing shall afford to the other and its authorized accountants, attorneys, bankers, financial advisors and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to third parties possessing the requisite information) and duplicating rights, during normal business hours, to all books and records (including, without limitation, contracts, instruments, documents and computer data) and other information within Realty's or Realty JV's possession relating to the Contributed Assets, insofar as such access is reasonably requested by the other. Information may be requested under this Article VI for, among other purposes, audit, accounting, tax and litigation matters, as well as for purposes of fulfilling reporting and other disclosure obligations.

  6.2 Retention of Records. If at any time prior to the seventh anniversary of the Closing Date, either party hereto proposes to destroy or otherwise dispose of any significant books and records or other information relating to the Contributed Assets, that party shall provide to the other party not less than 90 days nor more than 120 days prior written notice of the same, specifying the information proposed to be disposed of, and if the party receiving the notice requests in writing prior to the scheduled date for the destruction or disposal that any of the books, records or other information proposed to be destroyed or disposed of be delivered to the requesting party, the party proposing the destruction or disposal shall promptly arrange for such delivery at the expense of the requesting party.

  6.3 Confidentiality. All information disclosed by either party hereto (directly or through an authorized representative) to the other party (or its representative) pursuant to this Article VI and designated by the disclosing party as confidential shall be held in confidence by such other party and its representatives, shall not be disclosed by them to any third party, and shall not be used by such other party (or its representatives) other than as contemplated by this Article VI, except to the extent that (i) such disclosure is compelled by judicial or administrative process or is, in the opinion of such party's counsel, required by other requirement of law, or (ii) such information can be shown to have been known to the recipient when received or then or at any time thereafter lawfully obtainable by the receiving party from another source.

                                   ARTICLE 7

                           Miscellaneous Provisions

  7.1 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the parties hereto (or either or them) contained in this Agreement shall survive the Closing as, and to the extent provided in the Formation Agreement.

  7.2 Fees and Expenses. Each party hereto shall bear all costs and expenses incurred by that party (including, without limitation, the fees and disbursements of that party's attorneys, accountants, consultants, contractors, investment bankers and other advisors) in connection with the preparation, negotiation, execution and delivery of this Agreement, the agreements, certificates and other documents and instruments executed and delivered in connection with this Agreement, any due diligence tests, studies or investigations, and the consummation of the transactions contemplated hereby; provided, however, that if the Closing occurs, all real and personal property transfer taxes, all sales, use and other similar taxes and all costs of documentary transfer stamps, if any, imposed on or incurred in connection with the contribution and transfer of the Contributed Assets to Realty JV and Realty JV's assumption of the Assumed Liabilities, and all title premiums incurred in obtaining the Lender's Title Policies and the Owner's Title Policies, all escrow fees, and all filing fees, recording fees and other charges incurred in connection with the filing and recording in the Official Records of the instruments and documents described in Section 4.1, shall be paid by Realty JV.

  7.3 Notices. All notices and other communications under this Agreement shall be in writing, shall be deemed given when given as provided in the Formation Agreement and if given to Realty JV shall be given to it at the address specified in the Formation Agreement for Realty.

  7.4 Further Assurances. Each of Realty and Realty JV shall take or cause to be taken all such actions as may be necessary or as the other party may reasonably request in order to effectuate the purposes of this Agreement, to consummate the transactions contemplated hereby and to otherwise carry out the terms hereof. Without limiting the generality of the foregoing, from time to time after the Closing, at the request of Realty JV and without further consideration, Realty shall execute and deliver such additional assignments, conveyances and other instruments of transfer, and take such other actions, as Realty JV may reasonably require in order to more effectively convey, assign and otherwise transfer to Realty JV and to confirm Realty JV's title to all of the Contributed Assets, to put Realty JV in actual possession and operating control thereof and to permit Realty JV to exercise all rights with respect thereto and to properly assume and pay, perform and discharge the Assumed Liabilities.

  7.5 Extension; Waiver. Either party hereto may at any time or from time to time (i) extend the time for, or waive, the performance of any one or more of the obligations of the other party under this Agreement, (ii) waive any inaccuracy in any one or more representation and warranties of the other party contained herein or in any certificate or other instrument or document delivered pursuant hereto, or (iii) waive any condition or conditions contained herein to the obligations of the waiving party hereunder. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party to be bound.

  7.6 Severability. If any provision of this Agreement (or the application of any provision of this Agreement to any person or circumstance) is held by a court of competent jurisdiction to be illegal or otherwise invalid or unenforceable, the remaining provisions of this Agreement and the application of the subject provision to any other person or circumstance, shall not be affected thereby, and to such end the provisions of this Agreement are expressly agreed to be severable.

  7.7 Time of the Essence. Time is of the essence of this Agreement and of the satisfaction or performance of each condition and covenant contained herein.

  7.8 Specific Performance. The parties hereto expressly agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that each party hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. If either party brings any legal or equitable action in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses, including court costs and reasonable attorneys' fees.

  7.9 Successors and Assigns: Parties in Interest. Neither party to this Agreement may assign, delegate or otherwise transfer any right or obligation of that party under this Agreement without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no provision of this Agreement, express or implied, is intended or shall be deemed to confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  7.10 Descriptive Headings. The descriptive headings of the Articles and Sections herein have been inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

  7.11 Entire Agreement. This Agreement (including the Exhibits hereto), and the Formation Agreement and the Realty JV Agreement contain and constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, understandings and negotiations, written and oral, between or by such parties or either of them with respect to the subject matter hereof.

  7.12 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each party hereto.

  7.13 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original counterpart, but all of which shall constitute one and the same agreement. This Agreement shall become a binding agreement at such time as each of Realty and Realty JV shall have received one fully executed counterpart hereof.

  7.14 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of laws as applied in that State or in any other jurisdiction that, if such principles of conflicts of laws were applied, would result in the application of any laws other than the internal laws of the State of California, provided, however, that the terms and conditions of the instruments and documents of conveyance and assignment described in Section
4.1 and the recording and filing of the instruments and documents described in that Section and intended to be recorded or filed with a Governmental Authority shall be governed by the law of the applicable local jurisdiction.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                          Santa Anita Realty Enterprises, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Santa Anita Realty LLC

                                          By: _________________________________
                                            Name:
                                            Title:

                                   EXHIBIT A

                                   PROPERTIES

                                   EXHIBIT B

                              EXCLUDED LIABILITIES

                                                                      EXHIBIT F

                              SERVICES AGREEMENT

  Agreement dated as of [DATE], 1996 among Santa Anita Realty Enterprises, Inc. ("Realty"), a Delaware corporation, Santa Anita Realty LLC ("Realty JV"), a Delaware limited liability company, and Colony Capital, Inc. ("Advisor") a Delaware corporation. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Formation Agreement dated as of August 17, 1996 among Colony Investors II, L.P. ("Investor"), Realty, and Santa Anita Operating Company ("Operating") (as the same may be amended or modified from time to time, the "Formation Agreement").

                                  Background

  A. Pursuant to the Formation Agreement, Investor, an affiliate of Advisor, has purchased the Purchased Shares in the Public Companies and will purchase Units in the JVs.

  B. Realty and Realty JV desire Advisor to supply certain investment advisory and other services to them to the extent and on the terms specified in this Agreement.

                                     Terms

1. FURNISHING OF SERVICES; FEE.

  (a) Advisor will provide the Services (as herein defined) to Realty and Realty JV subject to and in accordance with the terms of this Agreement. The term "Services" as used in this Agreement means the activities described in the remainder of this subparagraph (a). With respect to the Target Acquisitions, as such term is defined in the Formation Agreement, Advisor will assist Realty and Realty JV in sourcing such acquisitions, performing financial and strategic analysis of such acquisitions and in structuring, negotiating and completing transactions for such acquisitions. Advisor will advise Realty JV on establishing an internal acquisitions department and will recommend personnel for such department and assist Realty JV in evaluating such personnel. Advisor will also assist Realty and Realty JV in formulating their respective annual and longer term business plans and in determining capital needs. Advisor will advise Realty and Realty JV with respect to public and private offerings of securities, including advising on the selection of underwriters, placement agents and on structuring such transactions. Advisor's personnel will further assist in sourcing and completing debt transactions. It is anticipated that prior to the establishment of Realty JV's acquisitions department, the personnel who will provide these Services will include both senior and junior level business persons employed by Advisor.

  (b) In consideration for the Services, Realty JV will reimburse Advisor's reasonable out-of-pocket expenses incurred in connection with Advisor's performance of the Services upon receipt from Advisor of invoices or other documentation reasonably acceptable to Realty JV, provided that any unusually large or extraordinary expenses or any expenses out of the ordinary course of business shall be first approved by Realty JV and such approval shall not be unreasonably withheld. In addition, Realty JV will reimburse Advisor for its personnel costs (including salary and benefits) to the extent such costs are directly allocable to the performance of the Services by Advisor's personnel and do not exceed $25,000 per month on a cumulative basis during the term of this Agreement.

  (c) If Realty or Realty JV or Operating or Operating JV consummates an acquisition or other transaction with respect to a Targeted Acquisition resulting from Services, Realty JV will pay Advisor a completion fee at the closing of each such transaction in an amount determined by a majority of those members of the Member Board of Realty JV who are not affiliated with Advisor.

  (d) From time to time, and at least monthly, Advisor shall submit a billing statement to Realty JV detailing the amount of expenses and costs for which Advisor seeks to be reimbursed relating to Services rendered during the period indicated in the billing statement (collectively, the "Billed Amount"). If necessary, the billing statement shall be accompanied by a reasonably detailed calculation of the reimbursable expenses pursuant to subparagraph 1(b) above. Realty JV shall pay Advisor the Billed Amount within 45 days of receipt of the billing statement.

2. TERM AND TERMINATION.

  (a) The term of this Agreement shall begin on [closing of transaction] and shall continue until the earlier of (i) the date on which Investor has purchased all the Units which Investor is obligated to purchase in Realty JV pursuant to the Limited Liability Company Agreement of Realty JV dated the date hereof (the "LLC Agreement") and (ii) October 1, 1998; provided that if within 90 days after the termination date, Realty and/or Realty JV consummates a transaction which was in progress at the termination date and that resulted from Advisor's performance of the Services, Advisor shall be entitled to its completion fee for such transaction in accordance with clause Section 1(c).

  (b) Realty and Realty JV may terminate this Agreement effective on the close of business on the last day of any month in the event Advisor is not providing Services in a manner reasonably satisfactory to Realty and Realty JV; provided that Realty and Realty JV have given Advisor written notice of their intention to terminate this Agreement at least 15 days in advance of their doing so and during that 15 day period, Advisor has failed to cure its failure of performance. Advisor may terminate this Agreement effective on the close of business on the last day of any month if either Realty or Realty JV is more than 90 days in arrears in the payment of any amounts due under this Agreement.

3. PERFORMANCE OF SERVICES.

  (a) All the Services may be performed by Advisor's employees and Advisor shall not be required to hire any persons other than its own employees in connection with the performance of the Services.

  (b) Advisor shall use its reasonable efforts to render the Services on mutually agreed-upon schedules.

4. CONFIDENTIALITY.

  (a) Subject to section 4(c), without the prior written consent of Realty and Realty JV, the Confidential Information (defined below) (1) shall not be disclosed, reproduced, distributed or communicated, directly or indirectly, in whole or in part, by Advisor to any Person other than Advisor's representatives, (2) shall be kept strictly confidential by Advisor and, where applicable, Advisor's representatives, (3) shall not be used in any manner inconsistent with this Agreement and (4) with respect to Confidential Information that is material and competitively sensitive to the business of Realty and/or Operating, such information shall not be used for purposes of business competition with Realty and/or Operating. It is agreed (a) that Advisor's representatives shall be informed by Advisor of the strictly confidential nature of the Confidential Information and of the existence and content of this Section 4, (b) that such representatives shall be bound to the same extent as Advisor by the provisions of this Section 4 as a condition to receiving the Confidential Information, (c) that each financial and accounting representative of Advisor shall execute a confidentiality agreement with Realty and Realty JV containing substantially similar provisions to this
Section 4 as a condition to receiving the Confidential Information and (d) that Advisor shall be liable for any direct or indirect default of this Agreement by any of Advisor's representatives.

  (b) "Confidential Information" shall mean any information, written, oral or otherwise, relating to Realty or Operating provided to Advisor in connection with Advisor's rights and obligations hereunder or any other transactions contemplated by this Agreement by any of Realty, Operating, Realty JV or the representatives of any of the foregoing, which information is confidential, proprietary or otherwise not generally available to the public or is labeled as confidential, together with all analyses, compilations, data, studies, reports, records or other documents which contain, are prepared on the basis of, or otherwise reflect all or any portion of any of the foregoing information.

  (c) Notwithstanding the foregoing, Confidential Information shall not include information that (i) prior to the date of this Agreement was in the possession of Advisor or its representatives and not otherwise subject to a confidentiality agreement, (ii) is or becomes generally available to the public other than through a direct or indirect default of this agreement by Advisor or Advisor's representatives or (iii) is or becomes available to Advisor or Advisor's representatives on a non-confidential basis from a source other than Realty, Operating, Realty JV or any representatives of any of the foregoing entities, without Advisor's or Advisor's representatives' knowledge that the source has violated any fiduciary or other duty not to disclose such information.

  (d) If Advisor is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or legal requirements) to disclose any Confidential Information, Advisor will, as soon as practicable, notify Realty and Realty JV of such request or requirement so that Realty and Realty JV may seek an appropriate protective order. If, in the absence of a protective order, Advisor is, in the opinion of Advisor's counsel, required to disclose such Confidential Information, Advisor shall disclose only such of the Confidential Information to the party requiring disclosure as is, in the opinion of Advisor's counsel, required by law. Advisor shall, at the expense of Realty JV, cooperate with the reasonable efforts of Realty and Realty JV to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

5. BOOKS AND RECORDS.

  (a) At such time as Advisor no longer furnishes Services to Realty and Realty JV pursuant to this Agreement, Advisor shall deliver to Realty and Realty JV all of the books and records which are created in the process of performing the Services that relate solely to Realty, Operating and Realty JV.

  (b) Realty, Realty JV and Advisor shall provide the cooperation of their respective employees, independent contractors and agents as each may reasonably require for their corporate purposes, including requisite assistance in defense of claims, legal proceedings, resolution of tax questions, the conduct of tax audits or the investigation or review of other matters arising from or relating to this Agreement.

6. REPRESENTATIONS AND WARRANTIES.

  Advisor represents and warrants to Realty and Realty JV with respect to Advisor, and each of Realty and Realty JV represents and warrants to Advisor, as follows:

  (a) It is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization. It is duly qualified to transact business and in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification. It has requisite power and authority to enter into this Agreement and perform its obligations hereunder.

  (b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on its part. The Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of such representing party enforceable in accordance with its terms.

  (c) No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement by it or the performance by it of its obligations hereunder.

7. MISCELLANEOUS.

  (a) The rights and the obligations of the parties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.

  (b) This Agreement, and the application and interpretation thereof, shall be exclusively governed by its terms and by the internal laws of the State of California, without regard to principles of conflicts of laws thereof.

  (c) Each of the parties hereto irrevocably submits and consents to the jurisdiction of the United States District Court for the Central District of California or the Superior Court of the County of Los Angeles in connection with any action or proceeding arising out of or relating to this Agreement and irrevocably waives any immunity from jurisdiction thereof and any claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled in any such action or proceeding.

  (d) This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when Realty, Realty JV, and Advisor shall have each executed one counterpart.

  (e) All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by overnight mail, facsimile with telephone confirmation of receipt or four days after being mailed (by registered mail, return receipt requested) to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):

  If to Advisor:

    Colony Capital, Inc.
    1999 Avenue of the Stars, Suite 1200
    Los Angeles, California 90067
    Facsimile No. (310) 282-8813
    Attention: John E. Viola

  with a copy to:

    Colony Investors II, L.P.
    201 Main Street, Suite 2420
    Fort Worth, Texas 76102
    Facsimile No. (817) 871-4088
    Attention: Rick Ekleberry, Esq.

  and to:

    Rogers & Wells
    200 Park Avenue
    New York, NY 10166
    Facsimile No. (212) 878-8375
    Attention: Robert E. King, Jr., Esq.

  If to Realty or Realty JV:

    Santa Anita Realty Enterprises, Inc.
    301 West Huntington Drive, Suite 405
    Arcadia, California 91066-6014
    Facsimile No (818) 574-5997
    Attention: Brian L. Fleming

  with a copy to:

    O'Melveny & Myers LLP
    400 South Hope Street
    Los Angeles, California 90071
    Facsimile No. (213) 669-6407
    Attention: Frederick B. McLane, Esq.

  In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          Santa Anita Realty Enterprises, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Santa Anita Realty llc

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Colony Capital, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      EXHIBIT G

                          CHARTER AMENDMENT OF REALTY

           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                      OF

                     SANTA ANITA REALTY ENTERPRISES, INC.

  We, the undersigned, being the duly elected President and Chief Executive Officer and Secretary and Treasurer of Santa Anita Realty Enterprises, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify:

  FIRST: That at a special meeting held on [   ] [   ], 1996, the Board of
Directors of the Corporation approved proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and authorizing the proposed amendments to be presented to the stockholders of the Corporation for their consideration at the special meeting of stockholders
to be held on [   ] [   ], 1996. The resolutions setting forth the proposed
amendment are as follows:

  RESOLVED, that the Certificate of Incorporation of the Corporation be amended in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by amending the first paragraph of Article FOURTH thereof to read as follows:

  "Article FOURTH. Capitalization. The total number of shares of capital stock
which the Corporation has authority to issue is [   ,   ,   ] shares,
consisting of (a) [   ,   ,   ] shares of the par value of $0.10 each are to
be of a class designated Common Stock, (b) [   ,   ,   ] shares of the par
value of $0.10 each are to be of a class designated Preferred Stock, (c) [,,] shares of the par value of $0.10 each are to be of a class designated Excess
Common Stock and (d) [   ,   ,   ] shares of the par value of $0.10 each are
to be of a class designated Excess Preferred Stock. The Excess Common Stock and the Excess Preferred Stock shall have the rights provided in Article THIRTEENTH. [The aggregate par value of all shares of stock which the
Corporation has authority to issue is $[   ,   ,   ].]"

  RESOLVED, that the Certificate of Incorporation of the Corporation be amended in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by amending Article EIGHTH thereof to read as follows:

  "EIGHTH. [Reserved]."

  SECOND: That the above-referenced amendments to the Certificate of Incorporation were set forth in the proxy statement of the Corporation dated
[   ] [   ], 1996, distributed in connection with the Special Meeting of
Stockholders of the Corporation held on [   ] [   ], 1996.

  THIRD: That at the Special Meeting of Stockholders of the Corporation held
on [   ] [   ], 1996, and pursuant to notice duly given, holders of a majority of the outstanding shares of the Corporation's Common Stock voted in favor of the above-referenced amendments.

  FOURTH: That the above-referenced amendments were duly adopted in accordance with the provisions of Section 242 of Delaware General Corporation Law, as amended.

  IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed on behalf of the Corporation by its duly
authorized officers this [   ] day of [   ], 1996.

                                          Santa Anita Realty Enterprises, Inc.

                                          By: _________________________________
                                              President and Chief Executive
                                                         Officer

Attest:

_____________________________________
       Secretary and Treasurer

                                                                      EXHIBIT H

                        CHARTER AMENDMENT OF OPERATING
           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                       OF SANTA ANITA OPERATING COMPANY

  We, the undersigned, being the duly elected President and Chief Executive Officer and Secretary and Treasurer of Santa Anita Operating Company (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify:

  FIRST: That at a special meeting held on [   ] [  ], 1996, the Board of
Directors of the Corporation approved proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and authorizing the proposed amendments to be presented to the stockholders of the Corporation for their consideration at the special meeting of stockholders
to be held on [   ] [  ], 1996. The resolutions setting forth the proposed
amendment are as follows:

  RESOLVED, that the Certificate of Incorporation of the Corporation be amended in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by amending the first paragraph of Article FOURTH thereof to read as follows:

  "Article FOURTH. Capitalization. The total number of shares of capital stock
which the Corporation has authority to issue is [   ,    ,    ] shares,
consisting of (a) [   ,    ,    ] shares of the par value of $0.10 each are to
be of a class designated Common Stock, (b) [   ,    ,    ] shares of the par
value of $0.10 each are to be of a class designated Preferred Stock, (c) [   ,
   ,    ] shares of the par value of $0.10 each are to be of a class
designated Excess Common Stock and (d) [   ,    ,    ] shares of the par value
of $0.10 each are to be of a class designated Excess Preferred Stock. The Excess Common Stock and the Excess Preferred Stock shall have the rights provided in Article THIRTEENTH. [The aggregate par value of all shares of
stock which the Corporation has authority to issue is $[   ,    ,    ].]"

  RESOLVED, that the Certificate of Incorporation of the Corporation be amended in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by amending Article EIGHTH thereof to read as follows:

  "EIGHTH. [Reserved]."

  SECOND: That the above-referenced amendments to the Certificate of Incorporation were set forth in the proxy statement of the Corporation dated
[   ] [  ], 1996, distributed in connection with the Special Meeting of
Stockholders of the Corporation held on [   ] [  ], 1996.

  THIRD: That at the Special Meeting of Stockholders of the Corporation held
on [   ] [  ], 1996, and pursuant to notice duly given, holders of a majority of the outstanding shares of the Corporation's Common Stock voted in favor of the above-referenced amendments.

  FOURTH: That the above-referenced amendments were duly adopted in accordance with the provisions of Section 242 of Delaware General Corporation Law, as amended.

  IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed on behalf of the Corporation by its duly
authorized officers this [   ] day of [  ], 1996.

                                          Santa Anita Operating Company

                                          By:
                                             -----------------------------------
                                             President and Chief Executive
                                             Officer

Attest:

---------------------------------
Secretary and Treasurer

                                                                      EXHIBIT I

                        FORM OF ROGERS & WELLS OPINION

  All capitalized terms used herein and not otherwise defined shall have the same definitions as set forth in the Formation Agreement (as the same may be amended or modified from time to time,the "Formation Agreement"), dated August 17, 1996, among Santa Anita Realty Enterprises, Inc. ("Realty"), Santa Anita Operating Company ("Operating") and Colony Investors II, L.P. ("Investor").

  1. Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority, partnership or other, to own and operate its property and conduct its business.

  2. Each Transaction Agreement has been duly authorized, executed and delivered by Investor.

  3. Assuming the due authorization, execution and delivery of the Agreements by Realty, Operating and Investor, each of the Transaction Agreements constitutes the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and except as rights to indemnity and contribution thereunder may be limited by applicable law.

  4. No consent, approval or authorization of, or registration, filing or declaration with, any federal or state governmental authority or other regulatory agency (other than such of the foregoing as required in connection with the operation, management, use or occupancy of any properties of Realty or Operating, as to which we express no opinion) is required for the valid execution and delivery by Investor of the Transaction Agreements, and preference by Investor of its obligation thereunder except for such as have been filed, obtained or made.

                                                                      EXHIBIT J

                     FORM OF O'MELVENY & MYERS LLP OPINION

  All capitalized terms used herein and not otherwise defined shall have the same definitions as set forth in the Formation Agreement, dated August 17, 1996, as the same may be amended or modified from time to time, among Santa Anita Realty Enterprises, Inc., Santa Anita Operating Company and Colony Investors II, L.P.

  1. Realty has been duly organized, and is validly existing in good standing under the laws of the State of Delaware, with corporate power to own, lease and operate its properties and to carry on its business as described in the Proxy Statement, to enter into the Transaction Agreements, and to perform its obligation under the Transaction Agreements.

  2. Realty is organized and operated in conformity with the REIT Requirements, and its proposed method of operation will enable it to continue to meet the REIT Requirements. The Pairing Agreement is a legally valid and binding obligation of each of Realty and Operating, enforceable against Realty and Operating in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor's rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

  3. Operating has been duly organized, and is validly existing in good standing under the laws of the State of Delaware, with corporate power to own, lease and operate its properties and to carry on its business as described in the Proxy Statement, to enter into the Transaction Agreements, and to perform its obligations under the Transaction Agreements.

  4. The execution, delivery and performance of the Transaction Agreements have been duly authorized by all necessary corporate action on the part of each of Realty, Operating, Realty JV and Operating JV and the Transaction Agreements have been duly executed and delivered by each of Realty, Operating, Realty JV and Operating JV, as appropriate. Assuming the due authorization, execution and delivery of each of the Transaction Agreements by the other parties thereto, each of the Transaction Agreements constitutes the legally valid and binding obligation of each of Realty and Operating, enforceable against Realty and Operating in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor's rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. We express no opinion regarding the provisions of Article IX of the Formation Agreement, Section 6 of Exhibit M to the Formation Agreement and Section 7 of the Registration Rights Agreement.

  5. No consent, order, approval, permit or authorization of, or registration or filing with any California of federal government authority that we have, in the exercise of customary professional due diligence, recognized as applicable to Realty, Operating, Realty JV or Operating JV or to transactions of the type contemplated by the Transaction Agreements is required on the part of Realty, Operating, Realty JV or Operating JV for the execution and delivery of, and performance of its respective obligations on or prior to the date of this opinion under the Transaction Agreements, except as have been obtained.

  6. The Proxy Statement, as of its issue date, appeared on its face to comply in all material respects with the requirements as to form for Proxy Statements under the Securities Exchange Act of 1934, as amended, and the related rules and regulations in effect on such date.

  In connection with our participation in the preparation of the Proxy Statement, we have not independently verified the accuracy, completeness or fairness of the statements contained or incorporated therein, and the limitations inherent in the examination made by us and the knowledge available to us are such that we are unable to assume, and we do not assume, any responsibility for such accuracy, completeness or fairness. However, on the basis of our review and participation in conferences in connection with the preparation of the Proxy Statement, and relying as to materiality to an extent upon opinions of officers and other representatives of Realty and Operating, we do not believe that the Proxy Statement and the incorporated documents, considered as a whole at the time the Proxy Statement was mailed to stockholders and at the date of the meetings of the Public Companies' stockholders in connection with the Realty Stockholder Matters and the Operating Stockholder Matters, contained any statement which at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omitted to state any material fact necessary in order to make the statements therein not false or misleading. However, we express no opinion or belief as to any document filed by Realty or Operating under the Securities Exchange Act of 1934, as amended, except to the extent that any such document is an incorporated document read together with the Proxy Statement and considered as a whole, nor do we express any opinion or belief as to information regarding Investor supplied by Investor to the Public Companies for inclusion in the Proxy Statement or as to the financial statements and other financial information contained or incorporated by reference in the Proxy Statement or the incorporated documents.

                                                                       EXHIBIT K

                                   [RESERVED]

                                                                      EXHIBIT L

                             STANDSTILL AGREEMENTS

  Section 1. Standstill Period. (a) Subject to the provisions of the following sentence, the "Standstill Period" shall be the period commencing on the date hereof and ending on the date of the third anniversary of the date hereof. Prior to the end of the Standstill Period, the Standstill Period shall also be terminated on the earliest of:

    (i) the acquisition by any person or group, as such term is used in
  Section 13(d)(3) of the 1934 Act ("Group"), other than Investor or any affiliate thereof, of beneficial ownership of 15% or more of the combined equity interests of the Public Companies and the JVs, on a fully diluted basis, unless approved by the Member Board of either JV or any committee thereof;

    (ii) any person or Group (other than Realty or Operating) having a number of representatives on the Board of either of the Public Companies or the Member Boards of the JVs, or having the right or power to elect a number of representatives on the Board of either of the Public Companies or the Member Boards of the JVs, equal to or greater than the number of representatives to which Investor is entitled;

    (iii) the authorization by either of the Public Companies or either of the JVs or the Board of Directors of either of the Public Companies or the Member Board of either of the JVs or any committee thereof (with all Investor representatives voting against) of the solicitation of offers or proposals or indications of interest with respect to any merger, consolidation, capitalization transaction, other business combination, liquidation, sale of either or both of the Public Companies or either or both of the JVs or all or substantially all of the assets of either or both of the Public Companies or either or both of the JVs or any other change of control of either or both of the Public Companies or either or both of the JVs or similar extraordinary transaction, but excluding any merger, consolidation or other business combination in which the Public Companies and the JVs are the surviving and acquiring corporations and in which the businesses or assets so acquired do not, or would not reasonably be expected to, have a value greater than 50% of the combined assets of the Public Companies and the JVs prior to such merger, consolidation or other business combination (any of the foregoing, a "Covered Transaction");

    (iv) the written submission by any person or Group other than Investor or any affiliate thereof of a proposal to either of the Public Companies or the JVs (including to the Boards of Directors, Member Boards, or any agent, representative or affiliate of either of the Public Companies or the JVs) with respect to, or otherwise expressing an interest in pursuing, a Covered Transaction; provided, however, that the Standstill Period shall not terminate pursuant to this Section 1(a)(v) if, as soon as practicable after receipt of any such proposal, the Board of such Public Company or the Member Board of such JV determines that such proposal is not in the best interests of such Company and its stockholders or such JV and its members and for so long as such Board continues to reject such proposal as a result of such determination; or

    (v) in connection with any actual or proposed Covered Transaction, the removal of any rights plan, provisions of the Amended Charter or the By-laws of either of the Public Companies or the JV Agreements relating to supermajority voting, "excess share" provisions, or any other similar arrangements, agreements, commitments or provisions in the Amended Charter or the By-laws of either of the Public Companies or the JV Agreements which would reasonably be expected to impede the consummation of such actual or proposed Covered Transaction by action of any Government Authority, the Board or the stockholders of either of the Public Companies or the Member Board or the Members of the JVs or otherwise, or, whether or not in connection with any actual or proposed Covered Transaction, any modification, amendment, waiver or repeal of the ownership restrictions in the Amended Charters of the Public Companies (except as may be necessary to allow any acquisition of Paired Shares that would not constitute an Early Termination Event under Section 1(a)(i) and except as may be required to satisfy the REIT Requirements).

  Any event set forth in subsection (i) through (v) of this Section 1(a) shall be an "Early Termination Event".

  Section 2. Restrictions During Standstill Period. (a) During the Standstill Period, Investor will not, will cause each of its controlled affiliates not to, and will use its reasonable best efforts to cause each of its other affiliates not to, directly or indirectly:

    (i) act in concert with any other person or Group by becoming a member of a 13D Group, other than any 13D Group comprised exclusively of Investor and one or more of its affiliates;

    (ii) purchase or otherwise acquire Paired Shares or Units as a result of which, after giving effect to such purchase or acquisition, Investor and its affiliates will beneficially own more than 45% of the combined equity interests of the Public Companies and the JVs on a fully diluted basis;

    (iii) solicit or propose to effect or negotiate any Covered Transaction other than pursuant to the Formation Agreement or at the request of the Boards of Directors of the Public Companies or the Member Boards of the JVs.

    (iv) solicit, initiate or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the 1934 Act, disregarding clause
  (iv) of Rule 14a-1(1)(2) and including an exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way participate in a call for, any special meeting of stockholders of either Public Company (or take any action with respect to acting by written consent of the stockholders of either Public Company); request, or take any action to obtain or retain any list of holders of any securities of either Public Company; or initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders of either Public Company for the approval of, one or more stockholder proposals; provided, however, that Investor shall not be prohibited from communicating with a securityholder who is engaged in any "solicitation" of "proxies" or who is a "participant" in any "election contest";

    (v) seek representation on the Board of either Public Company or a change in the composition or size of such Board other than as permitted by Section
  6.4 of the Formation Agreement;

    (vi) request either Public Company or JV or any of its directors, officers, employees or agents to amend or waive any provisions of this
  Section 2 or seek to challenge the legality or effect thereof; or

    (vii) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing.

  Section 3. Definitions. Unless otherwise defined below, all capitalized terms used herein shall have the meanings given them in the Formation Agreement.

  (a) "Covered Transaction" shall have the meaning set forth in Section
1(a)(iv).

  (b) "Early Termination Event" shall have the meaning set forth in Section
1(a).

  (c) "Formation Agreement" shall mean the Formation Agreement, dated August 17, 1996 among Santa Anita Realty Enterprises, Inc., Santa Anita Operating Company and Investor.

  (d) "Government Authority" shall mean any government or state (or any subdivision thereof) of or in the United States, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

  (e) "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the 1934 Act.

  (f) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

  (g) "Standstill Period" shall have the meaning set forth in Section 1(a).

  (h) "13D Group" shall mean any group of persons acquiring, holding, voting or disposing of Paired Shares or Units which would be required under Section 13(d) of the 1934 Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the 1934 Act if such group beneficially owned voting securities representing more than 5% of any class of voting securities then outstanding.

                                                                      EXHIBIT M

                              REGISTRATION RIGHTS

  Unless otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Formation Agreement (the "Agreement") to which this exhibit is attached.

  Section 1. Definitions and Usage.

  1.1. Definitions. As used in this Exhibit:

  "Beneficially Owning" means owning Realty Shares directly, indirectly or constructively by a Person through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or Section 544 of the Code, as modified by Section 856(h) of the Code. The term "Beneficially Own" shall have a correlative meaning.

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

  "Continuously Effective", with respect to a specified registration statement, shall mean that such registration statement shall not cease to be effective and available for Transfers of Registrable Securities thereunder for longer than either (i) any ten (10) consecutive business days, or (ii) an aggregate of fifteen (15) business days during the period specified in the relevant provision of this Agreement.

  "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

  "Formation Agreement" means the Formation Agreement dated August 17, 1996, as the same may be amended or modified from time to time, among Realty, Operating and Investor.

  "Issuance Percentage", when used with respect to Realty and Operating, shall mean the relative percentages that Realty and Operating may from time to time determine based on their joint determination of the relative values of Realty Shares and Operating Shares.

  "Ownership Limit" when used with respect to Realty means 8% in value, voting power or in number, whichever is more restrictive, of the issued and outstanding capital stock of Realty and, when used with respect to Operating means 8% in value, voting power or in number, whichever is more restrictive, of the issued and outstanding capital stock of Operating.

  "Paired Shares" means an Operating Share and a Realty Share which are "paired" pursuant to the Pairing Agreement dated December 20, 1979 between Realty and Operating, as it may be amended from time to time.

  "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.

  "Register", "registered", and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

  "Registrable Securities" shall mean any Common Paired Shares issued to Investor pursuant to Section 1.2 of the Formation Agreement and upon the exchange of Preferred Paired Shares that are Purchased Shares.

  "Registrable Securities then outstanding" shall mean, with respect to a specified determination date, the Registrable Securities owned by all Holders on such date and the Registrable Securities which are issuable upon exchange of Realty Units and Operating Units owned by all Holders on such date.

  "Registration Expenses" shall have the meaning set forth in Section 5.1.

  "REIT Requirements" shall mean the requirements for Realty to (i) continue to qualify as a REIT under the Code and the rules and regulations promulgated thereunder, (ii) retain the benefits of those certain private letter rulings issued by the Internal Revenue Service to Realty dated as of October 16, 1979, as supplemented January 11, 1980, (iv) avoid any federal income or excise tax liability, and (iii) retain its status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984.

  "Securities Act" shall mean the Securities Act of 1933 and the rules and regulations of the Commission thereunder, all as the same may be in effect at the time.

  "Transfer" shall mean and include the act of selling, giving, transferring, creating a trust (voting or otherwise), assigning or otherwise disposing of (other than pledging, hypothecating or otherwise transferring as security) (and correlative words shall have correlative meanings); provided, however, that any transfer or other disposition upon foreclosure or other exercise of remedies of a secured creditor after an event of default under or with respect to a pledge, hypothecation or other transfer as security shall constitute a "Transfer."

  "Underwriters' Representative" shall mean the managing underwriter, or, in the case of a co-managed underwriting, the managing underwriter designated as the Underwriters' Representative by the co-managers.

  "Violation" shall have the meaning set forth in Section 6.1.

  Section 2. Shelf Registration.

  2.1. If this Agreement is terminated for any reason and within 15 business days after the date of such termination Investor shall make a written request to Realty and Operating, then Realty and Operating shall cause to be filed with the Commission a registration statement under the Securities Act for an offering on a delayed or continuous basis pursuant to Rule 415 or such other appropriate rule under the Securities Act, and Realty and Operating shall include therein all or any portion of the Registrable Securities as Investor shall request in such written request. Any request made pursuant to this
Section 2.1 shall be addressed to the attention of the Secretary of each of Realty and Operating, and shall specify the number of Registrable Securities to be registered, the intended methods of disposition thereof and that the request is for a Demand Registration pursuant to this Section 2.1.

  2.2. Realty and Operating shall be entitled to postpone for up to 90 days the filing, effectiveness, supplementing or amending of any registration statement otherwise required to be prepared and filed pursuant to this Section 2, if the Board of Directors of Realty or the Board of Directors of Operating determines that such registration and the Transfer of Registrable Securities contemplated thereby would interfere with, or require premature disclosure of, any material financing, acquisition, disposition, reorganization or other transaction involving the Realty JV, the Operating JV, Realty or Operating or any of their respective subsidiaries and Realty or Operating, as the case may be, promptly gives Investor notice of such determination. Investor hereby acknowledges that any notice given by Realty or Operating pursuant to this
Section 2.2 shall constitute material non-public information and that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

  2.3. Following receipt of a request for a registration pursuant to Section 2.1, Realty and Operating shall:

    (i) File the registration statement with the Commission as promptly as practicable and shall use their respective reasonable efforts to have the registration declared effective under the Securities Act as soon as reasonably practicable, in each instance giving due regard to the need to prepare current financial statements, conduct due diligence and complete other actions that are reasonably necessary to effect a registered public offering.

    (ii) Use their respective reasonable efforts to keep the relevant registration statement Continuously Effective until such date as of which all the Registrable Securities under the registration statement have been disposed of in a manner described in the registration statement, but in no event later than the 120th day following the effective date of such registration statement. Notwithstanding the foregoing, if for any reason the effectiveness of a registration pursuant to this Section 2 is suspended, the relevant foregoing period shall be extended by the aggregate number of days of such suspension.

  2.4. Notwithstanding anything in this Agreement to the contrary, no registration shall be effected hereunder and no Transfer of Registrable Securities may be effected if as a result thereof Realty would not satisfy the REIT Requirements in any respect or if such registration or Transfer would result in any Person Beneficially Owning Paired Shares in excess of the Ownership Limit. For purposes of the preceding sentence, registration shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, or (ii) if after such registration statement has become effective, the related offer, sale or distribution of Registrable Securities thereunder is prohibited by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to Investor and such prohibition is not thereafter eliminated. If Realty and Operating shall have complied with their respective obligations under this Agreement, a right to demand a registration pursuant to this Section 2 shall be deemed to have been satisfied upon the effective date of the registration statement, provided no stop order or similar order, or proceedings for such an order, is thereafter entered or initiated.

  2.5. A registration pursuant to this Section 2 shall be on such appropriate registration form of the Commission as shall be selected by Realty and Operating and shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the request pursuant to Section 2.1.

  2.6. If the registration pursuant to Section 2 involves an underwritten offering (whether on a "firm commitment," "best efforts" or "all reasonable efforts" basis or otherwise), Investor shall select the underwriter or underwriters and manager or managers to administer such underwritten offering; provided, however, that each Person so selected shall be acceptable to Realty and Operating.

  Section 3. Registration Procedures. Whenever required under Section 2 to effect the registration of any Registrable Securities, Realty and Operating shall, as expeditiously as practicable:

  3.1. Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use their respective reasonable efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, Realty and Operating shall furnish to one firm of counsel for Investor copies of all such documents in the form substantially as proposed to be filed with the Commission.

  3.2. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all securities covered by such registration statement. Realty and Operating shall amend the registration statement or supplement the prospectus so that it will remain current and in compliance with the requirements of the Securities Act for the period specified in Section 2.3(ii), and if during such period any event or development occurs as a result of which the registration statement or prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, Realty or Operating shall promptly notify Investor, amend the registration statement or supplement the prospectus so that each will thereafter comply with the Securities Act and furnish to Investor such amended or supplemented prospectus, which Investor shall thereafter use in the Transfer of Registrable Securities covered by such registration statement. Pending any such amendment or supplement, Investor shall cease making offers or Transfers of Registrable Shares pursuant to the prior prospectus. In the event that any Registrable Securities included in a registration statement subject to, or required by, this Agreement remain unsold at the end of the period during which Realty and Operating are obligated to use their respective reasonable efforts to maintain the effectiveness of such registration statement, Realty and Operating may file a post-effective amendment to the registration statement for the purpose of removing such Registrable Securities from registered status.

  3.3. Furnish to Investor without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as Investor may reasonably request in order to facilitate the disposition of Registrable Securities owned by Investor.

  3.4. Use their respective reasonable efforts (i) to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states where an exemption from registration is not available and as shall be reasonably requested by the Underwriters' Representative and (ii) to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of any of the Registrable Securities in any state, at the earliest possible moment; provided, however, that neither Realty nor Operating shall be required in connection therewith or as a condition thereto to qualify to do business or to consent to general service of process in any state.

  3.5. In the event of any underwritten offering, use their respective reasonable efforts to enter into and perform their respective obligations under an underwriting agreement (including indemnification and contribution obligations of underwriters), in usual and customary form, with the managing underwriter or underwriters of such offering. Realty and Operating shall also cooperate with Investor and the Underwriters' Representative for such offering in the marketing of the Registrable Securities, including making available the officers, accountants, counsel, premises, books and records of Realty and Operating for such purpose, but neither Realty nor Operating shall be required to incur any material out-of-pocket expense pursuant to this sentence.

  3.6. Promptly notify Investor of any stop order issued or threatened to be issued by the Commission in connection therewith and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

  3.7. Make available for inspection by Investor, any underwriter participating in such offering and the representatives of Investor and such Underwriter (but not more than one firm of counsel to Investor), all financial and other information as shall be reasonably requested by them, and provide Investor, any underwriter participating in such offering and the representatives of Investor and such Underwriter the reasonable opportunity to discuss the business affairs of Realty and Operating with their principal executives and independent public accountants who have certified the audited financial statements included in such registration statement, in each case all as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that Realty or Operating determines to be confidential and which Realty or Operating advises such Person in writing, is confidential shall not be disclosed unless such Person signs a confidentiality agreement reasonably satisfactory to Realty and Operating or Investor agrees to be responsible for such Person's breach of confidentiality on terms reasonably satisfactory to Realty and Operating.

  3.8. Use their respective reasonable efforts to obtain a so-called "comfort letter" from the independent public accountants of Realty and Operating, and legal opinions of counsel to Realty and Operating addressed to Investor in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to Investor. Delivery of any such opinion or comfort letter shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by selling stockholders who receive such comfort letters or opinions.

  3.9. Use their respective reasonable efforts to cause the Registrable Securities covered by such registration statement (i) if the Paired Shares are then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, and (ii) to be registered with or approved by such other United States or state governmental agencies or authorities as may be necessary by virtue of the business and operations of Realty and Operating to enable Investor to consummate the disposition of such Registrable Securities.

  3.10. Take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities included in each such registration.

  Section 4. Investor's Obligations. It shall be a condition precedent to the obligations of Realty and Operating to take any action pursuant to this Agreement with respect to the Registrable Securities of Investor that Investor shall:

  4.1. Furnish to Realty and Operating such information regarding Investor, the number of the Registrable Securities owned by it, and the intended method of disposition of such securities as shall be required to effect the registration of Investor's Registrable Securities, and to cooperate fully with Realty and Operating in preparing such registration.

  Section 5. Expenses of Registration. Expenses in connection with registrations pursuant to this Agreement shall be allocated and paid as follows:

  5.1. Realty and Operating shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities, including all registration, filing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for Realty and Operating, and of the independent public accountants for Realty and Operating, including the expenses of "cold comfort" letters required by or incident to such performance and compliance (the "Registration Expenses"), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid by the Investor) and all fees and expenses of counsel for the Investor; provided, however, that Realty and Operating shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration is subsequently withdrawn. Realty and Operating each agree between themselves that they shall bear and pay Registration Expenses in an amount equal to its respective Issuance Percentage of such Registration Expenses and that they shall reimburse each other to the extent necessary to cause each of them to so bear and pay such respective amounts.

  Section 6. Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:

  6.1. To the extent permitted by applicable law, each of Realty and Operating, severally and not jointly, shall indemnify and hold harmless Investor, each Person, if any, who controls Investor within the meaning of the Securities Act, and each officer, director, partner and employee of Investor and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint or several), including reasonable attorneys' fees and disbursements and reasonable expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

    (i) Any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto; or

    (ii) The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, that the indemnification required by this Section 6.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of Realty or Operating (which consent shall not be unreasonably withheld), nor shall Realty or Operating be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished to Realty or Operating by the Investor expressly for use in connection with such registration; and provided, further, that the indemnity agreement contained in this Section 6 shall not apply to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if an underwriter was under an obligation to deliver such final prospectus and failed to do so.

  6.2. To the extent permitted by applicable law, Investor shall indemnify and hold harmless Realty, Operating, each of the directors, officers and employees of Realty and Operating, and each Person, if any, who controls Realty or Operating within the meaning of the Securities Act, against any and all losses, claims, damages, liabilities and expenses (joint and several), including reasonable attorneys' fees and disbursements and reasonable expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, but only insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case to the extent that such Violation arises out of or is based upon information furnished by Investor expressly for use in connection with such registration; provided, however, that (x) the indemnification required by this Section 6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of Investor (which consent shall not be unreasonably withheld) and (y) in no event shall the amount of any indemnity under this Section 6.2 exceed the gross proceeds from the applicable offering received by Investor.

  6.3. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 6, such indemnified party shall deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6 to the extent of such prejudice but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this
Section 6. Any fees and expenses incurred by the indemnified party (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within thirty (30) days of written notice thereof to the indemnifying party. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or
(iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels).

  6.4. If the indemnification required by this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 6:

    (i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6.1 and Section 6.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

    (ii) The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 6.4(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

  6.5. If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 6 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in
Section 6.4.

  6.6. The obligations of Realty, Operating and Investor under this Section 6 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Agreement, and otherwise.

                                                                       EXHIBIT N

                          CERTIFICATE OF DESIGNATIONS
                                      OF
                      SERIES A REDEEMABLE PREFERRED STOCK
                                      OF
                      SANTA ANITA REALTY ENTERPRISES, INC

          SANTA ANITA REALTY ENTERPRISES, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors of the corporation by its certificate of incorporation and in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the corporation, at a meeting held on September 3, 1996, duly adopted a resolution fixing the voting powers, designations, preferences and rights relating to its Series A Redeemable Preferred Stock as follows:

          "RESOLVED, that the Board of Directors (the "Board") of Santa Anita Realty Enterprises, Inc. (the "Corporation") authorizes the issuance of a series of preferred stock consisting of 867,343 shares and the Board fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and/or rights, of the shares of that series as follows:

            Section 1.  Designation and Amount.
                        ----------------------

                   The shares of the series will be designated Series A Redeemable Preferred Stock ("Series A Stock"). The total number of authorized shares of the series will be 867,343 shares.

            Section 2.  Dividends and Distributions.
                        ---------------------------

                   (a). Holders of shares of Series A Stock will be entitled to receive per share cash dividends and non cash distributions equal to any per share dividends and distributions paid on shares of the Corporation's common stock, $.10 per value (the "Common Stock"), payable on the same dates as dividends or distributions are paid on the Common Stock (each a "Dividend Payment Date"). The Corporation may not declare any dividend or distribution on the Common Stock without simultaneously declaring an equal per share dividend or distribution on the Series A Stock and shall not pay dividend or make any distribution on the Common Stock without simultaneously paying an equal per share dividend or making an equal per share distribution on the Series A Stock. If any Dividend Payment Date is not a Business Day, the dividend payment or distribution due on that Dividend Payment Date will be paid on the Business Day immediately preceding that Dividend Payment Date. As used with regard to the Series A Stock, the term "Business Day" means a day on which both state and federally chartered banks in Los Angeles, California are required to be open for general banking business.

                   (b) Each dividend or distribution will be payable to holders of record of the Series A Stock on a date (a "Record Date") selected by the Board which is the same date as the record date for the payment of the related dividend or distribution on the Common Stock. No Record Date will precede the date when the resolution fixing the Record Date is adopted.

               (c) Any dividend paid or distribution made with regard to shares of Series A Stock will be paid or made equally with regard to each outstanding share of Series A Stock.


          Section 3.  Voting Rights.
                      -------------

               The holders of shares of Series A Stock as such shall have no voting power except as required by law and except as provided in subparagraphs 3(a) and 3(b) hereof:

               (a) With regard to each matter presented for the vote of the holders of the Common Stock other than the election of directors to the Board, the holders of the Series A Stock will be entitled, except as otherwise required by law, to vote together with the holders of the Common Stock, and together with the holders of any other class or series of stock the holders of which vote together with the holders of the Common Stock, with the same effect as though the Series A Stock were part of the same class as the Common Stock, with each holder of record of shares of Series A Stock on the record date for determining the holders of the Common Stock entitled to vote being entitled to one vote per share of Series A Stock.

               (b) While any shares of Series A Stock are outstanding, the Corporation will not, directly or indirectly, or through a merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent of the holders of at least 66-2/3% of the outstanding shares of Series A Stock voting separately as a class, (i) create or increase the authorized number of shares of any class or series of stock that ranks senior to the Series A Stock, (ii) amend, alter or repeal any of the provisions of the Certificate of Incorporation or By-laws of the Corporation, or of this resolution, so as to affect adversely the Series A Stock, or (iii) authorize any reclassification, combination, split or division of any series of stock without at the same time making the same adjustment to the Series A Stock. This Subsection will not prevent the issuance of any Series A Stock which has been authorized in Section 1.

          Section 4.  Redemption at the Option of the Holder.
                      --------------------------------------

                (a) Each holder of Series A Stock will have the right at any time after September 4, 1996 to require the Corporation to redeem any or all the shares of Series A Stock owned of record by the holder, at a redemption price per share equal to the Current Market Price of the Common Stock as of the Surrender Date, as such term is defined in Section 4(b), plus a cash payment equal to the amount of any dividends and distributions which the Corporation failed to declare and pay to the holders of Series A Stock in violation of
Section 2(a) ("unpaid dividends") with regard to the share (the "Redemption Price"). Notwithstanding the foregoing, in lieu of such redemption, the Corporation may, at its option, exchange such Series A Stock surrendered for redemption by delivering to the redeeming holder a number of shares of Common Stock equal to the number of shares of Series A Stock being surrendered; provided that (i) any such shares of Common Stock are, upon delivery, duly and validly issued, fully paid and non-assessable, free of all liens and charges and listed on each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of delivery and (ii) such exchange has been approved by a majority of the shareholders present or represented by proxy at a meeting called to, among other things, approve such exchange.

                (b) In order to exercise a right to require the Corporation to redeem or exchange a holder's Series A Stock, the holder must deliver a request for redemption or exchange, accompanied by the certificates representing the shares to be redeemed or exchanged, to the Corporation (the date on which the holder delivers such request accompanied by such certificates being referred to herein as the "Surrender Date"). If a request for redemption or exchange is given with regard to shares of Series A Stock, then promptly, and in any event within 30 days, after the Surrender Date, the Corporation will pay the holder cash equal to the Redemption Price of the shares or deliver shares of Common Stock for exchange in accordance with Section 4(a). Notwithstanding the foregoing, if a majority of the shareholders of the Corporation present or represented by proxy at a meeting called to, among other things, approve the exchange of the Series A Stock for shares of Common Stock (i) have approved such exchange prior to the Redemption or Exchange Date, then the Corporation shall deliver shares of Common Stock in exchange for the Series A Stock being surrendered for redemption or exchange and shall not redeem such Common Stock for cash or (ii) have not approved such exchange prior to the Redemption or Exchange Date, then the Corporation shall pay the Redemption Price in cash to the extent that the amount of the Redemption Price does not exceed the aggregate purchase price paid to the Corporation by the original purchaser of the Series A Stock for all the shares of Series A Stock, and to the extent that the Redemption Price exceeds such original purchase price, the Corporation may pay all or any part of such excess by delivering a promissory note to the holder. Such promissory note shall have a principal amount equal to the amount of the Redemption Price not paid in cash, bear interest at the prime commercial lending rate published from time to time in the national edition of the Wall Street Journal plus 2% per annum, and mature on the six months anniversary of the Redemption or Exchange Date. The date of payment of the Redemption Price or delivery of shares is herein referred to as the "Redemption or Exchange Date".

                (c) If a request for redemption or exchange of shares of Series A Stock accompanied by the certificates representing the shares to be redeemed or exchanged is delivered to the Corporation, at the close of business on the Redemption or Exchange Date, unless the Corporation subsequently defaults in effecting the redemption or exchange of such shares, the holders of those shares will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of the shares and will have no voting or other rights with respect to the shares (except the right to receive cash or Common Stock pursuant to the redemption or exchange, and except the right to receive dividends or distributions payable thereafter to the holder of the Series A Stock as of a Record Date preceding such date pursuant to subparagraph 4(d) hereof) and from and after the close of business on the Redemption or Exchange Date the shares to be redeemed or exchanged will no longer be deemed outstanding.

                (d) If a Record Date occurs prior to a Redemption or Exchange Date but the corresponding Dividend Payment Date occurs after the Redemption or Exchange Date, the dividend payable on such Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the shares of Series A Stock on the Record Date notwithstanding the redemption or exchange of the shares of Series A Stock on the Redemption or Exchange Date.

          Section 5.  Redemption or Exchange at the Option of the Corporation
                      -------------------------------------------------------

                (a) The Corporation will have the right at any time after September 4, 1996 to require each holder of Series A Stock to surrender all of the shares of Series A Stock owned of record by the holder in exchange for a number of shares of Common Stock equal to the number of shares of Series A Stock being called for exchange, provided that (i) any such shares of Common Stock are, upon delivery, duly and validly issued, fully paid and nonassessable, free of all liens and charges and listed on each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of delivery and (ii) such exchange has been approved by a majority of the shareholders present or represented by proxy at a meeting called to, among other things, approve such exchange. In addition, if (i) the Realty Stockholder Matters, as such term is defined in the Formation Agreement, dated as of August 17, 1996, as the same may be amended from time to time, among the Corporation, Santa Anita Operating Company and Colony Investors II, L.P. (the "Formation Agreement") are not approved by the Requisite Vote at the meeting of the Corporation's stockholders referred to in Section 5.2(a) of the Formation Agreement or (ii)Investors's interest in the Public Companies and JVs is reduced to below 10% of the combined equity interests of the Public Companies and the JVs on a fully diluted basis, then in either case, the Corporation will have the right at any time after September 4, 1999 to require each holder of Series A Stock to surrender all of the shares of Series A stock owned of record by the holder for redemption, at a redemption price per share equal to the Current Market Price of the Common Stock as of the date the Corporation calls such shares for redemption pursuant to Section 5(b) plus a cash payment of any unpaid dividends with regard to the shares. Capitalized terms used in the immediately preceding sentence and not defined shall have the meanings given them in the Formation Agreement.

                   (b) In order to exercise a right to require the holders of Series A Stock to surrender such Series A Stock for redemption or exchange, the Corporation must deliver a written notice of redemption or exchange to each holder of Series A Stock not less than five Business Days prior to the date specified for redemption or exchange (the "Corporation

Redemption or Exchange Date"). Such notice will set forth the Corporation Redemption or Exchange Date, whether the Series A Stock will be redeemed for cash or exchanged for shares of Common Stock and the place or places where the Series A Stock should be surrendered for redemption or exchange. Notice of redemption or exchange having been given in accordance with the previous sentence, on or before the Corporation Redemption or Exchange Date, the holders of Series A Stock shall surrender the certificates representing the shares to be redeemed or exchanged to the Corporation. Promptly after the certificates representing Series A Stock are surrendered to the Corporation, the Corporation will deliver to the holder the consideration for such shares.

               (c) At the close of business on the Corporation Redemption or Exchange Date, unless the Corporation subsequently defaults in effecting the redemption or exchange of such shares, the holders of the shares called for redemption or exchange will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of the shares and will have no voting or other rights with respect to the shares (except the right to receive cash or shares of Common Stock pursuant to the redemption or exchange, and except the right to receive dividends or distributions payable thereafter to the holder of the Series A Stock as of a Record Date preceding such date pursuant to subparagraph 5(d) hereof) and, from and after the close of business on the Corporation Redemption or Exchange Date the shares to be redeemed or exchanged will no longer be deemed outstanding.

               (d) If a Record Date occurs prior to a Corporation Redemption or Exchange Date but the corresponding Dividend Payment Date occurs after the Corporation Redemption or Exchange Date, the dividend payable on such Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the shares of Series A Stock on the Record Date notwithstanding the redemption or exchange of the shares of Series A Stock on the Corporation Redemption or Exchange Date.

          Section 6.  Liquidation.
                      -----------

               Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A Stock will be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Shares (as defined below), an amount equal to (i) $.01 per share (the "Liquidation Preference") plus (ii) all dividends which have been declared but have not been paid ("declared and unpaid dividends"), and all unpaid dividends, with regard to the Series A Stock to the date of final distribution. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds of those assets, available for distribution to the holders of Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock are not sufficient to pay in full the preferential amount required to be distributed to the holders of the Series A Stock and of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock, then the assets, or the proceeds of those assets, which are available for distribution to the holders of Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock will be distributed to the holders of the Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock ratably in accordance with the respective amounts of the liquidation preferences of the shares held by each of them. After payment of the full amount of the Liquidation Preference (including unpaid dividends) and declared and unpaid dividends to which holders of Series A Stock are entitled, the holders of Series A Stock will participate in any further distribution of assets of the Corporation to the same extent as the holders of Junior Shares ratably in accordance with the respective number of shares of capital stock held by each of them. For the purposes of this Section, neither a consolidation or merger of the Corporation with another corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities, will be considered a liquidation, dissolution or winding-up of the Corporation.

          As used with regard to the Series A Stock, the term "Junior Shares" means all shares of Common Stock and all shares of any other class or series of stock of the Corporation to which the shares of Series A Stock are prior in rank. If the Series A Stock ranks prior to another class or series of stock as to some matters, but not as to other matters, shares of the other class or series are "Junior Shares" with regard to the matters as to which the Series A Stock ranks prior to the other class or series, but not as to other matters.

          Section 7.  Pairing.  The Series A Stock shall not be transferable,
                      -------
redeemable or exchangeable and shall not be transferred, redeemed or exchanged on the books of the Corporation, except in combination with an equal number of shares of Series A Redeemable Preferred Stock of Santa Anita Operating Company. Sections 1, 2, 5, 6 and 7 of the Pairing Agreement, dated as of December 31, 1979 between this Corporation and Santa Anita Operating Company shall apply to the Series A Stock.

          Section 8.  Miscellaneous.
                      -------------
                 (a) No fractional shares of Common Stock will be issued upon exchange of Series A Stock. Any fractional interest in a share of Common Stock resulting from exchange of shares of Series A Stock will be paid in cash (computed to the nearest cent) based on the last reported sale price of the Common Stock on the Trading Day (as defined in

Subparagraph 8(b)) immediately preceding the day of exchange. If more than one share of Series A Stock is surrendered for exchange at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon any exchange thereof will be computed on the basis of all the shares of Series A Stock surrendered at the time by that holder.

                (b) For the purpose of any computation relating to Series A Stock, the "Current Market Price" of the Common Stock on any date will be the average of the last reported sale prices per share of the Common Stock on each of the 30 consecutive Trading Days (as defined below) preceding the date of the computation. Notwithstanding the foregoing, if any person commences a tender offer for shares of outstanding Common Stock in exchange for cash consideration
(i) if such tender offer is the subject of an Alternative Transaction Notice, the Current Market Price will be the price per share being offered in such tender offer, and (ii) if such tender offer is not the subject of an Alternative Transaction Notice or if the consideration offered in such tender offer is not cash, the Current Market Price will be the last reported sale price per share of the Common Stock on the Surrender Date. The term "Alternative Transaction Notice" shall have the same meaning as set forth in the Formation Agreement. The last reported sale price of the Common Stock on each day will be (A) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is not traded or quoted as described in any of clause
(A), (B) or (C), the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board. The term "Trading Day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

                  (c) The Corporation will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exchange of Series A Stock; provided, however, that the
                                            --------  -------
Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Series A Stock to be exchanged and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

                   (d) Upon any redemption or exchange of shares of Series A Stock, the shares of Series A Stock which are redeemed or exchanged will have the status of authorized and unissued shares of preferred stock, and the number of shares of preferred stock which the

Corporation will have authority to issue will not be decreased by the redemption or exchange of shares of Series A Stock, but the number of shares of Series A Stock which the Corporation will have authority to issue will be reduced so that the shares of Series A Stock which were redeemed or exchanged may not be re-issued as shares of Series A Stock.

          (e) Except as otherwise expressly provided in this resolution, whenever a notice or other communication is required or permitted to be given to holders of shares of Series A Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Certificate of Incorporation and By-laws, these resolutions and applicable law, as in effect from time to time.

          (f) Except as may otherwise be required by law, shares of Series A Stock will not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation.

          (g) The headings of the various subdivisions of this resolution are for convenience only and will not affect the meaning or interpretation of any of the provisions of this resolution.

          IN WITNESS WHEREOF, Santa Anita Realty Enterprises, Inc. has caused this certificate to be signed by Brian L. Fleming, its Acting Chief Executive Officer and President, this 5th day of September, 1996.





                                       SANTA ANITA REALTY ENTERPRISES, INC.



                                       By:   /s/ Brian L. Fleming
                                           ------------------------------------
                                             Brian L. Fleming
                                             Acting Chief Executive Officer and
                                             President

                                                                       EXHIBIT O

                          CERTIFICATE OF DESIGNATIONS
                                      OF
                      SERIES A REDEEMABLE PREFERRED STOCK
                                      OF
                         SANTA ANITA OPERATING COMPANY

          SANTA ANITA OPERATING COMPANY, a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors of the corporation by its certificate of incorporation and in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the corporation, at a meeting held on September 3, 1996, duly adopted a resolution fixing the voting powers, designations, preferences and rights relating to its Series A Redeemable Preferred Stock as follows:

          "RESOLVED, that the Board of Directors (the "Board") of Santa Anita Operating Company (the "Corporation") authorizes the issuance of a series of preferred stock consisting of 867,343 shares and the Board fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and/or rights, of the shares of that series as follows:

          Section 1.  Designation and Amount.
                      ----------------------

                  The shares of the series will be designated Series A Redeemable Preferred Stock ("Series A Stock"). The total number of authorized shares of the series will be 867,343 shares.

          Section 2.  Dividends and Distributions.
                      ---------------------------

                 (a) Holders of shares of Series A Stock will be entitled to receive per share cash dividends and non cash distributions equal to any per share dividends and distributions paid on shares of the Corporation's common stock, $.10 par value (the "Common Stock"), payable on the same dates as dividends or distributions are paid on the Common Stock (each a "Dividend Payment Date"). The Corporation may not declare any dividend or distribution on the Common Stock without simultaneously declaring an equal per share dividend or distribution on the Series A Stock, and shall not pay any dividend or make any distribution on the Common Stock without simultaneously paying an equal per share dividend or making an equal per share distribution on the Series A Stock. If any Dividend Payment Date is not a Business Day, the dividend payment or distribution due on that Dividend Payment Date will be paid on the Business Day immediately preceding that Dividend Payment Date. As used with regard to the Series A Stock, the term "Business Day" means a day on which both state and federally chartered banks in Los Angeles, California are required to be open for general banking business.

                 (b) Each dividend or distribution will be payable to holders of record of the Series A Stock on a date (a "Record Date") selected by the Board which is the same date as the record date for the payment of the related dividend or distribution on the Common Stock. No Record Date will precede the date when the resolution fixing the Record Date is adopted.

                 (c) Any dividend paid or distribution made with regard to shares of Series A stock will be paid or made equally with regard to each outstanding share of Series A Stock.

          Section 3. Voting Rights.
                     -------------

                  The holders of shares of Series A Stock as such shall have no voting power except as required by law and except as provided in subparagraphs 3(a) and 3(b) hereof:

                  (a) With regard to each matter presented for the vote of the holders of the Common Stock other than the election of directors to the Board, the holders of the Series A Stock will be entitled, except as otherwise required by law, to vote together with the holders of the Common Stock, and together with the holders of any other class or series of stock the holders of which vote together with the holders of the Common Stock, with the same effect as though the Series A Stock were part of the same class as the Common Stock, with each holder of record of shares of Series A Stock on the record date for determining the holders of the Common Stock entitled to vote being entitled to one vote per share of Series A Stock.

                  (b) While any shares of Series A Stock are outstanding, the Corporation will not, directly or indirectly, or through a merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent of the holders of at least 66-2/3% of the outstanding shares of Series A Stock voting separately as a class, (i) create or increase the authorized number of shares of any class or series of stock that ranks senior to the Series A Stock, (ii) amend, alter or repeal any of the provisions of the Certificate of Incorporation or By-laws of the Corporation, or of this resolution, so as to affect adversely the Series A Stock, or (iii) authorize any reclassification, combination, split or division of any series of stock without at the same time making the same adjustment to the Series A Stock. This Subsection will not prevent the issuance of any Series A Stock which has been authorized in Section 1.

          Section 4.  Redemption at the Option of the Holder.
                      --------------------------------------

               (a) Each holder of Series A Stock will have the right at any time after September 4, 1996 to require the Corporation to redeem any or all the shares of Series A Stock owned of record by the holder, at a redemption price per share equal to the Current Market Price of the Common Stock as of the Surrender Date, as such term is defined in Section 4(b), plus a cash payment equal to the amount of any dividends and distributions which the Corporation failed to declare and pay to the holders of Series A Stock in violation of
Section 2(a) ("unpaid dividends") with regard to the share (the "Redemption Price"). Notwithstanding the foregoing, in lieu of such redemption, the Corporation may, at its option, exchange such Series A Stock surrendered for redemption by delivering to the redeeming holder a number of shares of Common Stock equal to the number of shares of Series A Stock being surrendered; provided that (i) any such shares of Common Stock are, upon delivery, duly and validly issued, fully paid and non-assessable, free of all liens and charges and listed on each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of delivery and (ii) such exchange has been approved by a majority of the shareholders present or represented by proxy at a meeting called to, among other things, approve such exchange.

               (b) In order to exercise a right to require the Corporation to redeem or exchange a holder's Series A Stock, the holder must deliver a request for redemption or exchange, accompanied by the certificates representing the shares to be redeemed or exchanged, to the Corporation (the date on which the holder delivers such request accompanied by such certificates being referred to herein as the "Surrender Date"). If a request for redemption or exchange is given with regard to shares of Series A Stock, then promptly, and in any event within 30 days, after the Surrender Date, the Corporation will pay the holder cash equal to the

Redemption Price of the shares or deliver shares of Common Stock for exchange in accordance with Section 4(a). Notwithstanding the foregoing, if a majority of the shareholders of the Corporation present or represented by proxy at a meeting called to, among other things, approve the exchange of the Series A Stock for shares of Common Stock (i) have approved such exchange prior to the Redemption or Exchange Date, then the Corporation shall deliver shares of Common Stock in exchange for the Series A Stock being surrendered for redemption or exchange and shall not redeem such Common Stock or (ii) have not approved such exchange prior to the Redemption or Exchange Date, then the Corporation shall pay the Redemption Price in cash to the extent that the amount of the Redemption Price does not exceed the aggregate purchase price paid to the Corporation by the original purchaser of the Series A Stock for all the shares of Series A Stock, and to the extent that the Redemption Price exceeds such original purchase price, the Corporation may pay all or any part of such excess by delivering a promissory note to the holder. Such promissory note shall have a principal amount equal to the amount of the Redemption Price not paid in cash, bear interest at the prime commercial lending rate published from time to time in the national edition of the Wall Street Journal plus 2% per annum, and mature on the six months anniversary of the Redemption or Exchange Date. The date of payment of the Redemption Price or delivery of shares is herein referred to as the "Redemption or Exchange Date".

               (c) If a request for redemption or exchange of shares of Series A Stock accompanied by the certificates representing the shares to be redeemed or exchanged is delivered to the Corporation, at the close of business on the Redemption or Exchange Date, unless the Corporation subsequently defaults in effecting the redemption or exchange of such shares, the holders of those shares will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of the shares and will have no voting or other rights with respect to the shares (except the right to receive cash or Common Stock pursuant to the redemption or exchange, and except the right to receive dividends or distributions payable thereafter to the holder of the Series A Stock as of a Record Date preceding such date pursuant to subparagraph 4(d) hereof) and from and after the close of business on the Redemption or Exchange Date the shares to be redeemed or exchanged will no longer be deemed outstanding.

                (d) If a Record Date occurs prior to a Redemption or Exchange Date but the corresponding Dividend Payment Date occurs after the Redemption or Exchange Date, the dividend payable on such Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the shares of Series A Stock on the Record Date notwithstanding the redemption or exchange of the shares of Series A Stock on the Redemption or Exchange Date.

          Section 5. Redemption or Exchange at the Option of the Corporation.
                     -------------------------------------------------------

                (a) The Corporation will have the right at any time after September 4, 1996 to require each holder of Series A Stock to surrender all of the shares of Series A Stock owned of record by the holder in exchange for a number of shares of Common Stock equal to the number of shares of Series A Stock being called for exchange, provided that (i) any such shares of Common Stock are, upon delivery, duly and validly issued, fully paid and non-assessable, free of all liens and charges and listed on each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of delivery and (ii) such exchange has been approved by a majority of the shareholders present or represented by proxy at a meeting called to, among other things, approve such exchange. In addition, if (i) the Realty

Stockholder Matters, as such term is defined in the Formation Agreement, dated as of August 17, 1996, as the same may be amended from time to time, among the Corporation, Santa Anita Realty Enterprises, Inc. and Colony Investors II, L.P. (the "Formation Agreement") are not approved by the Requisite Vote at the meeting of the Corporation's stockholders referred to in Section 5.2(a) of the Formation Agreement or (ii) Investor's interest in the Public Companies and the JVs is reduced to below 10% of the combined equity interests of the Public Companies and the JVs on a fully diluted basis, then in either case, the Corporation will have the right at any time after September 4, 1999 to require each holder of Series A Stock to surrender all of the shares of Series A Stock owned of record by the holder for redemption, at a redemption price per share equal to the Current Market Price of the Common Stock as of the date the Corporation calls such shares for redemption pursuant to Section 5(b) plus a cash payment of any unpaid dividends with regard to the shares. Capitalized terms in the immediately preceding sentence and not defined shall have the meanings given them in the Formation Agreement.

          (b) In order to exercise a right to require the holders of Series A Stock to surrender such Series A Stock for redemption or exchange, the Corporation must deliver a written notice of redemption or exchange to each holder of Series A Stock not less than five Business Days prior to the date specified for redemption or exchange (the "Corporation Redemption or Exchange Date"). Such notice will set forth the Corporation Redemption or Exchange Date, whether the Series A Stock will be redeemed for cash or exchanged for shares of Common Stock and the place or places where the Series A Stock should be surrendered for redemption or exchange. Notice of redemption or exchange having been given in accordance with the previous sentence, on or before the Corporation Redemption or Exchange Date, the holders of Series A Stock shall surrender the certificates representing the shares to be redeemed or exchanged to the Corporation. Promptly after the certificates representing Series A Stock are surrendered to the Corporation, the Corporation will deliver to the holder the consideration for such shares.

          (c) At the close of business on the Corporation Redemption or Exchange Date, unless the Corporation subsequently defaults in effecting the redemption or exchange of such shares, the holders of the shares called for redemption or exchange will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of the shares and will have no voting or other rights with respect to the shares (except the right to receive cash or shares of Common Stock pursuant to the redemption or exchange, and except the right to receive dividends or distributions payable thereafter to the holder of the Series A Stock as of a Record Date preceding such date pursuant to subparagraph 5(d) hereof) and, from and after the close of business on the Corporation Redemption or Exchange Date the shares to be redeemed or exchanged will no longer be deemed outstanding.

          (d) If a Record Date occurs prior to a Corporation Redemption or Exchange Date but the corresponding Dividend Payment Date occurs after the Corporation Redemption or Exchange Date, the dividend payable on such Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the shares of Series A Stock on the Record Date notwithstanding the redemption for exchange of the shares of Series A Stock on the Corporation Redemption or Exchange Date.

      Section 6.  Liquidation
                  -----------

             Upon the liquidation dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A Stock will be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Shares (as defined below), an amount equal to (i) $.01 per share (the "Liquidation Preference") plus (ii) all dividends which have been declared but have not been paid ("declared and unpaid dividends"), and all unpaid dividends, with regard to the Series A Stock to the date of final distribution. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds of those assets, available for distribution to the holders of Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock are not sufficient to pay in full the preferential amount required to be distributed to the holders of the Series A Stock and of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock, then the assets, or the proceeds of those assets, which are available for distribution to the holders of Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock will be distributed to the holders of the Series A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Stock ratably in accordance with the respective amounts of the liquidation preferences of the shares held by each of them. After payment of the full amount of the Liquidation Preference (including unpaid dividends) and declared and unpaid dividends to which holders of Series A Stock are entitled, the holders of Series A Stock will participate in any further distribution of assets of the Corporation to the same extent as the holders of Junior Shares ratably in accordance with the respective number of shares of capital stock held by each of them. For the purposes of this Section, neither a consolidation or merger of the Corporation with another corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities, will be considered a liquidation, dissolution or winding-up of the Corporation.

           As used with regard to the Series A Stock, the term "Junior Shares" means all shares of Common Stock and all shares of any other class or series of stock of the Corporation to which the shares of Series A Stock are prior in rank. If the Series A Stock ranks prior to another class or series of stock as to some matters, but not as to other matters, shares of the other class or series are "Junior Shares" with regard to the matters as to which the Series A Stock ranks prior to the other class or series, but not as to other matters.

          Section 7.  Pairing.  The Series A Stock shall not be transferable,
                      -------
redeemable or exchangeable and shall not be transferred, redeemed or exchanged on the books of the Corporation, except in combination with an equal number of shares of Series A Redeemable Preferred Stock of Santa Anita Realty Enterprises, Inc. Sections 1, 2, 5, 6 and 7 of the Pairing Agreement, dated as of December 31, 1979 between this Corporation and Santa Anita Realty Enterprises, Inc.
shall apply to the Series A Stock.

          Section 8.  Miscellaneous.
                      -------------

               (a) No fractional shares of Common Stock will be issued upon exchange of Series A Stock. Any fractional interest in a share of Common Stock resulting from exchange of shares of Series A Stock will be paid in cash (computed to the nearest cent) based on the last reported sale price of the Common Stock on the Trading Day (as defined in Subparagraph 8(b) immediately preceding the day of exchange. If more than one share of Series A Stock is surrendered for exchange at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon any exchange thereof will be computed on the basis of all shares of Series A Stock surrendered at that time by that holder.

               (b) For the purpose of any computation relating to Series A Stock, the "Current Market Price" of the Common Stock on any date will be the average of the last reported sale prices per share of the Common Stock on each of the 30 consecutive Trading Days (as defined below) preceding the date of the computation. Notwithstanding the foregoing, if any person commences a tender offer for shares of outstanding Common Stock in exchange for cash consideration (i) if such tender offer is the subject of an Alternative Transaction Notice, the Current Market Price will be the price per share being offered in such tender offer, and
(ii) if such tender offer is not the subject of an Alternative Transaction Notice or if the consideration offered in such tender offer is not cash, the Current Market Price will be the last reported sale price per share of the Common Stock on the Surrender Date. The term "Alternative Transaction Notice" shall have the same meaning as set forth in the Formation Agreement. The last reported sale price of the Common Stock on each day will be (A) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is not traded or quoted as described in any of clause (A), (B) or (C), the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board. The term "Trading Day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the

Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

               (c) The Corporation will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exchange of Series A Stock; provided, however, that the
                                            --------  -------
Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Series A Stock to be exchanged and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

               (d) Upon any redemption or exchange of shares of Series A Stock, the shares of Series A Stock which are redeemed or exchanged will have the status of authorized and unissued shares of preferred stock, and the number of shares of preferred stock which the Corporation will have authority to issue will not be decreased by the redemption or exchange of shares of Series A Stock, but the number of shares of Series A Stock which the Corporation will have authority to issue will be reduced so that the shares of Series A Stock which were redeemed or exchanged may not be re-issued as shares of Series A Stock.

               (e) Except as otherwise expressly provided in this resolution, whenever a notice or other communication is required or permitted to be given to holders of shares of

Series A Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Certificate of Incorporation and By-laws, these resolutions and applicable law, as in effect from time to time.

              (f) Except as may otherwise be required by law, shares of Series A Stock will not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation .

              (g) The headings of the various subdivisions of this resolution are for convenience only and will not affect the meaning or interpretation of any of the provisions of this resolution.

           IN WITNESS WHEREOF, Santa Anita Operating Company has caused this certificate to be signed by William C. Baker, its Chief Executive Officer and President, this 5th day of September, 1996.





                               SANTA ANITA OPERATING COMPANY



                               By: /s/William C. Baker
                                   ---------------------------
                                    William C. Baker
                                    Chief Executive Officer and President